     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                            GREENFIELD ONLINE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    8732                                  91-061440369
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                     (IRS EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------

                            15 RIVER ROAD, SUITE 310
                                WILTON, CT 06897
                                 (203) 834-8585
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                                  RUDY NADILO
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            GREENFIELD ONLINE, INC.
                            15 RIVER ROAD, SUITE 310
                                WILTON, CT 06897
                                 (203) 834-8585
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                        Copies of all communications to:

           G. SCOTT GREENBURG                        JONATHAN A. FLATOW                         MARC M. ROSSELL
           JAMIE D. PEDERSEN                 VICE PRESIDENT AND GENERAL COUNSEL               SHEARMAN & STERLING
             MAJA D. CHAFFE                       GREENFIELD ONLINE, INC.                     599 LEXINGTON AVENUE
       PRESTON GATES & ELLIS LLP                 15 RIVER ROAD, SUITE 310                      NEW YORK, NY 10022
     701 FIFTH AVENUE, SUITE 5000                     WILTON, CT 06897                          (212) 848-4000
           SEATTLE, WA 98104                          (203) 834-8585
            (206) 623-7580

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement as the underwriters shall determine.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED             PROPOSED
             TITLE OF SECURITIES                AMOUNT TO BE    MAXIMUM OFFERING    MAXIMUM AGGREGATE         AMOUNT OF
              TO BE REGISTERED                   REGISTERED     PRICE PER UNIT(1)   OFFERING PRICE(1)      REGISTRATION FEE
Common stock, $0.001
par value per share..........................                   $                      $86,250,000             $22,770

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 16, 2000

                                              Shares


                                    [LOGO]

                                  Common Stock

                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be
between $     and $     per share. We have applied to list our common stock on
The Nasdaq Stock Market's National Market under the symbol "GFOL."

     The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON
PAGE 6.

                                                                               UNDERWRITING
                                                              PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                                               PUBLIC           COMMISSIONS     GREENFIELD ONLINE
                                                          -----------------  -----------------  -----------------
Per share...............................................          $                  $                  $
Total...................................................  $                  $                  $

     Delivery of the shares of common stock will be made on or about
  , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                                 BEAR, STEARNS & CO. INC.

                                                    DONALDSON, LUFKIN & JENRETTE

             The date of this prospectus is                 , 2000.

                               ------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 -----
PROSPECTUS SUMMARY............................       1
RISK FACTORS..................................       6
CAUTIONARY NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..........................      17
USE OF PROCEEDS...............................      18
DIVIDEND POLICY...............................      18
CAPITALIZATION................................      19
DILUTION......................................      21
SELECTED FINANCIAL DATA.......................      22
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...................      24
BUSINESS......................................      34
MANAGEMENT....................................      48

                                                 PAGE
                                                 -----

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS................................      57
PRINCIPAL SHAREHOLDERS........................      59
DESCRIPTION OF CAPITAL STOCK..................      61
CERTAIN U.S. FEDERAL TAX CONSEQUENCES
  FOR NON-U.S. INVESTORS......................      63
SHARES ELIGIBLE FOR FUTURE SALE...............      66
UNDERWRITING..................................      68
NOTICE TO CANADIAN RESIDENTS..................      70
LEGAL MATTERS.................................      71
EXPERTS.......................................      71
WHERE YOU CAN FIND MORE
  INFORMATION.................................      71
INDEX TO FINANCIAL STATEMENTS.................     F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL         , 2000, 25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including our financial statements and the risks of investing in our common stock discussed under "Risk Factors" before making an investment decision.

                            GREENFIELD ONLINE, INC.

OUR BUSINESS

     We are a pioneer and leading provider of marketing research using the Internet. Businesses use marketing research to decide which products and services to offer, as well as how to advertise, promote and distribute them. Marketing researchers gather feedback from consumers using survey methods and compile and interpret the data to deliver marketing information to clients. We believe we produce faster, better and richer research than available using offline survey methods through a combination of our 100% Internet-enabled proprietary technology, high-quality online respondent panels and experienced marketing research professionals. We believe the Internet is becoming the dominant means for performing marketing research and that we are well positioned to lead the transition to the Internet.

OUR OPPORTUNITY

     According to the European Society of Opinion and Marketing Research, an independent trade association, approximately $13.4 billion was spent on marketing research worldwide in 1998, the majority of which was offline research. Although offline marketing research companies have attempted to automate some research processes, offline methods remain, for the most part, inefficient and expensive.

     We believe the Internet is fundamentally changing the marketing research industry and that online marketing research will account for an increasing percentage of overall marketing research spending. By using Internet-focused technologies, marketing researchers can more rapidly access, collect and process larger amounts of data than possible using offline methods. As more people use the Internet, marketing researchers are increasingly able to survey a very broad, diverse population. International Data Corporation, an information technology data and analysis company, estimates that the number of worldwide Internet users is expected to grow from 196 million in 1999 to 502 million by the end of 2003. By effectively surveying this large pool of Internet users, we believe that online marketing research can provide faster, better and richer research for our clients.

OUR ADVANTAGE

     Internet-focused technology. We are a 100% Internet-enabled company. We developed our proprietary Web Research Engine to harness the power of the Internet to provide marketing research to our clients. Our Web Research Engine consists of integrated technologies that seamlessly interface with our clients, our experienced researchers and our online panels. Our Web Research Engine allows large numbers of surveys to be created, gathered and processed efficiently. The key components of our Web Research Engine are:

     o Survey Wizard: Our Survey Wizard software allows us to create and execute complex, Web-enabled surveys that can incorporate sophisticated multimedia. This technology automates the coding of questions and generates Web-ready surveys from common desktop software.

     o NetTap: Our NetTap technology is comprised of a proprietary set of database tools that interface with our Survey Wizard software allowing us to select targeted respondents from our online panels, launch surveys and capture data.

     o QuickTake: Our proprietary QuickTake software allows users to design, create and launch short surveys over the Internet. Through QuickTake.com, our clients can conduct their own surveys among online audiences from the Web or from their own lists or databases. Clients can view and tabulate results in real time.

     High-quality online panels. Since 1995, we have used our proprietary NetReach Internet recruiting techniques to recruit and register over 500,000 respondents, residing in households containing approximately 1.6 million individuals and about whom we have collected as many as 70 fields of demographic and lifestyle information. Using our Web Research Engine, we can use this information to target very specific segments of our online panels to meet our clients' marketing research needs.

     Experienced researchers. Our products and services are designed, sold and delivered by experienced marketing research professionals. We believe our researchers deliver quality data to our clients by effectively using their knowledge of marketing research principles, our Web-based technology and our online panels.

OUR PRODUCTS AND SERVICES

     Using our Internet-based technology and high-quality online panels, we offer marketing research designed to meet our clients' diverse needs. Our products and services range from highly customized research projects that require a significant investment of resources to quickly accessible off-the-shelf and self-directed research. We offer:

     o Custom research--full-service quantitative and qualitative research tailored to our clients' specific research needs;

     o Syndicated research--research and data compiled and packaged for off-the-shelf or subscription sales to multiple clients; and

     o Self-directed research--easy-to-use short online surveys that our clients can create on their own using our proprietary software.

     Since 1995, we have completed marketing research projects for over 350 clients. Our diverse client base includes traditional marketing-intensive companies in industries such as consumer packaged goods, consumer services, healthcare/pharmaceuticals, advertising and research and consulting, as well as new Internet-related and technology companies.

OUR STRATEGY

     We have developed a strategy to be the largest and most recognized supplier of marketing research worldwide, as measured by market share, product quality, geographic coverage and strength of brand name. We intend to:

     o expand the online research market by converting present users of offline marketing research, increasing sales to current clients and attracting new clients with new products and services;

     o build and maintain our high-quality online research panels;

     o develop and enhance our scalable, proprietary Internet technology;

     o attract and retain experienced marketing research professionals; and

     o increase our brand awareness.

WHERE TO FIND US

     Our principal executive offices are located at 15 River Road, Suite 310, Wilton, CT 06897. Our telephone number at that address is (203) 834-8585. Our principal website address is www.greenfield.com. The information contained on our websites does not constitute part of this prospectus.

OTHER INFORMATION

     We were founded in 1994 as a business unit of Greenfield Consulting Group, Inc. We were incorporated in Connecticut in 1995 under the name Greenfield Online Research Center, Inc. We changed our name to Greenfield Online, Inc. in 1997 and moved our state of incorporation to Delaware in February 2000. References in this prospectus to "Greenfield Online," "we," "our company" and "us" refer to Greenfield Online, Inc.

     The names Greenfield(R) and Greenfield Online(TM) are owned by Greenfield Consulting Group, LLC, an affiliated company that holds a minority interest in us. Greenfield Consulting Group holds a United States trademark registration for the mark Greenfield and has filed for trademark registration of the mark Greenfield Online. We have a right to use the Greenfield Online trademark and the continuing right to use the name Greenfield in connection with our use of the name Greenfield in our domain name www.greenfield.com. This prospectus also includes other trademarks, trade names and service marks of Greenfield Online and of other parties. All other trademarks, trade names or service marks used in this prospectus are the property of their respective owners. We currently hold United States trademark registrations for the marks Research Revolution(R), NetReach(R) and FieldSource(R) and have filed in the United States for registration of the marks NetTap(TM), Survey Wizard(TM), QuickTake(TM), QuickTake.com(TM), FocusChat(TM), MindStorm(TM) and Digital Consumer(TM).

                                  THE OFFERING

Common stock offered....................................             shares

Common stock to be outstanding after
  this offering.........................................             shares, excluding 2,857,850 shares issuable
                                                          upon exercise of outstanding options at a weighted average exercise price of $1.02 per share and 2,045,200 shares
                                                          available for future issuance under our 1999 Stock
                                                          Option Plan, 150,000 shares available for future
                                                          issuance under our 2000 Directors Stock Option Plan and
                                                          200,000 shares available for future issuance under our
                                                          2000 Employee Stock Purchase Plan.

Use of proceeds.........................................  To repay outstanding corporate debt and for general corporate purposes and working capital.

Proposed Nasdaq National Market symbol..................  GFOL

     Unless otherwise indicated, all information contained in this prospectus gives effect to a 2-for-1 stock split, which took place in March 2000, and assumes:

     o no exercise of outstanding options or warrants, except for the assumed exercise of warrants to purchase 307,668 shares of our common stock that are currently exercisable;

     o the conversion of all authorized and outstanding class A common stock and class B common stock into a single class of common stock on a 1-for-1 basis to be effective upon the completion of this offering;

     o the filing of our restated certificate of incorporation; and

     o no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The following table summarizes our statement of operations data for each of the years ended December 31,1997 and 1998 and for the periods from January 1, 1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999, our unaudited pro forma statement of operations data for the full year ended December 31, 1999 and our balance sheet data as of December 31, 1997, 1998 and 1999.

     As a result of a management buyout effected on May 17, 1999, a change in control of our company occurred and a new reporting entity was organized. For purposes of presentation and disclosure, we refer to ourselves as the predecessor as of and for all periods up to the point of the management buyout and as the successor as of and for all periods thereafter. Because the financial statements of the successor are not directly comparable to those of the predecessor, a dark bar has been inserted in the accompanying table to clearly separate the financial position and the results of operation before and after the change of control.

     As a result of the management buyout, the statement of operations data below includes two periods for 1999. The summarized financial data below also include unaudited pro forma statement of operations data for the full year ended December 31, 1999. The unaudited pro forma statement of operations data for the year ended December 31, 1999 gives effect to the management buyout as if it had occurred on January 1, 1999. The historical results below are not necessarily indicative of future results. Amounts included below are in thousands, except per share data.

                                                    PREDECESSOR
                                         ----------------------------------
                                                                                             SUCCESSOR
                                             YEAR ENDED                        --------------------------------------
                                            DECEMBER 31,       JANUARY 1          MAY 17              PRO FORMA
                                         ------------------     THROUGH           THROUGH            YEAR ENDED
                                          1997       1998      MAY 16, 1999    DECEMBER 31, 1999    DECEMBER 31, 1999
                                         -------    -------    ------------    -----------------    -----------------
STATEMENT OF OPERATIONS DATA:
Revenues..............................   $ 1,203    $ 2,791      $  1,734          $   5,558            $   7,291
Cost of revenues......................       521      1,251           702              2,517                3,219
                                         -------    -------      --------          ---------            ---------
Gross profit..........................       682      1,540         1,032              3,041                4,072
Total operating expenses..............     1,582      3,870         5,613             16,753               28,295
                                         -------    -------      --------          ---------            ---------
Operating loss........................      (900)    (2,330)       (4,581)           (13,712)             (24,223)
Net loss..............................   $  (916)   $(2,445)     $ (4,631)         $ (13,789)           $ (24,819)
                                         -------    -------      --------          ---------            ---------
                                         -------    -------      --------          ---------            ---------
Basic and diluted net loss per share..   $ (0.02)   $ (0.05)     $  (0.10)         $   (0.56)           $   (1.01)
                                         -------    -------      --------          ---------            ---------
                                         -------    -------      --------          ---------            ---------
Weighted average shares
  outstanding--basic and diluted......    45,000     45,000        45,000             24,707               24,563
                                         -------    -------      --------          ---------            ---------
                                         -------    -------      --------          ---------            ---------

                                                                               PREDECESSOR
                                                                            ------------------
                                                                                YEAR ENDED         SUCCESSOR
                                                                               DECEMBER 31,       ------------
                                                                            ------------------    DECEMBER 31,
                                                                             1997       1998         1999
                                                                            -------    -------    ------------
BALANCE SHEET DATA:
Cash and cash equivalents................................................   $   148    $   114      $  1,709
Working capital (deficiency).............................................    (1,650)    (4,452)       (1,200)
Total assets.............................................................       809      1,692        23,353
Long-term liabilities....................................................        --         90        17,360
Total stockholders' equity (deficit).....................................   $(1,298)   $(3,743)     $    323

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks occurs, our business may be harmed. In that case, the trading price of our common stock could decline and you may lose all or part of your investment. You should also carefully consider the other information in this prospectus, including our financial statements and the related notes, before deciding to purchase shares of our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED SIGNIFICANT NET LOSSES SINCE OUR INCEPTION AND EXPECT TO CONTINUE TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE.

     We incurred net losses of $18.4 million in the year ended December 31, 1999. As of December 31, 1999, our stockholders' equity was $322,715. Given the level of our planned operating expenditures, including costs associated with the maintenance of our technology infrastructure, we expect to continue to incur significant losses for the foreseeable future.

     If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not be able to achieve profitability. Even if we achieve profitability in the future, we may be unable to sustain or increase profitability on a quarterly or annual basis.

IF WE ARE UNABLE TO MAINTAIN THE SIZE OR DEMOGRAPHIC COMPOSITION OF OUR INTERNET PANELS, OUR BUSINESS MAY SUFFER.

     The commercial viability of our marketing research data, and our overall business, depends on our ability to attract active online panelists and to ensure that panel composition is maintained to accommodate a broad variety of marketing research requests. There is currently no historical benchmark by which to predict the optimal size of our online research panels so as to ensure high response rates and maximum revenue generation per panelist. If we are unable to accurately determine that optimal size and build appropriately sized panels, our current panelists may become overused. As a result, our panelists may become unresponsive to our requests to participate in research projects. If we fail to regenerate our online panels with new and active panelists on a regular basis, our business may suffer.

     Our online panelists are not obligated to participate in our surveys, and there can be no assurance that they will do so. Our ability to retain or increase the number of online panelists or increase revenues may be harmed if:

     o our panelists respond less frequently to our surveys or stop responding altogether due to excessive requests for participation from us and other researchers; or

     o our panelists become dissatisfied with the forms of participation incentives we provide.

     If the number of panelists in any of our online panels decreases significantly or the demographic composition of any of our online panels narrows, our ability to provide our clients with accurate and statistically valid information could suffer. This risk is likely to increase as our business expands and as more demographically diverse surveys are requested by our clients.

     Additionally, in the past, the responsiveness of our online panels has been variable and a function of the length of the surveys to be completed and the incentives offered to participants. The incentives we offer panelists to join our online panels and participate in surveys generally consist of cash incentives or the opportunity to enter into a drawing for prizes. If we are required to increase incentives or undertake more costly campaigns to recruit additional panelists or retain our current panelists, our operating expenses may increase and our business could be harmed.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

     In the past, our operating results fluctuated significantly from quarter to quarter and are expected to continue to do so in the future. Factors outside of our control that have caused our operating results to fluctuate in the past and that may affect us in the future, include:

     o fluctuations in general economic conditions;

     o fluctuations in the marketing research budgets of our clients;

     o development of products and services by our competitors;

     o technical difficulties or system downtime affecting the Internet generally;

     o demand for marketing research products and services generally; and

     o seasonal fluctuations resulting from decreases in requests for marketing research services during the summer and year-end vacation and holiday periods.

     Factors within our control that have caused our operating results to fluctuate in the past and that may affect us in the future, include:

     o our ability to increase the size and diversity of our online panels for use in developing new products and services;

     o our ability to develop products and services;

     o technical difficulties or downtime of individual components of our computer systems; and

     o our ability to deliver projects to our clients in a timely fashion.

     The factors listed above may affect both our quarter-to-quarter operating results as well as our long-term success. Given the fluctuations in our operating results, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance or to determine any trend in our performance.

IF THE MARKETPLACE DOES NOT ACCEPT INTERNET-BASED MARKETING RESEARCH, OUR GROWTH WILL BE ADVERSELY AFFECTED.

     The success of our business depends on our ability to develop and market Internet-based products and services that achieve broad market acceptance by our potential clients and on continued acceptance of our products and services by our current clients. These clients must accept the Internet as a medium for conducting marketing research and have confidence in the results derived from Internet-based marketing research.

     Because online marketing research is based on the electronic exchange of information and opinions, it can only be conducted among people who own or have access to computers and the Internet. As a result, Internet-based marketing research methodologies presently cannot draw a statistically relevant sample of the general population. When we first began conducting our marketing research in 1995, many potential clients were hesitant to use our services because of concerns that any marketing research results obtained over the Internet were inherently biased toward the views, experiences and attitudes of an unrepresentative group of persons. If our potential clients do not accept our Internet-based methodologies as reliable and unbiased, or our current clients do not continue to have confidence in the reliability of these methodologies, our revenues may not meet expectations or may decline and our business could be harmed.

IF WE EXPERIENCE PROBLEMS TRANSFERRING TO OUR NEW ACCOUNTING SYSTEM, OUR EXISTING ACCOUNTING SYSTEM MAY NOT BE ABLE TO MEET OUR PROJECTED GROWTH REQUIREMENTS.

     We are currently in the process of implementing a new accounting system that includes an integrated suite of general ledger, accounts receivable, accounts payable, fixed assets and project management software and related hardware. We expect to transition our present bookkeeping functions to the new system in the second half of fiscal 2000. If we are unable to implement this new accounting system or if we experience material delays in doing so, our accounting management and personnel could be distracted and our expenses could increase to cover the added cost of personnel to manage the existing system.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER INTERNET AND NON-INTERNET-BASED MARKETING RESEARCH FIRMS.

     The markets for our products and services are highly competitive. We compete with marketing research firms offering Internet-based services, such as Harris Interactive Inc., InsightExpress L.L.C. and The NPD Group Online Division, as well as offline services, such as Market Facts, Inc., NFO Worldwide, Inc. and The NPD Group, Inc. We expect to face competition in the future from other marketing research firms that develop Internet-based products and services or other companies with access to large databases of individuals with whom they can communicate on the Internet. These companies may, either alone or in alliances with other firms, penetrate the Internet-based marketing research market.

     Many of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial and marketing resources than we do. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners and customers. In addition, our competitors and potential competitors may develop technologies that are superior to ours or that achieve greater market acceptance than our own. If we do not successfully compete with these companies, we could experience a loss of market share or reduced levels of revenue and profitability for our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN THE CURRENT MEMBERS OF OUR SENIOR MANAGEMENT TEAM AND OTHER KEY PERSONNEL.

     Our success depends on the continued services of our core senior management team, especially Rudy Nadilo, our Chairman, President and Chief Executive Officer. If one or more of these persons were unable or unwilling to continue in their present position, our business would be disrupted. In March 2000, we amended and restated our four-year employment agreement with Mr. Nadilo to make his employment terminable only for cause. We also have entered into employment agreements with each of our other senior managers. In each of these other agreements, the employee is employed at will and may be terminated or may leave at any time. Except for a key-person life insurance policy for Mr. Nadilo in the amount of $4 million, we do not maintain key-person life insurance for any of our other management personnel or employees.

WE MUST ATTRACT AND RETAIN MARKETING RESEARCH PROFESSIONALS AND OTHER HIGHLY SKILLED PERSONNEL OR WE WILL BE UNABLE TO EXECUTE OUR BUSINESS STRATEGY SUCCESSFULLY.

     Our business model is based, and our success depends, upon our ability to attract, retain and motivate highly skilled marketing research professionals and technical, managerial, marketing, sales and client support personnel. Because competition to attract trained technical and marketing research personnel is intense in our industry, we may experience difficulty attracting, integrating or retaining the number of qualified personnel our business plan requires for successful implementation. For example, we recently reorganized our technology staffing structure and moved our former Chief Technology Officer to a full-time research and development position. We have employed an interim Chief Technology Officer, and we intend to fill this position permanently in the near future. However, because of the scarcity of candidates with sufficient technical skills, we may have trouble recruiting a candidate for this position. If we are delayed in recruiting a Chief Technology Officer, or other key employees, we may be forced to incur significant additional recruitment, compensation and relocation expenses. If we are unable to hire and retain skilled employees in the future, our business may suffer.

IF WE ARE UNABLE TO MANAGE AND SUPPORT OUR GROWTH EFFECTIVELY, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS STRATEGY SUCCESSFULLY.

     We are rapidly expanding and integrating new personnel to support our growth, which makes it difficult to maintain our standards, controls and procedures. Members of our senior management team will be required to devote considerable amounts of their time to this expansion, which may reduce the time they will have to provide management and other necessary services to us and to research and negotiate investments in, and alliances with, companies complementary to ours. To continue to develop our business, we must hire a substantial number of new employees. Our employee base has grown from 2 in 1994 to 115 as of March 13, 2000. We may need to hire a significant number of additional employees in the future. The recruiting, hiring, training and integration of a large number of employees will place a significant strain on our management and operational resources. To manage our growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. If we are unable to do so, our business may suffer.

IF WE DO NOT KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND THE INTENSE COMPETITION OF THE MARKETING RESEARCH INDUSTRY, WE MAY BE UNABLE TO IMPLEMENT OUR BUSINESS PLAN SUCCESSFULLY.

     The marketing research industry, particularly the online marketing research industry, is characterized by intense competition, new product and service developments and evolving technologies and research methodologies. The number of Internet users is rapidly growing, and this growth intensifies these market characteristics. To succeed, we will need to effectively develop and integrate the various technologies and methodologies required to enhance and improve our marketing research products and services. Any enhancements of new products or services must meet the needs of our current and potential clients and achieve significant market acceptance. Our success also depends on our ability to adapt to rapidly changing Internet technologies, especially Internet infrastructure technologies, by continually improving the performance features and reliability of our products and services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.

OUR NETWORK INFRASTRUCTURE MAY BE COMPROMISED OR DAMAGED, WHICH COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

     We depend on UUNET Technologies, Inc., an off-site facility located in Fairfax, Virginia, to cohost our primary Web-survey and panel-management systems. We also have a secondary hosting facility at our headquarters in Wilton, Connecticut. While we are in the process of mirroring the hosting functions that UUNET performs for us at our headquarters, we cannot assure you that our systems will seamlessly or adequately replicate UUNET's services in case of technical difficulties, if at all. The successful delivery of our services is substantially dependent on our ability and the ability of UUNET to protect our server and network infrastructure against damage from:

     o fire;

     o earthquake;

     o hurricane;

     o power loss;

     o telecommunications failure;

     o online or physical sabotage; and

     o intentional acts of vandalism.

     Despite precautions taken by UUNET and us, the occurrence of natural disasters or other unanticipated problems at our respective facilities could result in interruptions in the delivery of our products and services or cause significant damage to our server and network structure. If any of these events occur, our business, as well as our reputation and brand name, may be harmed.

ANY FAILURE IN THE PERFORMANCE OF OUR INTERNET-BASED TECHNOLOGY INFRASTRUCTURE OR THE INTERNET AS A WHOLE COULD HARM OUR BUSINESS AND OUR REPUTATION.

     In the past, we have experienced technical difficulties with, and downtime of individual components of, our computer systems primarily as a result of testing and implementing new and undeveloped software. Technical difficulties and downtime may continue to occur from time to time in the future. Historically, technical difficulties and downtime have had a minimal impact on our operations and have usually been rectified within 48 hours. The impact of technical difficulties on our systems or operations may, however, be more severe in the future. In addition, we are wholly dependent on the Internet for the performance of marketing research and the delivery of our services. Any extended disruption in Internet service could disrupt our business severely. We currently have an internal formal disaster recovery plan in effect, including business interruption insurance. Our business interruption insurance, however, may not adequately compensate us for any losses that may occur due to any failures in our systems or the systems of third parties and any resulting interruptions in our communications with our Internet panels or in our data collection efforts. In addition, our servers and software must be able to accommodate a high volume of traffic. Any increase in demands on our servers beyond that which we currently anticipate will require us to expand and adapt our network infrastructure. If we are unable to add additional software and hardware to accommodate increased demand, unanticipated system disruptions and slower data collection may result. If any of these events occur and our infrastructure fails, our business and our reputation may be harmed.

LOSS OF TECHNICAL SUPPORT FROM THIRD PARTIES COULD DISRUPT OUR BUSINESS.

     We rely on third-party technology support for our infrastructure systems. While our internal technicians design the majority of our technological infrastructure, we often engage third-party vendors to build the architecture we design. Technical support from third parties in the future may not continue to be available to us on commercially reasonable terms, if at all. If this support were to become unavailable, our business would be disrupted. The inability to engage third parties to support the building and maintenance of the technology important to our business would require us to obtain substitute technology that might be of lower quality or performance standards, or might be of comparable quality yet obtainable only at a greater cost. Our inability to outsource select technical projects on a commercially reasonable basis could delay us from providing our products and services to our clients, which may have a material adverse impact on our business.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR BUSINESS.

     Our ability to compete and implement our business strategy successfully depends on our use of our proprietary technologies, trademarks and other intellectual property, which are protected through a combination of patent, copyright, trade secret and trademark laws. The names Greenfield and Greenfield Online are owned by, and U.S. trademark registration for the name Greenfield is held by, Greenfield Consulting Group, LLC, an affiliated company. Greenfield Consulting Group also has a pending trademark application for the name Greenfield Online. We have a fully paid right to use the Greenfield Online trademark and the continuing right to use the name Greenfield in connection with our use of the name in our domain name www.greenfield.com. We currently have trademark registrations for the trademarks Research Revolution, NetReach and FieldSource.

     We currently have patent applications pending covering our FocusChat and MindStorm online marketing research processes and pending trademark applications for numerous other products and services connected with our business. We also expect to apply for additional trademarks or patents in the future. Our trademark or patent applications may not be approved or, if approved, our trademarks or patents could be successfully challenged by others or invalidated. Our trademark applications may not be approved because third parties own these trademarks. Use of these trademarks may also be restricted unless we enter into arrangements with the third-party owners. If we do not gain approval for any of these pending patent or trademark applications, our brand recognition and business may suffer.

     Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, through confidentiality agreements or otherwise, parties may attempt to disclose, obtain or use our technologies. The steps we have taken may not prevent misappropriation of our technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the U.S.

     There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade secrets and similar proprietary rights. In addition, there can be no assurance that other parties will not assert claims of infringement of intellectual property against us. For example, in August 1999, we were sued by Harris Interactive Inc. seeking, among other things, to cancel our registration of the trademark, Research Revolution. If this claim is successful, or if we are otherwise prevented from using any of our trademarks, our brand recognition and business may suffer. As a result, we would have to make substantial expenditures to promote and rebuild our brand identity and loyalty with our clients and members of our Internet panels. Although we believe that our products and services do not infringe upon the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, we may receive claims alleging infringement of third-party intellectual property rights. Any of these claims could require us to spend significant sums on litigation, pay damages, delay product installments, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of any such infringement. Any claim of infringement of a third party's intellectual property right could have a material adverse effect on our business, results of operations or financial condition.

WE MAY BE AT A COMPETITIVE DISADVANTAGE IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS OR IF WE INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS. ANY RELATED LITIGATION COULD BE TIME-CONSUMING AND COSTLY.

     Proprietary rights, particularly trade secrets, copyrights and patents, will be critical to our success and competitive position because we operate our business through websites and rely heavily on hardware, software and Internet technologies. The actions we take to protect our proprietary rights may be inadequate. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries and, due to the global nature of the Internet, we may be unable to control the dissemination of our content and products and the use of our services. In addition, third parties may claim that we have violated their intellectual property rights. For example, companies have recently brought claims against other companies regarding alleged infringement of patent rights relating to methods of doing business over the Internet. In the future, we may also license content from third parties, and we could receive infringement actions based on this licensed content. To the extent that we violate a patent or other intellectual property right of a third party, we may be prevented from operating our business as planned and we may be required to pay damages, to obtain a license, if available, for the use of the patent or to use a non-infringing method to accomplish our objectives.

     Our ability to execute our business strategy will suffer if a successful claim of infringement is brought against us and we are unable to introduce new trademarks, develop non-infringing technology or license the infringed or similar technology on a timely basis. Moreover, our general liability insurance may not cover, or may not be adequate to cover, all costs incurred in the defense of potential patent and trademark infringement claims or to indemnify us for all liability that may be imposed.

WE DERIVED APPROXIMATELY 11% OF OUR TOTAL REVENUES FROM TWO CLIENTS IN FISCAL 1999. IF WE WERE TO LOSE, OR IF THERE WERE A MATERIAL REDUCTION IN BUSINESS FROM, EITHER ONE OF THESE CLIENTS, OUR BUSINESS MAY SUFFER.

     In fiscal 1999, we derived approximately 7% of our total revenues from Forrester Research, Inc. and approximately 4% of our total revenues from Microsoft Corporation. We have a contract dated May 13, 1999, with Forrester Research for a term of 18 months, which automatically renews unless terminated by either party within 90 days prior to termination. We sell our marketing research products to Microsoft under a standard purchase order. Either client may terminate or reduce its use of our products or services at any time. The reduction or loss in business from either one of these clients may have a material adverse effect on our business, results of operations or financial condition.

WE MIGHT HAVE DIFFICULTY OBTAINING ADDITIONAL CAPITAL, WHICH COULD PREVENT US FROM ACHIEVING OUR BUSINESS OBJECTIVES.

     We may need to raise additional capital in the future to fund the expansion of our Internet panels and the marketing of our products and services, or to acquire or invest in complementary businesses, technologies or services. Additional financing may be unavailable on terms favorable to us, if at all. If we raise additional funds by issuing additional shares of our common stock, you will experience significant dilution to your ownership interest in us. If we raise funds by issuing shares of a different class of stock other than our common stock, the holders of the different classes of stock may have rights senior to the rights of the holders of our common stock.

     We currently anticipate that our available cash and cash equivalents and our line of credit, combined with the net proceeds from this offering, will be sufficient to fulfill our growth plan over the next 12 months.

If additional financing is not available on acceptable terms, we may be unable to fund the development and expansion of our business, attract qualified personnel, promote our brand name successfully, take advantage of business opportunities or respond to competitive pressures. Any of these may have a material adverse effect on our business, results of operations and financial condition.

POTENTIAL ACQUISITIONS OR INVESTMENTS IN OTHER COMPANIES MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS OR MAY BE UNAVAILABLE.

     As part of our strategy to expand our Internet panels, technology infrastructure and products and services, if appropriate opportunities arise, we may acquire or make investments in complementary businesses, products, services or technologies. The risks we may face when acquiring or investing in complementary businesses include:

     o difficulties with the integration and assimilation of the acquired business;

     o diversion of our management team's attention from other business concerns;

     o availability of favorable acquisition or investment financing; and

     o loss of key employees of any acquired business.

     Acquisitions or investments may require us to expend significant amounts of cash, which would result in our inability to use those funds for other business purposes. Additionally, if we fund acquisitions through further issuances of our common stock, our shareholders' holdings in us may be diluted, which may adversely affect the market price of our stock. Amortization of goodwill and other intangible assets related to potential acquisitions may reduce our overall earnings, which in turn could negatively affect the price of our common stock. These difficulties may adversely affect our business plan and may have a material adverse impact on our business.

RISKS RELATED TO OUR INDUSTRY

WE DEPEND ON THE WIDESPREAD ACCEPTANCE AND GROWTH OF THE INTERNET. IF THE INTERNET DOES NOT GROW AS PROJECTED, WE WILL BE UNABLE TO ATTRACT CLIENTS FOR OUR INTERNET-BASED MARKETING RESEARCH.

     We rely on the Internet for the critical aspects of our business, including the recruitment of our online panelists. If Internet usage declines or grows at a significantly slower rate than currently projected, we may be unable to attract additional online panelists or clients for our Internet-based marketing research products and services. This may have a material adverse impact on our business.

FUTURE GOVERNMENT REGULATION COULD LIMIT OUR INTERNET ACTIVITIES OR RESULT IN ADDITIONAL COSTS OF DOING BUSINESS AND CONDUCTING MARKETING RESEARCH ON THE INTERNET.

     There are currently few laws or regulations that specifically regulate communications over the Internet. However, we expect more stringent laws and regulations to be enacted both domestically and internationally in the near future due to the increasing popularity and use of the Internet. Any new legislation or regulations or the application of existing laws and regulations to the Internet could limit our effectiveness in conducting Internet-based marketing research and increase our operating expenses. In addition, the application of existing laws to the Internet could expose us to substantial liability for which we might not be indemnified by content providers or other third parties. Existing laws and regulations currently address, and new laws and regulations and industry self-regulatory initiatives are likely to address, a variety of issues that could have a direct impact on our business, including:

     o user privacy and expression;

     o the rights and safety of children;

     o intellectual property;

     o information security;

     o anticompetitive practices;

     o the convergence of offline channels with Internet commerce;

     o taxation and pricing; and

     o the characteristics and quality of products and services.

     Those current laws that explicitly apply to the Internet have not yet been interpreted by the U.S. courts, and their applicability and scope are not yet defined. Any new laws or regulations relating to the Internet could have an impact on the growth of the Internet and, as a result, may adversely affect our business.

     The Internet Tax Freedom Act prohibits states or political subdivisions from imposing taxes on Internet access, unless imposed and enforced prior to October 1, 1998 and multiple or discriminatory taxes on electronic commerce during the period beginning October 1, 1998 and ending October 21, 2001. If the current moratorium on the application of these taxes is not extended beyond October 21, 2001, states may impose discriminatory, multiple or special taxes on users of the Internet. If the moratorium ends, federal taxes may also be imposed on electronic commerce. Any new taxes on Internet access and electronic commerce may adversely affect our business.

WE ARE SUSCEPTIBLE TO BREACHES OF DATABASE SECURITY AND DENIAL OF SERVICE
ATTACKS.

     Despite measures taken by us to increase security, our infrastructure is potentially vulnerable to physical or electronic break-ins. A party who is able to circumvent our security measures could misappropriate the personal information of our online panelists or interrupt our operations. As a result, we may be required to expend capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. These increased expenditures could have a material adverse effect on our business, results of operations and financial condition. In addition, security breaches that result in access to the confidential information of our online panelists or clients could damage our reputation and expose us to risk of loss or liability.

     Our computer systems are susceptible to planned overloads, commonly referred to as denial of service attacks. By designing software applications that trigger simultaneous overload traffic directed at a single website, intruders have recently been able to temporarily impair the websites of companies with more mature infrastructure systems than our own. If we become the target of similar attacks, our websites could be temporarily disabled and our business may suffer.

SECURITY CONCERNS COULD HINDER INTERNET COMMUNICATIONS AND OUR ABILITY TO OBTAIN SUFFICIENT AND RELIABLE RESPONSES FROM OUR ONLINE PANELISTS.

     The need to transmit confidential information securely has been a significant barrier to communications over the Internet in the past. Security concerns could cause some of our online panelists to reduce their participation levels, provide inaccurate responses or terminate their membership in our online panels. Breaches in confidentiality, or perceived breaches in confidentiality, could adversely affect the commercial viability of our research and harm our credibility with our current clients and online panelists. If our clients become dissatisfied with our services, they may stop using our products and services, and our reputation could be damaged. A loss of online panelists or a loss of clients could hurt our efforts to generate revenues.

LIABILITY FOR THE UNAUTHORIZED USE OF THE PERSONAL INFORMATION OF OUR ONLINE PANELISTS COULD BE COSTLY.

     Liability claims could be initiated against us by our online panelists for misuse of the personal information they provide to us. While we attempt to keep the identity of, and information regarding, our online panelists strictly confidential, we cannot assure you that intruders will not gain access to this information. If a person circumvents the security measures imposed by us, that person could misappropriate proprietary information and use it for unauthorized purposes. Any claims resulting from the unauthorized use of information concerning our online panelists could expose us to a risk of loss or result in costly litigation. In addition, the Federal Trade Commission and state agencies have recently been investigating various Internet companies regarding their use of personal information. We could incur additional costs and expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

IF WE ARE UNABLE TO ACHIEVE INTERNATIONAL GROWTH OF OUR ONLINE PANELS, OR IF WE ARE UNABLE TO OVERCOME OTHER RISKS OF INTERNATIONAL OPERATIONS, WE WILL BE UNABLE TO CONDUCT BUSINESS ON AN INTERNATIONAL LEVEL.

     Our growth plans may include operations outside of the U.S. If we are required to expand our business and panels to operate on an international level, we could face the following risks:

     o More restrictive privacy laws;

     o Unexpected changes in regulatory requirements;

     o Export controls relating to encryption technology;

     o Lower penetration of Internet use internationally;

     o Currency exchange fluctuations;

     o Problems in collecting accounts receivable and longer collection periods;

     o Potential adverse tax consequences;

     o Political instability; and

     o Internet access restrictions.

     In addition, if we attempt to expand our international operations, we may encounter more restrictive regulations and laws in Europe and elsewhere, particularly laws related to privacy rights. These laws could inhibit our ability to expand our online panels in a particular country or region. If we expand internationally, we will experience some or all of these risks, which may have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO THIS OFFERING

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS.

     The trading prices of many Internet companies have been highly volatile. The market price of our common stock may also be subject to wide fluctuations. If our revenues do not grow, or grow more slowly than we anticipate, or if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, the market price of our common stock may decline.

     In addition, if the market for Internet-related stocks or the stock market in general experiences a loss in investor confidence or otherwise falls, the market price of our common stock may fall for reasons unrelated to our business, results of operations or financial condition. As a result, investors might be unable to resell their shares of our common stock at or above the offering price. In the past, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of a class action litigation, we could incur substantial costs and our management team's attention and resources could be diverted from our business.

OUR STOCK PRICE MAY DECLINE IF A LARGE NUMBER OF SHARES ARE SOLD AFTER THE OFFERING OR THERE IS A PERCEPTION THAT THESE SALES MAY OCCUR.

     Following this offering, we will have a large number of shares of common stock outstanding and available for resale beginning at various points in time. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the open market following this offering, or the perception that these sales could occur. After the effective date of the offering:

     o no shares of common stock will be eligible for sale immediately, in
       addition to the           shares of common stock to be sold in this
       offering;

     o 111,000 shares of common stock purchased pursuant to options issued under our stock option plans, not subject to lock-up restrictions, will be eligible for sale beginning 90 days after the effective date of this offering;

     o       shares of common stock, constituting more than        times the
       number of shares to be issued in this offering, will be eligible for sale beginning 181 days after the effective date of the offering; and

     o shares of common stock to be issued upon exercise of currently outstanding options and warrants.

     The sale of these shares, or the perception that these shares may be sold in the relatively near future, might make it difficult for us to sell equity securities in the future. See "Shares Eligible for Future Sale."

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE PRO FORMA AS ADJUSTED NET TANGIBLE BOOK VALUE OF THE STOCK YOU PURCHASE.

     We estimate that the initial public offering price of our common stock will
be $     per share. This amount is substantially higher than the pro forma as adjusted net tangible book value, assuming exercise of the over-allotment in
full by the underwriters of $     per share that our outstanding common stock
will have immediately after this offering. Accordingly, if you purchase shares of our common stock at its assumed initial public offering price, you will incur
immediate and substantial dilution of $     per share. If the holders of
outstanding options or warrants exercise those options or warrants, you will suffer further dilution.

     In addition, the issuance or exercise of additional options or warrants to purchase our common stock could be dilutive to purchasers of shares in this offering. The table below shows the number of outstanding options and warrants, including reserved but unissued options, as of March 13, 2000. For more information on the options, see "Description of Capital Stock--General" and, for more information on the warrants, see "Description of Capital Stock--Warrants and Other Rights."

                                                                     NUMBER OF SHARES UNDERLYING OUTSTANDING OPTIONS
                                                                     AND/OR WARRANTS PLUS NUMBER OF
                          PLAN OR GROUP                              RESERVED BUT UNISSUED OPTIONS AND/OR SHARES
------------------------------------------------------------------   -----------------------------------------------
1999 Stock Option Plan............................................                         4,903,050
2000 Directors Stock Option Plan..................................                           150,000
2000 Employee Stock Purchase Plan.................................                           200,000
Warrants..........................................................                           307,668

ANTITAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MIGHT DELAY OR PREVENT TENDER OFFERS OR TAKEOVER ATTEMPTS, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Our restated certificate of incorporation provides for the division of our board of directors into three classes and provides our board of directors with the power to issue shares of preferred stock without stockholder approval. The holders of this preferred stock could have voting rights, including voting rights that could be superior to those holders of our common stock. Our board of directors has the power to determine these voting rights. In addition, as a Delaware corporation, we will be required to comply with Section 203 of the Delaware General Corporation Law. In general, this law prevents a person who becomes the owner of 15% or more of our outstanding voting stock from engaging in specified business combinations for those years in which specified conditions are satisfied. The effect of these provisions in our restated certificate of incorporation and of Delaware law could discourage or prevent third parties from seeking to obtain control of us, including transactions in which the holders of common stock might receive a premium for their shares over prevailing market prices.

OUR DIRECTORS, EXECUTIVE OFFICERS, KEY PERSONNEL, MEMBERS OF THEIR FAMILIES AND ENTITIES AFFILIATED WITH THEM HAVE SIGNIFICANT CONTROL OVER OUR MANAGEMENT AND AFFAIRS.

     Our directors, executive officers, members of their families and entities affiliated with them will, in the aggregate, beneficially own approximately
    % of our common stock following the completion of this offering, or
approximately    % of our common stock in the event that the underwriters'
over-allotment option is exercised in full. As a result, these stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of mergers, consolidations, sales of assets, recapitalizations and amendments to our restated certificate of incorporation. These shareholders may take actions with which you do not agree, including actions that delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for our common stock.

BECAUSE AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP AFTER THIS OFFERING, IT MAY BE DIFFICULT FOR YOU TO SELL YOUR SHARES.

     There was no public market for our common stock before this offering. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. If an active and liquid trading market does not develop for our common stock, you may have difficulty selling your shares.

WE HAVE DISCRETION AS TO THE USE OF PROCEEDS FROM THIS OFFERING AND MAY NOT USE THESE IN A MANNER STOCKHOLDERS WOULD PREFER.

     Other than the repayment of some of our corporate debt, we have not identified specific uses for all of the proceeds from this offering, and our management will have broad discretion in how we use them. In addition, we are unable to determine how much of the proceeds will be used for any identified purpose because circumstances regarding our planned use of the proceeds may change. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. The failure of our management to apply these funds effectively may have a material adverse effect on our business and financial performance.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry that address, among other things:

     o our ability to attract and retain experienced research professionals;

     o the acceptance of Internet-based marketing research by existing and potential clients;

     o our ability to expand our Internet panels both domestically and internationally;

     o our ability to market our products and services;

     o our ability to establish strategic relationships;

     o our ability to continue to develop and improve our technology infrastructure; and

     o significant increases in competitive pressures in the marketing research industry.

     These forward-looking statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in this prospectus generally. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                                USE OF PROCEEDS

     Our net proceeds, after deducting the estimated underwriting discounts and
commissions and offering expenses, from the sale of the           shares of
common stock at the assumed public offering price of $       per share are
estimated to be $       million, or $       million if the underwriters' over-
allotment option is exercised in full. We intend to use the net proceeds of this offering to repay outstanding loans and for general corporate purposes and working capital. As of the date of this prospectus, we have no specific plans to use the net proceeds from this offering other than as set forth below.

     We intend to use the proceeds from this offering to repay:

     o a $14.1 million loan to us from Greenfield Holdings, with an initial interest rate of 7.5% from May 17, 1999 through May 17, 2001. This loan has an original maturity date of May 17, 2009;

     o a $6.0 million credit facility provided to us by Greyrock Capital, a division of Banc of America Commercial Finance Corporation, with an interest rate of the highest LIBOR rate in effect during each month plus 5.0%, provided that the interest rate in effect in each month shall not be less than 8.0% per year. This facility has an original maturity date of March 31, 2001, but can be renewed;

     o a $2.5 million promissory note payable to us from Greenfield Holdings, with an interest rate of 10.0%. This note has an original maturity date of June 30, 2001.

     The remaining $          million of the net proceeds will be used for
general corporate and working capital purposes to fund our expansion plans.

     Pending our use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock or other securities. We anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will be at our board of directors' discretion and will depend on our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors considers to be relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999. Our capitalization is presented on an actual basis, unaudited pro forma basis and unaudited pro forma as adjusted basis.

     The unaudited pro forma information reflects the following as though the transactions occurred as of December 31, 1999:

     o Issuance of a promissory note payable to Greenfield Holdings dated March 3, 2000, for cash consideration of $2.5 million;

     o Issuance of 645,338 shares of our class A common stock to private investors in March 2000 for cash consideration of $5.4 million; and

     o Advance of $2.0 million under the revolving credit facility with Greyrock Capital dated December 3, 1999.

     The unaudited pro forma as adjusted information adjusts the unaudited pro forma information to reflect the following transactions as though they occurred as of December 31, 1999:

     o Reclassification of our class A and class B common stock into a single class of common stock and an increase in the common shares authorized to 100,000,000 shares;

     o Exercise of warrants to purchase 307,668 shares of common stock at an exercise price of $3.575 per share; and

     o The sale of    shares of common stock at an initial public offering price
       of $    per share in this offering, after deducting underwriting
       discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds. See "Use of Proceeds."

     You should read this information together with the sections of this prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing elsewhere in this prospectus.

                                                                                AS OF DECEMBER 31, 1999
                                                                      --------------------------------------------
                                                                                                       PRO FORMA
                                                                        ACTUAL        PRO FORMA       AS ADJUSTED
                                                                      -----------    ------------    -------------
                                                                                     (IN THOUSANDS)

Cash and cash equivalents..........................................   $ 1,708,738    $ 11,610,217
                                                                      -----------    ------------
                                                                      -----------    ------------
Term loan, net.....................................................   $ 3,119,325    $  5,119,325
Notes payable to stockholder, net..................................    13,879,794      16,379,794
                                                                      -----------    ------------
                                                                       16,999,119      21,499,119
                                                                      -----------    ------------

Stockholders' equity:
Common stock--Class A, $.01 par value--45,000,000 shares authorized and issued and 3,801,500 shares outstanding, actual; 45,000,000 shares authorized and issued and 4,446,838 shares outstanding,
  pro forma........................................................       450,000         450,000
Common stock--Class B, $.01 par value--45,000,000 shares authorized and 21,855,150 shares issued and outstanding, actual; 45,000,000 shares authorized and 21,855,150 shares issued and outstanding,
  pro forma........................................................       218,552         218,552
Additional paid-in-capital.........................................    37,880,231      43,019,990
Class A treasury stock, at cost--41,198,500 shares, actual;
  40,553,162 shares, pro forma.....................................   (16,708,292)    (16,446,572)
Notes receivable from stockholders.................................      (500,088)       (500,088)
Unearned stock-based compensation..................................    (7,229,767)     (7,229,767)
Accumulated deficit................................................   (13,787,921)    (13,787,921)
                                                                      -----------    ------------
Total stockholders' equity.........................................       322,715       5,724,194
                                                                      -----------    ------------
  Total capitalization, including borrowings.......................   $17,321,834    $ 27,223,313
                                                                      -----------    ------------
                                                                      -----------    ------------

------------------
     The outstanding share information in the table above excludes:

     o an aggregate of 2,857,850 shares issuable upon exercise of outstanding stock options under our 1999 Stock Option Plan at a weighted average exercise price of $1.02 per share, of which 2,468,550 shares were issuable upon the exercise of options issued as of December 31, 1999, at a weighted average exercise price per share of $0.40 and 402,300 shares were issuable upon the exercise of options issued subsequent to December 31, 1999, at a weighted average exercise price per share of $4.77;

     o 2,045,200 shares of common stock available for future grants under our 1999 Stock Option Plan, of which 2,434,500 shares were available for future grants as of December 31, 1999;

     o 150,000 shares of common stock available for future grants under our 2000 Directors Stock Option Plan, of which no shares were available for future grants as of December 31, 1999; and

     o 200,000 shares of common stock available for future issuance under our 2000 Employee Stock Purchase Plan, of which no shares were available for future grants as of December 31, 1999.

                                    DILUTION

     As of December 31, 1999, our historical net tangible book value was
approximately $       million or $       per share of common stock. Net tangible
book value represents total tangible assets less total liabilities divided by the number of all shares of common stock outstanding at that date. After giving
effect to our receipt of the net proceeds of $             million from the sale
of the        shares of common stock in this offering at the assumed public
offering price of $       per share and application of estimated net proceeds of
$   million from this sale after deducting the underwriters' discounts and commissions and estimated offering expenses, the net tangible book value at
December 31, 1999, would have been approximately $       million or $       per
share. This represents an immediate increase in net tangible book value of
$       per share to existing shareholders and an immediate dilution of $
per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.........................................   $
Pro forma net tangible book value per share as of December 31, 1999.....................
Increase per share attributable to new investors........................................
Pro forma as adjusted net tangible book value per share after giving effect to this offering..............................................................................
                                                                                           ------------
Dilution in pro forma net tangible book value per share to new investors................   $
                                                                                           ------------
                                                                                           ------------

     If the underwriters' over-allotment option is exercised in full, our pro forma as adjusted net tangible book value at December 31, 1999, would have been
approximately $   per share, representing an immediate increase in net tangible
book value of $   to existing shareholders and an immediate dilution in net
tangible book value of $   per share to new investors.

     The following table summarizes, on a pro forma basis, as of December 31, 1999, the differences between the number and percentage of shares of common stock issued to our existing shareholders and new investors purchasing shares of common stock in this offering, as well as the aggregate consideration and the average price per share paid by them:

                                                                                   TOTAL
                                                        SHARES PURCHASED       CONSIDERATION       AVERAGE
                                                       ------------------    ------------------    PRICE PER
                                                       NUMBER     PERCENT    AMOUNT     PERCENT     SHARE
                                                       -------    -------    -------    -------    ---------
Existing shareholders...............................                   %     $               %       $
New investors.......................................
                                                       -------      ---      -------      ---
Total...............................................                100%     $            100%
                                                       -------      ---      -------      ---
                                                       -------      ---      -------      ---

     If the underwriters' over-allotment option is exercised in full, the following will occur:

          o The percentage of the total number of shares of common stock held by
            existing shareholders will decrease to       % after the offering;
            and

          o The number of shares held by new investors will increase to
                      or approximately    % of the total number of shares of our
            common stock outstanding after the offering.

     The outstanding share information in the table above excludes:

          o an aggregate of 2,857,850 shares issuable upon exercise of outstanding stock options under our 1999 Stock Option Plan at a weighted average exercise price of $1.02 per share;

          o 2,045,200 shares of common stock available for future grants under our 1999 Stock Option Plan;

          o 150,000 shares of common stock available for future grants under our 2000 Directors Stock Option Plan; and

          o 200,000 shares of common stock available for future issuance under our 2000 Employee Stock Purchase Plan.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes, which are included elsewhere in this prospectus. The selected statement of operations data for each of years ended December 31, 1997 and 1998 and for the periods from January 1, 1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999 and the selected balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements, which are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997 is derived from audited financial statements not included in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995 and 1996 are derived from unaudited financial statements prepared by management and includes, in the opinion of management, all adjustments necessary for the fair presentation of our financial position and results of operations.

     The selected financial data below include unaudited pro forma statement of operations data for the full year ended December 31, 1999. The unaudited pro forma statement of operations data for the year ended December 31, 1999 were derived from unaudited financial statements prepared by management and give effect to the management buyout of our company as if it had occurred on January 1, 1999. The selected financial data for the years ended December 31, 1995, 1996, 1997 and 1998 and the period from January 1, 1999 through May 16, 1999 reflect the result of operations and balance sheet data of the predecessor. The selected financial data for the period from May 17, 1999 through December 31, 1999 reflect the results of operations and balance sheet data of the successor. Because the selected financial data of the successor are not directly comparable to those of the predecessor, a dark bar has been inserted in the accompanying table to clearly separate the financial position and results of operations before and after the change in control. The historical results below are not necessarily indicative of future results. Amounts included below are in thousands, except per share data.

                                                               PREDECESSOR                                   SUCCESSOR
                                         --------------------------------------------------------   ---------------------------




                                                                                                                   PRO FORMA
                                                   YEAR ENDED DECEMBER 31,              JANUARY 1     MAY 17          YEAR
                                         --------------------------------------------   THROUGH      THROUGH         ENDED
                                                                                        MAY 16,     DECEMBER 31,   DECEMBER 31,
                                           1995         1996         1997      1998       1999         1999           1999
                                         -----------  -----------   -------   -------   ---------   ------------   ------------
                                         (UNAUDITED)  (UNAUDITED)                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:...............................   $    --      $   645     $ 1,203   $ 2,791    $ 1,734      $  5,558       $  7,291
  Cost of revenues......................        --          177         521     1,251        702         2,517          3,219
                                           -------      -------     -------   -------    -------      --------       --------
  Gross profit..........................        --          468         682     1,540      1,032         3,041          4,072
Operating expenses:
  Selling, general and administrative
    expenses............................         1          451       1,293     3,262      5,244         6,822         12,066
  Depreciation and amortization.........        --            4          85       322        156         3,844          7,344
  Research and development..............        --           68         143       223        186           792            979
  Panel acquisition expenses............        --           67          61        63         27           112            139
  Stock-based compensation expense(1)...        --           --          --        --         --         5,183          7,767
                                           -------      -------     -------   -------    -------      --------       --------
    Total operating expenses............         1          590       1,582     3,870      5,613        16,753         28,295
                                           -------      -------     -------   -------    -------      --------       --------
    Operating loss......................        (1)        (122)       (900)   (2,330)    (4,581)      (13,712)       (24,223)
Interest expense, net...................        --           (4)        (16)     (115)       (50)       (1,017)        (1,536)
                                           -------      -------     -------   -------    -------      --------       --------
    Loss before income taxes............        (1)        (126)       (916)   (2,445)    (4,631)      (14,729)       (25,759)
Income tax benefit......................        --           --          --        --         --           940            940
                                           -------      -------     -------   -------    -------      --------       --------
Net loss................................   $    (1)     $  (126)    $  (916)  $(2,445)   $(4,631)     $(13,789)      $(24,819)
                                           -------      -------     -------   -------    -------      --------       --------
                                           -------      -------     -------   -------    -------      --------       --------
Basic and diluted net loss per share....   $    --      $    --     $ (0.02)  $ (0.05)   $ (0.10)     $  (0.56)      $  (1.01)
                                           -------      -------     -------   -------    -------      --------       --------
                                           -------      -------     -------   -------    -------      --------       --------
Weighted average shares outstanding--
  basic and diluted.....................    45,000       45,000      45,000    45,000     45,000        24,707         24,563
                                           -------      -------     -------   -------    -------      --------       --------
                                           -------      -------     -------   -------    -------      --------       --------

                                                                            PREDECESSOR
                                                                -----------------------------------
                                                                                                         SUCCESSOR
                                                                        AS OF DECEMBER 31,             ------------------
                                                                -----------------------------------    AS OF DECEMBER 31,
                                                                1995    1996      1997       1998          1999
                                                                ----    -----    -------    -------    ------------------
BALANCE SHEET DATA:
Cash and cash equivalents....................................    $1     $  30    $   148    $   114         $  1,709
Working capital (deficiency).................................    --      (397)    (1,650)    (4,452)          (1,200)
Total assets.................................................     1       210        809      1,692           23,353
Long-term liabilities........................................    --        --         --         90           17,360
Total stockholders' equity (deficit).........................    $1     $(381)   $(1,298)   $(3,743)        $    323

------------------
(1) Stock-based compensation expense of $5,183,000 for the period from May 17, 1999 through December 31, 1999 has been combined into one line item in the statement of operations. Had the stock-based compensation expense been allocated to the other line items of the statement of operations, it would have increased the cost of revenues by $20,000, increased the selling, general and administrative expenses by $4,514,000 and increased the research and development expenses by $649,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes starting on page F-1 of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors discussed in "Risk Factors" starting on page 6 of this prospectus.

OVERVIEW

     We are a leading provider of Internet-enabled marketing research using our proprietary technologies. Businesses use marketing research to decide what products and services to offer and the best ways to advertise, promote and distribute those products and services. Marketing researchers gather information from consumers using survey methods and compile and interpret the information to deliver research results to clients. We have developed proprietary automated methodologies using the Internet by which surveys are created and distributed to our voluntary community of online survey panelists and by which survey results are captured and compiled. Our marketing research professionals work closely with our clients to create surveys customized to meet each client's information needs. In addition, we have developed products and services that provide self-directed research capabilities, allowing clients to create and distribute their own online surveys. Further, we offer online focus groups and online brainstorming, as well as syndicated, multi-client products sold on a subscription or per-study basis.

     We were founded in 1994 as a business unit of Greenfield Consulting Group, Inc., specifically to develop technologies and methodologies that use the Internet to perform marketing research. We were incorporated in 1995 and reorganized on May 17, 1999, as a result of a management buyout. Our principal service is custom marketing research. We derived a majority of our revenues during the year ended December 31, 1999 from custom marketing research. We also provide syndicated marketing research and launched our self-directed Internet survey service, QuickTake.com, in February 2000. While we expect custom marketing research to continue to provide the majority of our revenues in ensuing years, we expect our syndicated and self-directed research to become an increasing portion of our revenue mix.

MANAGEMENT BUYOUT

     On May 17, 1999, our management team and a group of new investors executed a management buyout in which approximately 97% of our outstanding common stock was acquired by Greenfield Holdings, LLC, a company formed specifically to effect the buyout, and certain other investors.

     As a result of the management buyout, a change in control occurred, and a new reporting entity was established. For purposes of presentation and disclosure, we refer to ourselves as the predecessor as of and for all periods up to the point of the management buyout and as the successor as of and for all periods thereafter.

SOURCES OF REVENUES AND REVENUE RECOGNITION POLICY

     We generate revenues from the performance and delivery of custom and proprietary marketing research products and services, from syndicated marketing research and from sales of self-directed surveys.

     We recognize revenues from custom marketing research in the period in which the product is delivered. Our custom research results are compiled as reports or studies and are delivered within a short period, generally ranging from a few days to eight weeks. Our syndicated marketing research is sold on a subscription basis for periods of up to one year or on a per-study basis. We recognize revenues from syndicated marketing research ratably over the term of the related subscription as services are provided. Invoices billed prior to performance of services, as well as customer advances, are recorded as deferred project revenues.

     Prior to 1999, our revenues were derived from a small client base. Expansion of our client base has reduced this concentration. For the year ended December 31, 1997, 18% and 15% of our revenues were from two customers, respectively, and, for the year ended December 31, 1998, 13% of our revenues was from one customer. For the periods from January 1, 1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999, no single customer represented greater than 10% of our revenues. Provisions for estimated contract losses, if any, are also included as a variable project cost and are recognized in the period such losses are determined.

COST OF REVENUES

     Our cost of revenues represents project costs and associated direct labor. Direct labor costs consist primarily of salaries, wages, incentives and benefits for personnel directly related to the projects. Project costs also include incentives paid to participating survey respondents and fees associated with the preparation of survey results.

OPERATING EXPENSES

     Our operating expenses consist of selling, general and administrative expenses, depreciation and amortization, research and development, panel acquisition costs and stock-based compensation.

     Our selling, general and administrative expenses consist primarily of salaries and benefits paid to sales and marketing personnel and program expenses, public relations, advertising and promotion costs, commissions and other marketing expenses as well as payroll taxes, costs of information technology administration, general corporate functions and occupancy costs.

     Our depreciation and amortization consists of depreciation of fixed assets and internal-use software and amortization of goodwill and intangible assets recorded in connection with the management buyout.

     Our research and development expenses are all associated with new product development, training and maintenance. In addition, we expense the costs associated with maintenance and upgrades of our current technologies as these costs are incurred.

     Our panel acquisition costs are incurred in conjunction with recruiting and retaining Web-based panel participants through our proprietary recruiting process and are expensed as incurred.

     Stock-based compensation expense represents noncash charges related to the issuance of stock options and notes receivable to stockholders collateralized by our stock. At December 31, 1999, we had unearned stock compensation charges of $7,229,767 included in our balance sheet. These deferred charges represent compensation expenses that will be recognized over the remaining vesting period of the related options.

INTEREST EXPENSE, NET

     Interest expense, net consists of interest expense on borrowings, net of interest income.

INCOME TAX PROVISION (BENEFIT)

     Our income tax provision (benefit) consists of a deferred tax benefit arising from the net operating loss carryforwards of the company that eliminated a net deferred tax liability established at the date of the management buyout. Prior to the management buyout, we were an S corporation for tax purposes and had no tax provision or benefit at the corporate level.

RESULTS OF OPERATIONS

     The following table sets forth a statement of operations data for the periods indicated as a percentage of revenues:

                                                                                                   SUCCESSOR
                                                                                          ----------------------------
                                                        PREDECESSOR                                          PRO
                                        --------------------------------------------                        FORMA
                                          YEAR             YEAR           JANUARY 1         MAY 17          YEAR
                                          ENDED            ENDED          THROUGH          THROUGH          ENDED
                                        DECEMBER 31,     DECEMBER 31,     MAY 16,         DECEMBER 31,    DECEMBER 31,
                                          1997             1998             1999             1999           1999
                                        ------------     ------------     ----------      ------------    ------------
Revenues.............................       100.0%           100.0%          100.0%            100.0%         100.0%
Cost of revenues.....................        43.3             44.8            40.5              45.3           44.1
                                           ------           ------          ------          --------         ------
Gross margin.........................        56.7             55.2            59.5              54.7           55.9
Selling, general and administrative
  expenses...........................       107.5            116.9           302.5             122.8          165.5
Depreciation and amortization........         7.1             11.5             9.0              69.2          100.7
Research and development.............        11.9              8.0            10.7              14.3           13.4
Panel acquisition expenses...........         5.1              2.2             1.6               2.0            1.9
Stock-based compensation expenses....          --               --              --              93.3          106.5
                                           ------           ------          ------          --------         ------
Total operating expenses.............       131.5            138.6           328.8             301.4          388.1
                                           ------           ------          ------          --------         ------
Operating loss.......................       (74.9)           (83.5)         (264.3)           (246.7)        (332.2)
Interest expense, net................        (1.3)            (4.1)           (2.9)            (18.3)         (21.1)
Income tax benefit...................          --               --              --              16.9           12.9
                                           ------           ------          ------          --------         ------
Net loss.............................       (76.2)%          (87.6)%        (267.1)%          (248.1)%       (340.4)%
                                           ------           ------          ------          --------         ------
                                           ------           ------          ------          --------         ------

SUPPLEMENTAL COMPARISON OF PRO FORMA YEAR ENDED DECEMBER 31, 1999 UNAUDITED, AND 1998

REVENUES

     Revenues for the pro forma year ended December 31, 1999 increased $4,499,821, or 161.2%, to $7,291,185 from $2,791,364 for the year ended
December 31, 1998. This was primarily a result of the growth in the number and size of custom research projects. This rapid growth reflects our relatively early stage of development, the growing acceptance of Internet-based marketing research and an increase in our number of sales and marketing personnel in the later half of 1999. We expect to grow at a somewhat lower rate through 2000 as acceptance of Internet-based marketing research continues, as we continue to add sales and marketing personnel and as we increase advertising and marketing activities.

COST OF REVENUES

     Cost of revenues increased $1,968,050, or 157.3%, to $3,218,947 for the pro forma year ended December 31, 1999, exclusive of stock-based compensation, representing 44.1% of revenues. Cost of revenues for the year ended
December 31, 1998, was $1,250,897, representing 44.8% of revenues. The overall increase in the cost of revenues was primarily due to the increased number of custom research projects and the related project costs. The decline in the cost of revenues as a percentage of revenues reflects a trend to larger projects with higher pricing and the efficiencies of our proprietary technologies in supporting these larger projects. We expect improvements in our cost of revenues as a percentage of revenues through 2000.

OPERATING EXPENSES

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $8,803,111, or 269.8%, to $12,065,510 for the pro forma year ended December 31, 1999, exclusive of stock-based compensation, representing 165.5% of revenues. For the year ended December 31, 1998, selling, general and administrative expenses were $3,262,399, representing 116.9% of revenues. The increase was primarily due to the payment of management bonuses of approximately $3,260,000 in conjunction with the management buyout effected in May 1999, which were recorded as selling, general and administrative expenses. Other increases were due to the addition of personnel, increased commissions and other expenses associated with our expanded advertising, marketing and public relations campaign. Excluding the management bonuses, selling, general and administrative expenses as a percentage of revenues would have been comparable between 1999 and 1998.

  Depreciation and Amortization

     Depreciation and amortization increased $7,022,579 to $7,344,455 for the pro forma year ended December 31, 1999, representing 100.7% of revenues. For the year ended December 31, 1998, depreciation and amortization expenses was $321,876, representing 11.5% of revenues. The increase was primarily due to amortization of goodwill and intangible assets associated with the management buyout, which accounted for 95.0% of depreciation and amortization expenses in 1999 and will continue through 2003. The increase was also a result of depreciation related to further investments in property, equipment and internal-use software.

  Research and Development

     Research and development expenses increased $755,317, or 338.4%, to $978,550 for the pro forma year ended December 31, 1999, exclusive of stock-based compensation, representing 13.4% of revenues. For the year ended December 31, 1998, research and development expenses were $223,233, or 8.0% of revenues. The overall increase in research and development expenses were primarily attributable to increased spending on new product development, maintenance, upgrades of current products and technology and research and development conducted by outside consulting firms. We expect substantial additional increases in research and development expenses both in absolute terms and as a percentage of revenues through 2000 as we upgrade our software and technology, develop new products and develop new technology directed toward improving productivity.

  Panel Acquisition Expenses

     Panel acquisition expenses for the pro forma year ended December 31, 1999, were $139,800, representing 1.9% of revenues. For the year ended December 31, 1998, panel acquisition expenses were $62,682, or 2.2% of revenues. The overall increase in panel acquisition expenses was primarily due to our continued investment in panel acquisition to support a higher number of survey requests, due to the increase in custom research projects. The decrease in panel acquisition expenses as a percentage of revenues is not expected to continue. Panel acquisition as a percentage of sales will increase as we recruit larger panels that support greater survey capacity.

  Stock-Based Compensation

     We recognized $7,766,576 of stock-based compensation for the pro forma year ended December 31, 1999, representing 106.5% of revenues. For the year ended December 31, 1998, there were no charges associated with stock-based compensation expenses. The increase is attributable to the issuance of stock options to employees and directors during the period from May 17, 1999 through December 31, 1999, for which compensation expense was recorded, and the issuance of two notes receivable from stockholders. These notes receivable are nonrecourse notes collateralized by our common stock and are accounted for using variable plan accounting.

INTEREST EXPENSE, NET

     Interest expense, net increased $1,421,549 to $1,536,329 for the pro forma year ended December 31, 1999, representing 21.1% of revenues. Interest expense, net was approximately $114,780 for the year ended December 31, 1998, representing 4.1% of revenues. Interest expense, net increased primarily as a result of the issuance of a note payable to our majority shareholder in the principal amount of $14,136,452 in May 1999 and the increase in borrowings associated with our new credit facility entered into in December 1999.

INCOME TAX PROVISION (BENEFIT)

     Our income tax benefit of $940,452 for the pro forma year ended December 31, 1999, consists of a deferred tax benefit arising from our operating loss carryforwards during the pro forma year. These net operating losses eliminated a net deferred tax liability that was established in pushdown accounting at the date of the management buyout. Prior to the management buyout, we were an S corporation for tax purposes and had no tax provision or benefit at the corporate level.

COMPARISON OF THE PERIOD FROM MAY 17, 1999 THROUGH DECEMBER 31, 1999 AND THE YEAR ENDED DECEMBER 31, 1998

     As a result of the management buyout, we include the following comparison of the period from May 17, 1999 through December 31, 1999, which is approximately 7 1/2 months, to the year ended December 31, 1998. Changes in revenues and expenses shown in this comparison are partially attributable to the periods containing different numbers of months.

REVENUES

     Revenues for the period from May 17, 1999 through December 31, 1999 increased $2,766,101, or 99.1%, to $5,557,465 from $2,791,364 for the year ended
December 31, 1998. This increase was primarily a result of the growth in the number and size of custom research projects. This growth reflects our relatively early stage of development, the growing acceptance of Internet-based marketing research during 1999 and an increase in our number of sales and marketing personnel in the later half of 1999. We expect to grow at a somewhat lower rate through 2000 as acceptance of Internet-based marketing research continues, as we continue to add sales and marketing personnel and as we increase advertising and marketing activities.

COST OF REVENUES

     Cost of revenues increased $1,265,861, or 101.2%, to $2,516,758 for the period from May 17, 1999 through December 31, 1999, exclusive of stock-based compensation, representing 45.3% of total revenues. Cost of revenues for the year ended December 31, 1998, was $1,250,897, representing 44.8% of total revenues. The overall increase in the cost of revenues was primarily due to an increased number of custom research projects and the related project costs. The decline in the cost of revenues as a percentage of revenues reflects a trend to larger projects with higher pricing and the efficiencies of our proprietary technologies in supporting these larger projects. We expect continued improvements in our cost of revenues as a percentage of revenues through 2000.

OPERATING EXPENSES

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $3,559,300, or 109.1%, to $6,821,699 for the period from May 17, 1999 through December 31, 1999, exclusive of stock-based compensation, representing 122.8% of total revenues for the year. For the year ended December 31, 1998, selling, general and administrative expenses were $3,262,399, representing 116.9% of revenues. The large increase was primarily due to payment of management bonuses of approximately $3,260,000 in conjunction with the management buyout, which were recorded as selling, general and administrative expenses. Other increases were due to the addition of personnel, increased commissions and other expenses associated with our expanded advertising, marketing and public relations campaign. Excluding the management bonuses, selling, general and administrative expenses as a percentage of revenues would have been comparable between 1999 and 1998.

  Depreciation and Amortization

     Depreciation and amortization increased $3,521,752 to $3,843,628 for the period from May 17, 1999 through December 31, 1999, representing 69.2% of revenues. For the year ended December 31, 1998, depreciation and amortization expenses were $321,876, representing 11.5% of revenues. The increase was primarily due to amortization of goodwill and intangible assets associated with the management buyout, which accounted for 87.0% of depreciation and amortization expense in 1999 and will continue through 2003. The increase was also a result of depreciation related to further investments in property, equipment and internal-use software.

  Research and Development

     Research and development increased $569,035, or 254.9%, to $792,268 for the period from May 17, 1999 through December 31, 1999, exclusive of stock-based compensation, representing 14.3% of revenues. For the year ended December 31, 1998, research and development was $223,233, or 8.0% of revenues. The overall increase in research and development expenses were primarily attributable to increased spending on new product development, maintenance upgrades of current products and technology and research and development conducted by outside consulting firms. We expect additional increases in research and development expenses as a percentage of revenues through 2000 as we upgrade our software and technology, develop new products and develop new technology directed toward improving productivity.

  Panel Acquisition Expenses

     Panel acquisition expenses increased $49,849, or 79.5%, to $112,531 for the period from May 17, 1999 through December 31, 1999, representing 2.0% of revenues. For the year ended December 31, 1998, panel acquisition expenses were $62,682, or 2.2% of revenues. The overall increase in panel acquisition expenses was primarily due to our continued investment in panel acquisition to support a higher number of survey requests, due to the increase in custom research projects. The decrease in panel acquisition expenses as a percentage of revenues is not expected to continue. Panel acquisition as a percentage of revenues will increase as we recruit larger panels that support greater survey capacity.

  Stock-Based Compensation

     We recognized $5,182,715 of stock-based compensation for the period from May 17, 1999 through December 31, 1999, representing 93.3% of revenues. For the year ended December 31, 1998, there were no charges associated with stock-based compensation expenses. The increase is attributable to the issuance of stock options to employees and directors during the period from May 17, 1999 through December 31, 1999, with exercise prices below estimated fair value and the issuance of two notes receivable from stockholders. These notes receivable are collateralized by our common stock and are accounted for using variable plan accounting.

INTEREST EXPENSE, NET

     Interest expense, net increased $901,459 to $1,016,239 for the period from May 17, 1999 through December 31, 1999, representing 18.3% of revenues. Interest expense, net approximately $114,780 for the year ended December 31, 1998, representing 4.1% of revenues. Interest expense, net increased primarily as a result of the issuance of a note payable to our majority shareholder in the amount of $14,136,452 in May 1999 and the increase in borrowings associated with our credit facility entered into in December 1999.

INCOME TAX PROVISION (BENEFIT)

     Our income tax benefit of $940,452 for the period from May 17, 1999 through December 31, 1999, consists of a deferred tax benefit arising from the net operating loss carryforwards of the company during the year. These net operating losses eliminated a net deferred tax liability that was established in pushdown accounting at the date of the management buyout. Prior to the management buyout, we were an S corporation for tax purposes and had no tax provision or benefit at the corporate level.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES

     Revenues for the year ended December 31, 1998, increased $1,588,312, or 132.0%, to $2,791,364 from $1,203,052 for the year ended December 31, 1997. This was primarily a result of the growth in the number and size of our custom research projects.

COST OF REVENUES

     Cost of revenues increased $729,639, or 140.0%, to $1,250,897 for the year ended December 31, 1998, representing 44.8% of revenues. Cost of revenues for the year ended December 31, 1997, were $521,258, representing 43.3% of revenues. The overall increase in the cost of revenues was primarily due to an increased number of custom research projects and the related project expenses.

OPERATING EXPENSES

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $1,969,603, or 152.4%, to $3,262,399 for the year ended December 31, 1998, representing 116.9% of revenues. For the year ended December 31, 1997, selling, general and administrative expenses were $1,292,796, representing 107.5% of revenues. The spending increases were due to the addition of personnel, increased commissions and other expenses associated with our expanding advertising, marketing and public relations campaigns.

  Depreciation and Amortization

     Depreciation and amortization increased $236,912 to $321,876 for the year ended December 31, 1998, representing 11.5% of revenues. For the year ended December 31, 1997, depreciation and amortization expense was $84,964, representing 7.1% of revenues. The increase was primarily due to the depreciation related to further investments in property, equipment and internal-use software.

  Research and Development

     Research and development expenses increased $79,754, or 55.6%, to $223,233 for the year ended December 31, 1998, representing 8.0% of total revenues. For the year ended December 31, 1997, research and development expenses were $143,479, or 11.9% of revenues. The overall increase in research and development expenses was primarily attributable to increased spending on new product development, maintenance upgrades of current products and technology and research and development conducted by outside consulting firms.

  Panel Acquisition Expenses

     Panel acquisition expenses for the year ended December 31, 1998, were $62,682, representing 2.2% of total revenues. For the year ended December 31, 1997, panel acquisition expenses were $61,135, or 5.1% of total revenues. The decrease in panel acquisition expenses as a percentage of revenue was due to costs incurred in 1997 to support higher volumes of surveys expected in future periods.

INTEREST EXPENSE, NET

     Interest expense, net increased $98,835, or 619.9%, to $114,780 for the year ended December 31, 1998, representing 4.1% of revenues. Interest expense, net was $15,945 for the year ended December 31, 1997, representing 1.3% of revenues. Interest expense, net increased primarily as a result of the increased borrowings from one of our affiliates in 1998.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity

     At December 31, 1999, we had cash and cash equivalents of approximately $1.7 million. We regularly invest excess funds in short-term money market funds, government securities and commercial paper. On March 13, 2000, we had cash and cash equivalents of $7.5 million and additional borrowing capacity of approximately $3.0 million.

     We had negative cash flow from operations of approximately $6.7 million during the period from May 17, 1999 through December 31, 1999. We used cash in investing activities of $1 million during the period from May 17, 1999 through December 31, 1999, primarily due to cash used for capital expenditures. We generated cash from financing activities of approximately $9.2 million during the period from May 17, 1999 through December 31, 1999, primarily reflecting proceeds from the management buyout and additional debt financing, less the cost of reacquiring treasury stock from the former sole stockholder of the company.

     We have consistently sustained net losses and negative cash flows from operations and have a working capital deficiency. Our ability to meet our obligations in the ordinary course of business is dependent upon our ability to attract capital from new and existing investors. To date, we have been able to attract sufficient capital to support our operating needs and meet our obligations as they come due. During 1999, we received approximately $27.0 million of debt and equity financing from various sources, including investors participating in the management buyout, as well as from a financial institution. In March 2000, we closed an additional debt and equity financing in the amount of $10.4 million. These funds are being used to expand operations, including hiring additional employees and continuing to invest in proprietary survey products and technologies. Management believes that these funds, together with available cash and the proceeds of this offering are sufficient to support our operations.

  Capital Resources

     We have a substantial amount of debt. We intend to repay all of our debt outstanding to our lenders with a portion of the proceeds from this offering.

     The substantial amount of debt that is payable to Greenfield Holdings and Greyrock Capital has created a highly leveraged balance sheet, and our debt service levels would require us to achieve profitability early in 2001 in order to sustain operations under the current capital structure. In the event that we are unable to complete an initial public offering of our stock in which a portion of the proceeds would be used to pay off all outstanding debt with Greenfield Holdings, and the financial institution, it would be our intent to refinance the Greenfield Holdings debt to an equity form of capital, such as convertible preferred stock. We believe that our unique relationship with Greenfield Holdings, afford us the ability to refinance the debt, if necessary.

     This back-up refinancing plan, in conjunction with $5.0 million of equity capital we raised in March 2000 with an institutional investor, would appropriately balance our capital structure and minimize our debt service levels going forward.

     To further expand our operations, we may need to raise additional funds in the future to fund more rapid expansion, to develop new products and to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of additional equity securities, the percentage equity ownership of our stockholders will be reduced, stockholders may experience dilution and these equity securities may have rights, preferences or privileges senior to those of our common stockholders. We cannot assure you that additional financing will be available when needed on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance products, unable to take advantage of future opportunities or respond to competitive pressures.

YEAR 2000 DISCLOSURE

     Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code filed. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, it has been necessary to update the computer systems and/or software used by many companies and governmental agencies to comply with Year 2000 requirements so as not to risk system failure or miscalculations causing disruptions of normal business activities. Most reports to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished leading up to the Year 2000 was effective to prevent material problems. Computer experts have warned, however, that there may still be residual consequences.

     We are exposed to the risk that the systems on which we depend to conduct our operations are not Year 2000 compliant and we cannot assure you that any Year 2000 problems will not result in disruptions.

     Based on initial reports, we believe that our information technology systems, which include our hardware and software, and our non-information technology systems, which include the telephone systems and other office equipment we use internally, are Year 2000 compliant.

     In addition, to date, we have not experienced any significant problems relating to the Year 2000 compliance of our major vendors. However, we cannot assure you that these vendors will not experience a Year 2000 problem in the future. In the event that any of them experience a Year 2000 problem and we are unable to locate an acceptable alternative, our business would be harmed.

     Although our initial reports have not identified any material Year 2000 problems affecting our material third-party vendors, it is possible that certain Year 2000 problems may have residual consequences or that our third-party vendors were mistaken in certifying that their systems are Year 2000 compliant. If we fail to fix our internal systems or to fix or replace material third-party software, hardware or services on a timely basis, we may suffer lost revenues, increased operating costs and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition.

     Although initial reports are that computer systems are functioning normally, we cannot assure you that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will not develop Year 2000 problems. If those entities fail to be Year 2000 compliant, there may be a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could have a material adverse effect on our business, results of operations and financial condition.

     Based on our assessment of our Year 2000 readiness, we do not anticipate being required to implement any material aspects of a contingency plan to address Year 2000 readiness of our critical operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     The following discusses our exposure to market risk related to changes in interest rates and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the "Risk Factors" section of this prospectus.

  Interest Rate Risk

     Our exposure to market risk is for changes in interest rates for long-term debt obligations. We use proceeds from these debt obligations to support general corporate requirements, including capital expenditures and working capital needs. We have interest rate exposure on our borrowings that bear variable interest rates.

     As disclosed in the notes to our financial statements, our debt obligations as of December 31, 1999, included a long-term, unsecured promissory note and a credit facility with a financial institution including a one-year renewable term loan and a revolving credit line. Interest rates on the promissory note are fixed for specified intervals and will increase with time until the note matures. During the period in which the note is outstanding, changes in prevailing market rates could have an effect on operations and cash flows. Interest rates on the credit facility float with the market. A hypothetical 10.0% change in prevailing interest rates would have the effect of increasing or decreasing annual interest expense by approximately $200,000 and would increase or decrease the fair value of outstanding debt by approximately $900,000. Actual gains and losses in the future may differ materially from that analysis, however, based on changes in the timing and amount of actual interest rate movements.

     We invest our cash and cash equivalents in investment-grade, highly liquid investments, consisting of money market instruments and bank certificates of deposit. We anticipate using a portion of our proceeds from this offering to retire our debt obligations to affiliates and financial institutions and to invest the remainder in similar investment-grade and highly liquid investments pending their use as described in this prospectus.

  Foreign Currency Exchange Rate Risk

     We have no derivative financial instruments. We do not materially transact in foreign currencies, and there is no impact of currency fluctuations on our operations. As we consider expanding our operations outside the U.S., we could be exposed to fluctuations in exchange rates.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, "SFAS No. 133." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for the company beginning in fiscal 2001. Management does not expect SFAS No. 133 to have a material effect on our financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition, "SAB 101," which provides guidance on the recognition, presentation and disclosure of revenues in financial statements filed with the Securities and Exchange Commission. SAB 101 outlines the basic criteria that must be met to recognize revenues and provides guidance for disclosure related to revenue recognition policies. Management believes that its revenue recognition policies and practices are in conformance with SAB 101.

                                    BUSINESS

BUSINESS OVERVIEW

     We are a pioneer in the use of the Internet to conduct marketing research. We believe the Internet has become a viable medium for conducting marketing research, and we are well positioned to lead the transition to the Internet. Founded in 1994, we performed our first Internet-based research project in 1995 and continue to be a leading provider of Internet-based marketing research. Societal changes and today's complex business environment have accelerated businesses' need for marketing research. We have developed products and services that include custom research, syndicated research and easy-to-use, self-directed research to address our clients' diverse marketing research needs. We believe that the combination of our proprietary Internet-based technology, our high-quality online respondent panels and experienced research professionals produces faster, better and richer results than those obtained using offline marketing research methods. Our Internet-based technology provides a highly automated platform to perform a large volume of marketing research. Our proprietary online research panels contain over 500,000 registered respondents who have provided us with information allowing us to reach highly targeted groups of people quickly and efficiently. Our experienced marketing researchers use their knowledge of marketing research, our Internet-based technology and our online panels to deliver marketing research information to our clients.

INDUSTRY OVERVIEW

  Growth and Acceptance of the Internet

     International Data Corporation, an information technology data and analysis company, estimates the number of worldwide Internet users will grow from 196 million at the end of 1999 to 502 million at the end of 2003. Jupiter Communications, a provider of e-commerce research, estimates the percentage of households in the U.S. that will be online will increase from 44% in 1999 to 63% in 2003. We believe this growth and acceptance of the Internet is principally driven by the widespread adoption of personal computers and Web-enabled devices as they have become increasingly prevalent and affordable. In addition, the cost of Internet access has declined as Internet Service Providers have moved to flat-rate and low- or no-cost rate structures.

     We believe the Internet has become an effective medium for conducting marketing research because of its widespread growth and acceptance. Due to the decreasing cost of personal computers and Web access, an increasingly diverse group of people with demographics more reflective of the general population is using the Internet. As a result, we believe marketing research conducted on the Internet increasingly provides quality results that accurately reflect the preferences of the general population and those segments of the population that businesses want to understand better.

  Offline Marketing Research Industry

     Businesses rely on feedback from the marketplace to make decisions about the products and services they offer. The more information businesses can gather about their customers, their potential customers and their competition, the more likely it is that they will be able to develop and sell products and services that people will buy and use. Marketing research is a critical tool used to gather the information that businesses need to make decisions regarding product portfolios, advertising and promotion efforts and channels of distribution. According to the European Society of Opinion and Marketing Research, an independent trade association, approximately $13.4 billion was spent on marketing research worldwide in 1998, a 10% increase from 1997.

     Marketing research requires expertise in designing, gathering, processing and analyzing information in order to provide accurate and reliable feedback. Methods generally used by offline marketing researchers include in-person and telephone interviews and direct mail surveys. These methods are costly because they involve time-consuming and labor-intensive efforts to find and interview people and to process and analyze information. Data acquisition costs are also high due to declining cooperation rates among offline survey participants. According to a survey conducted by the Council for Marketing and Opinion Research, an independent trade organization, the percentage of Americans agreeing to participate in offline surveys declined from 20% in 1995 to 14% in 1999. Marketing researchers have adopted technology such as automated phone interviews and product scanner tracking in an attempt to increase efficiencies in data collection and processing. However, these methods still require a high degree of manual processing, remain time-consuming and labor-intensive and do not address declining participation rates.

     Societal changes and the complexity of today's business environment have greatly increased demand for high-quality marketing research. Increased competition, globalization of products, technological innovation and rapidly changing consumer preferences and lifestyles have accelerated the need for marketing information. The risk to marketing research in this environment is that businesses will forgo spending on marketing research because the time and cost outweighs its value. Because of the expense, marketing research has historically been primarily affordable to FORTUNE 1000 companies and prohibitively expensive for small and mid-sized businesses. We believe that before the Internet became available as a research tool, the marketing research industry was unable to satisfy the increasing demand for fast, affordable and quality research.

  Online Marketing Research

     We believe the Internet is fundamentally changing the marketing research industry and allowing researchers to better meet the challenges posed by today's business environment. Using the Internet, marketing researchers can rapidly access, collect and process large amounts of data from diverse groups. Online marketing research lowers data acquisition costs and provides opportunities to expand the market to include companies that previously could not afford the high cost of research. The Internet provides direct access to potential survey participants and offers a convenient and unique environment for participants to view and respond to surveys.

     Internet-enabled survey methods speed up the information-gathering process by preparing and delivering surveys and retrieving information electronically. As surveys are completed, the results are captured and stored automatically. These methods eliminate the need to print and distribute surveys and substantially reduce the time required for entering and compiling data.

     Further, we believe the Internet provides a superior, cost-efficient platform for marketing research. The Internet eliminates the time-consuming, labor-intensive and costly processes associated with offline research, significantly reducing the cost of each completed survey. Lower per-survey costs allow online marketing researchers to collect more data from larger audiences. With lower cost access to large groups, online researchers are able to reach and provide information from highly targeted demographic segments at speed and costs unavailable through offline research methodologies.

     It is our belief that the Internet also provides a unique and user-friendly environment for conducting surveys. Internet-enabled surveys can accommodate a variety of new media, including websites and streaming audio and video that cannot be integrated into offline surveys. We believe that exposing participants to these media allows researchers to capture feedback needed by marketers to assess new product offerings and test new advertising messages more accurately. Using the Internet, participants can complete surveys at their convenience and are not subject to the bias that may be introduced by an interviewer. We believe the convenience and anonymity offered by Internet surveys lead to richer, more detailed responses.

  Challenges of Moving Marketing Research Online From Offline Methods

     Although the Internet presents a significant opportunity for marketing researchers, transitioning from offline research to an online environment presents substantial challenges. To use the Internet for marketing research, companies must convert or abandon offline methodologies, develop Internet expertise and invest in new infrastructure and technology. Marketing research companies must also gain access to people who are online and willing to participate in research. We believe that, to successfully compete in an online environment, marketing research companies must develop online panels of survey respondents and integrate their online panels with their online technologies.

     We believe that many marketing research firms that have attempted to migrate to online methodologies have been unsuccessful. This is because of the high investment costs required to develop new technologies and expertise, a reluctance to abandon existing business models and a lack of understanding about online panel building and the online environment. Most offline marketing research companies rely on direct mail and telephone surveys that are supported by dated technology systems, known as legacy systems. These legacy systems cannot be modified to meet the particular demands of the Internet and must be abandoned by companies attempting to conduct online marketing research, often at high cost.

     We believe that many offline marketing research companies have not recognized that, to be effective, online marketing research should be conducted using panels of respondents who have provided the researcher with detailed demographic information and who have given their permission to be surveyed. Creating and maintaining online panels requires knowledge and expertise that these companies have not gained by building and using offline panels or other survey methods. We believe online panel building and maintenance requires an understanding of online communities and Internet users which can be gained only through years of online experience.

THE GREENFIELD ONLINE ADVANTAGE

     We are a pioneer in the use of the Internet as a foundation to build a marketing research business. We were founded in 1994 and conducted our first Internet-based marketing research project in 1995. Our early entry and first-mover advantage have enabled us to develop a strong brand position for Internet-based marketing research. We believe our five years of Internet experience have provided us with a critical mass of knowledge and expertise, which cannot be replicated without a similar investment of time and resources. We believe that the combination of our Internet-focused technology, high-quality online panels and experienced marketing research professionals provides us with the ability to meet the challenges of the marketing research industry and produce faster, better and richer results than can be obtained using offline marketing research methods.

  Internet-Focused Technology

     We are a 100% Internet-enabled company. Since 1994, we have developed our technology with the specific goal of harnessing the Internet to perform marketing research. The technologies we have developed provide a highly efficient platform to perform online marketing research and allow us to offer research to a broad range of clients. Our core technology is our Web Research Engine, comprised of three proprietary technologies: NetTap, Survey Wizard and QuickTake. Our Web Research Engine allows us to reduce data acquisition costs by expediting, and in some cases eliminating, many of the labor-intensive functions of offline marketing research such as survey creation, identification of potential respondents and data collection and input. Our technology also allows us to deliver information faster than offline methods by automating questionnaire design, reducing in-field survey time and facilitating data collection and compiling. Using our technology, we believe we provide enhanced services to our clients by conducting surveys that elicit detailed and accurate information from the specific groups that match our clients' cost and timing needs. Our technologies are also designed to be easy to use and eliminate the need for highly skilled computer programmers to set up and process surveys.

  High-Quality Online Panels

     We have spent the last five years building, refining and investing in our proprietary research panels. Our proprietary NetReach Internet recruiting techniques enable us to build and replenish online panels comprised of responsive and geographically and demographically diverse participants. We are able to target very specific segments of our panels based on the marketing research needs of our clients because each panelist has provided us with a detailed personal profile comprised of up to 70 fields of information. We believe that because each of our panelists has joined us voluntarily, we receive timely and accurate responses to our surveys. The combination of our technology and our online panels also significantly reduces the cost of conducting surveys when compared with offline data collection methods. Response and participation rates, sample gathering and survey delivery costs that impede offline research have less impact on our marketing research because our online methodologies permit us to identify, contact and survey additional respondents with minimal cost and effort.

  Experienced Researchers

     Marketing research requires special skills and training due to the complexity of developing and producing surveys that deliver reliable, actionable data. Therefore, we require the involvement of experienced researchers at every stage of the process, from the consultative sale to report delivery. We believe that the relevant industry experience and the combined knowledge and expertise of our researchers provide us with a distinct competitive advantage. As a result, our researchers drive the decisions, technology and product development of our company.

OUR STRATEGY

     Our goal is to expand our position as a leading Internet-based marketing research company. We have developed a strategy to be the largest and most recognized supplier of marketing research worldwide, measured by market share, product quality, geographic coverage and strength of brand name. Our strategy is to:

  Expand the Market

     Our strategy to expand the market for online marketing research is threefold.

     o Convert users of offline marketing research to online research. We attract buyers of offline marketing research by demonstrating the advantages of Web-enabled marketing research and the superiority of our technology, panels and researchers. These advantages enable us to provide clients with a faster, better and richer marketing research solution. Since our inception, we have expanded our client base to include clients who have traditionally relied upon offline marketing research.

     o Grow sales to current clients. We intend to increase our sales to current clients by offering a comprehensive suite of marketing research products and services that will strengthen client loyalty and increase recurring revenues. We also establish long-term relationships with our clients by developing and marketing updated, subscription-based services as well as customized systems and online panels. By offering our clients comprehensive, continuing and customized services, we believe we will cultivate high-value relationships that increase client loyalty.

     o Expand addressable market. We also intend to expand our addressable market by developing and offering products and services at various price points to clients for whom marketing research has historically been prohibitively expensive. We intend to provide quality research not only to large FORTUNE 1000 corporations but also to small and mid-sized businesses, which have been traditionally underserved by the marketing research industry. To address the needs of this market, we will continue to develop a range of self-directed, Web-based products that allow our clients to quickly and cost effectively receive feedback on questions they need answered prior to or instead of committing substantial resources to larger research studies. We launched our first Web-based self-directed service, QuickTake.com, in February 2000. Visitors to QuickTake.com conduct surveys on their own and start obtaining results in a matter of hours. We will continue to develop online products and services that expand our market by providing more direct access to information.

  Build and Maintain Our High-Quality Online Research Panels

     We believe the most critical element of successful online marketing research is panels that provide reliable, high-quality responses that accurately mirror the opinions and attitudes of targeted groups. By building a quality general consumer panel and highly targeted vertical panels, we believe that we can accurately research both the general population and specific hard-to-research demographic groups.

     We use our proprietary NetReach recruiting process to build and grow the broadest and most representative panels. By providing access to highly targeted panels and entering into strategic alliances with other companies to codevelop or gain access to additional highly targeted panels, we intend to meet our clients' need to target hard-to-research demographic groups. Through the addition of demographic, lifestyle and other relevant panelist data, we continuously improve our panels. We strive to preserve panelist participation and longevity by building a sense of community and involvement among our panel members.

We maintain panel relations programs featuring newsletters, personalized emails and selected research results.

  Develop and Enhance Our Scalable, Proprietary Internet Technology

     Our proprietary Web Research Engine enables us to efficiently perform marketing research and deliver results online. We continuously develop and enhance our technology to maintain and improve the speed and reliability of our marketing research services. Our efforts are initially focused on automating all functions of the marketing research process. In the longer term, we intend to continue to develop technologies that will enable us to introduce new products and services. We also intend to continue to enhance our Web Research Engine and our websites to ensure speed, sophistication, flexibility, functionality and security.

  Attract and Retain High-Quality, Experienced Marketing Research Professionals

     As we grow our client base and increase the number of products and services we offer, we will need to increase the number of experienced researchers to service our clients. We believe that marketing researchers with significant experience most effectively sell to and service our clients. To meet the expected growth in our business, we intend to increase the number of people with relevant industry experience through an aggressive recruiting campaign and an internal referral program. In addition, we have implemented appropriate performance-based compensation strategies to attract and retain research professionals.

  Increase Brand Awareness

     Since inception, we have worked to build strong brand awareness among the purchasers of marketing research. We strive to be the recognized authority in marketing research. We believe that brand awareness increases our credibility, increases demand for our services and positions us as the quality provider of marketing research. We intend to continue to build our brand awareness through a concerted effort that includes public relations campaigns as well as online and offline advertising.

OUR WEB RESEARCH PLATFORM

     We believe the technologies and online panels we have developed provide a highly efficient platform to perform online marketing research and allow us to offer research to a broad range of clients.

  Web Research Engine

     Our core technology is our Web Research Engine. All of our products and services rely on Internet technologies that we have developed or adapted to collect, process, analyze and report marketing research information. These integrated technologies, which seamlessly interface with each other and our online panels, are what we call our Web Research Engine. Our Web Research Engine is comprised of highly secure applications, an underlying database system and QuickTake technology, which allow large numbers of surveys to be created, gathered and processed efficiently. Our software was designed to be user-friendly and compatible with a broad range of technologies. The key components of our Web Research Engine are:

     Survey Wizard. Our Survey Wizard software allows us to create and execute complex Web-enabled surveys that can incorporate sophisticated multimedia. Survey Wizard allows our researchers to create surveys easily and efficiently with commonly available desktop software. This technology automates the coding of questions, generates Web-ready surveys, and collects and stores data. This automation eliminates the need to employ numerous skilled programmers to code each survey and reduces the time required to create Web surveys. Our Survey Wizard software has features that enhance the quality of our surveys by reducing the number of incomplete responses as well as the time and cost of editing. Survey Wizard can dynamically control how information from respondents is captured, thereby reducing inaccuracy and inconsistency in the data. By directing different questions to the respondent based upon their prior answers, Survey Wizard allows for a more custom and detailed set of responses.

     NetTap. NetTap is a proprietary set of database tools that provides a user-friendly interface for executing marketing research studies. NetTap seamlessly interfaces with Survey Wizard and our online panels and allows us to:

     o select a sample of respondents from our online panels;

     o generate email invitations to the selected sample;

     o publish surveys on the Web; and

     o collect, store and retrieve data.

     QuickTake. QuickTake is a 100% Web-based survey tool that allows us to offer self-directed surveys for clients who need quick feedback. QuickTake provides a Web-based interface and allows surveys to be conducted without the use of a research staff. QuickTake is a powerful and user-friendly software tool and features built-in functionality for easy navigation, flexible survey formatting and real-time reporting of results. QuickTake can be used to perform surveys among online audiences from the Web or from the user's own lists or databases, such as employee groups, business partners, customers or website visitors.

     Each of our proprietary technologies that makes up our Web Research Engine allows users, either our researchers or our clients, to launch and monitor surveys and compile survey data from their personal computers, eliminating the multistep, multiperson processes used by offline marketing research firms.

  Greenfield Online Panels

     All of our products and services rely on online panels of respondents that we have recruited to participate in our marketing research studies. Using NetReach, our continuous, dynamic proprietary technique for building and maintaining online respondent panels, we attract potential panelists from the entire spectrum of the Internet. We also obtain new members from our www.quicktake.com website. Upon completing a survey launched from QuickTake.com, respondents are invited to become members of our Greenfield Online panels. The only way someone can become a panel member is by registering at our panelist website, www.greenfieldonline.com, and completing a demographic and lifestyle profile. This registration process is completely voluntary and automates the capture of detailed demographic and lifestyle information that is needed to target the various populations that our clients want to research. Our panel relations program encourages a commitment to participate by upholding strict security and privacy standards and maintaining regular contact with our panel members. All of our marketing research studies report aggregate information about groups, not individuals. Individually identifiable information is never reviewed or published as part of a research survey. The combination of our recruiting techniques, registration process and panel relations program allows us to have highly diverse and comprehensively profiled online panels that can support a wide range of marketing research products and services.

     To date, we have recruited and registered over 500,000 respondents, residing in households containing approximately 1.6 million people. We have collected and maintain up to 70 fields of demographic and lifestyle information from each of these respondents. We believe that the level of detail we have compiled about these panelists and their households provides us with a strategic advantage. Our NetReach recruiting program contrasts with the recruiting strategies of many of our competitors who maintain larger databases but lack our detailed profiles. Our online panels are comprised of:

     General Consumer Panel. Our large, general consumer panel consists of a cross section of people who access the Internet from the U.S. and more than 100 other countries. This online panel is built and maintained through our panelist website, www.greenfieldonline.com, which provides access to our surveys, information relevant to our panel members and a means for communicating questions or comments to us.

     Targeted Vertical Panels. Our vertical online panels target people representing segments of the population that are important to the marketing efforts of our clients, but who are difficult to reach through offline research methods. These panels currently include college students, teens, mothers with babies, gays and lesbians, pet owners and veterinarians, seniors, traveling executives and future brides. We expect to continue to build additional targeted vertical panels based on the research needs of our clients.

PRODUCTS AND SERVICES

     We offer a comprehensive suite of marketing research products and services exclusively using Internet-based methodologies supported by our Web Research Platform. We currently offer custom, syndicated and self-directed marketing research.


                                          PRODUCTS AND SERVICES

         CUSTOM RESEARCH                   SYNDICATED RESEARCH                SELF-DIRECTED RESEARCH
----------------------------------  ----------------------------------  ----------------------------------

Full-service quantitative and       Our research and data compiled and  Easy-to-use online research
qualitative research designed to    packaged for off-the-shelf or       designed by individual users
meet each client's specific needs   subscription sales to multiple
                                    clients

BRANDED SERVICES                    DIGITAL CONSUMER STUDIES            QUICKTAKE.COM
o FocusChat--online focus groups    o Market intelligence on selected   o A self-directed Internet-based
o MindStorm--online brainstorming     research topics                     survey tool that rapidly
PRIVATE-LABEL SERVICES                                                    captures feedback from general
o FieldSource--data collection      NETREACH VERTICAL MARKET STUDIES      or targeted audiences
  services for marketing            o Studies conducted among our
  researchers who have no or          NetReach vertical panels
  limited Internet research           representing hard-to-research
  capabilities                        groups
                                    DIGITAL CONSUMER STORE
                                    o Allows immediate online purchase
                                      of our Digital Consumer branded
                                      studies

                                          WEB RESEARCH PLATFORM

                                         GREENFIELD ONLINE PANELS
                                          General consumer panel
                                         Targeted vertical panels

                                           WEB RESEARCH ENGINE
                               Survey Wizard--automated survey preparation
                    NetTap--survey distribution and collection; panel member selection
                              QuickTake--Web-based self-directed survey tool

  Custom Research

     Custom marketing research services include studies designed to elicit information on topics specifically identified by a client from populations they wish to target. Our clients generally invest in custom research to minimize the risk associated with making decisions involving large expenditures for their businesses. We believe that our experience base allows us to design marketing research that elicits the accurate and reliable information our clients need to make more informed decisions about their marketing efforts. Our custom research services are based on proven quantitative and qualitative marketing research principles.

     In contrast to companies that focus on one area of marketing research, such as customer satisfaction, we offer a full range of custom research to help marketers make decisions. We offer services to guide our clients' marketing efforts, including new product development, advertising and promotion, customer acquisition and retention and e-commerce strategies.

     For all of our custom research studies, we work closely with our clients to understand their specific information needs. Based on our understanding of our clients' needs and our experience in conducting online marketing research, we design, execute and analyze research studies. The services we provide for a typical custom research survey include questionnaire design, data collection and processing, analysis and interpretation of results. Although we can use our technology to collect and process data, we rely on our researchers to design and analyze the research to provide high-quality information to our clients. Questionnaires are designed by experienced research professionals who know how to ask unbiased questions to elicit the specific information needed. Beyond simply reporting the results, our researchers analyze and interpret the data to help our clients understand what the results mean to their business.

     Branded Services. We have developed custom research services that rely on proprietary techniques and technologies. The branded custom services we currently offer are FocusChat and MindStorm, which are analogous to focus groups and brainstorming in offline research services. We developed these services to provide unique and efficient methods to collect and deliver custom research services. By conducting these custom research services online, we eliminate the travel costs associated with gathering together a group of people and a moderator in one location to conduct the research sessions. Through the use of our Internet-based technologies, we also significantly reduce the time associated with compiling the data after the research is completed.

     o FocusChat. Group interviewing is a common research methodology used to explore ideas or gain in-depth insights among small groups of people, facilitated by a moderator. We conduct online group discussions for our clients, using FocusChat, our proprietary software. By conducting these group interviews online using FocusChat we can assemble and engage respondents, clients and the group moderator from around the world in a highly interactive discussion and provide the resulting transcripts for immediate review and analysis.

     o MindStorm. Brainstorming is a common research technique where participants engage in an open discussion without the leadership of a moderator. MindStorm is our proprietary software that acts as an online think tank. This software permits participants from around the world to brainstorm on a series of topics or questions that are posted on an electronic bulletin board. This technique creates an environment for unstructured discussion that provides our clients with realistic and detailed feedback. Using MindStorm, we can monitor the progress of the discussion, encourage and prompt participants to remain continuously engaged throughout the session and electronically capture the information and ideas formed by our participants for immediate review and analysis.

     Private-Label Services. We offer data collection services through our FieldSource service for other marketing research companies that have no or limited Internet research capabilities.

     o FieldSource. Through FieldSource, we expand the market for our services by providing marketing research and consulting companies with access to our online panels and our Web Research Engine. FieldSource enables these companies to buy market data collection services from a recognized source rather than building their own Internet-based marketing research capabilities. Many FieldSource clients are well-established marketing research companies that have developed long-standing customer relationships by providing expertise for a particular industry or highly specialized research. Through FieldSource, we can serve as a supplier to these marketing researchers rather than competing with them by building industry-specific expertise in-house at considerable cost.

  Syndicated Research

     We conduct research and create syndicated reports that we sell to multiple clients on an off-the-shelf basis. These reports are of general interest to our clients and enable them to find information without the expense of a custom research study. We offer two types of syndicated information products: Digital Consumer studies and NetReach vertical market studies. Digital Consumer studies can be purchased online through our Digital Consumer store.

     Digital Consumer Studies. We have designed our Digital Consumer studies to provide our clients with market intelligence about Internet commerce, consumer use of the Internet and other topical issues. We select our research topics based on market demand and our core competencies: in-depth knowledge of the Internet and its impact upon consumers and the ability to access and research hard-to-reach groups. This syndicated research is conducted among samples derived from our panels. Once conducted and analyzed, the reports are made generally available for purchase.

     To date, we have produced the following studies:

           NAME                                                   TOPIC
--------------------------  ---------------------------------------------------------------------------------
Brides Decide               Annual study of the purchasing decisions made by future brides
Dollars and $ense           Study about how consumers are using the Internet to fulfill their financial needs
e-Merging Music             Semiannual study of online music shoppers, with a supplement analyzing popular music websites
Executives in Motion        Semiannual study of the products and services executives are using while on business trips
Eye on Apparel              Semiannual study of online clothing shoppers, including an analysis of the top clothing websites
Home for the Holidays       Annual study of online shopping and purchasing intentions for the holiday season
Lowdown on the Countdown    Study about Internet consumers' perspectives on the new millennium, including Y2K fears and preparations
NetStyles                   Semiannual study of how Internet usage is changing family life, including
                            Internet usage in the U.S., Asia/Pacific, Australia, Canada, the United Kingdom
                            and other European countries
Ordering Groceries Online   Semiannual study about consumer reactions to online shopping
Picture Perfect             Study to understand the picture-taking habits of mothers and to examine the growth and/or crossover to digital and Web-based photo activities
Shopping Index              Quarterly study of what Americans are buying and doing on the Internet
Surfing Seniors             Semiannual study of how the 55+ age group is using the Internet
Toy Purchasing Study        Study that examines the toy shopping and purchasing behaviors of mothers with small children using our Moms & Babies panel
Website Evaluation          Study of opinions toward leading websites aimed at mothers
What Are the Odds?          Study profiling online and offline gamblers

--------------------------------------------------------------------------------

     NetReach Vertical Market Studies. NetReach vertical market studies include surveys conducted among our NetReach vertical market panels of hard-to-research groups. Each vertical market study is designed to provide trends and in-depth information about purchasing, media usage, lifestyle, brand and/or product preferences about a particular NetReach vertical market. For our current vertical market studies, we have entered into strategic relationships where we combine our expertise with the experience of firms that help us gain access to hard-to-research groups, maximize our understanding of these groups, establish credibility through the use of their brand name and help us market these studies. The studies are conducted and reported on an ongoing basis. Clients can purchase our NetReach vertical market studies individually or on a subscription basis. Our ongoing NetReach vertical market studies currently include the Pulsefinder On-Campus Market Study and the Lesbian & Gay Market Study.

     Digital Consumer Store. As an added convenience to our clients, we offer our Digital Consumer branded studies for immediate purchase at the Digital Consumer store on our website. Our Digital Consumer store allows us to deliver our products to a broader audience. We intend to increase the number of research products available for sale online.

  Self-Directed Research

     We believe the Internet affords new opportunities for easy-to-use, cost-effective online research. The time and cost involved in executing marketing research offline historically has meant that many small to mid-sized companies could not afford research. We have developed Internet survey tools that reduce the time and cost of marketing research, making research more accessible to anyone who needs to gather information. We offer products and services at various price points to address a wide range of needs. Combining our knowledge and marketing research expertise with our understanding of the Internet environment and technologies, we believe we offer superior self-directed online research tools. We intend to continue to develop and refine our self-directed products and services.

     QuickTake.com. In February 2000, we launched QuickTake.com, our 100% Web-based self-directed research offering. At www.quicktake.com, users can quickly and easily open an account, design a questionnaire of up to ten questions and obtain access to broad or highly targeted audiences. QuickTake.com allows users to rapidly design surveys or put together questions using templates of commonly used research question formats. QuickTake.com offers options for surveying between 50 and 500 people who meet specific demographic, geographic, lifestyle or usage criteria in over 40 predefined categories. When a survey is launched, real-time results are automatically compiled and can be viewed online from a user's account. We believe QuickTake.com is especially useful for clients who either cannot afford custom marketing research services, want only quick feedback without the analysis our researchers provide or who require input before making an investment in a larger custom marketing research project.

STRATEGIC BUSINESS RELATIONSHIPS

     We establish business relationships, both formal and informal, with companies that we believe complement our business objectives in the following areas:

     o Building and enhancing our online research panels;

     o Developing new products and services;

     o Strengthening and using our technological expertise; and

     o Increasing our brand awareness.

     Of the strategic business relationships that we have entered into, we believe the following three relationships best meet the above criteria and provide us with a competitive advantage.

     Forrester Research. We are a preferred provider of online marketing research services for Forrester, a leading information technology research firm. Through this relationship, we have the right to use Forrester's
Technographics(R) scale to classify our panelists, which enables us to target people based on their attitudes toward technology. We believe that our relationship with Forrester has enhanced our panels and targeting capabilities as well as our overall market exposure.

     Flackett Stevens and Associates Ltd. Flackett Stevens and Associates Ltd. is an international marketing research company that has developed a research program for tracking the sale of baby products in Europe. We have an exclusive agreement with Flackett Stevens to develop and market this program in the U.S. We believe this relationship provides us with international exposure as well as expands our existing syndicated services.

     YouthStream Media Networks, Inc. Through our relationship with YouthStream, a media company, we have built a panel of over 30,000 college students and have jointly developed an ongoing tracking study of this market. The agreement with YouthStream provides us with the exclusive right to access this panel and all marketing research derived from this panel. This relationship has helped us to gain access to a market demographic that has traditionally been difficult to research and to develop new products and services.

CLIENT DEVELOPMENT, MARKETING AND PUBLIC RELATIONS

  Client Development

     We have made a substantial investment in our client development professionals to better serve our clients and service additional markets. Our sales strategies are based on a consulting model in which we learn about our clients' business needs so that we can help them purchase appropriate marketing research. We believe this kind of selling is best accomplished by people with professional training in marketing research methodologies and years of sales experience. Trained professionals fully understand the client's business and how specific marketing issues can be addressed by research. In addition, client projects are often confidential and complex, requiring the establishment of a relationship of trust with our clients. We recruit and maintain salespeople experienced in marketing research. As of March 13, 2000, we employ 16 sales professionals with an average of 17 years of marketing research experience. To serve our clients locally, we have established an office in San Francisco, California, and have client development representatives located in Redmond, Washington; St. Louis, Missouri; and Chicago, Illinois.

  Marketing

     Our marketing activities are directed by an internal marketing department and through the use of outside consultants. We employ an integrated marketing approach to reinforce our brand and promote our products and services. This marketing approach is comprised of:

     o Websites. We use our websites to build brand awareness and communicate with our clients, potential clients and panelists. Our advertising and marketing efforts direct clients and potential clients to our corporate website, www.greenfield.com. We use this website to introduce potential clients to our company. Our panel recruiting and survey website, www.greenfieldonline.com, helps us to build our various online panels, conduct surveys and create an atmosphere of community for participants. Our self-directed survey website, www.quicktake.com, markets, sells and executes our QuickTake services.

     o Advertising and Promotion. We build brand recognition and generate client leads in separate advertising campaigns for Greenfield Online and for QuickTake. We advertise in a variety of national print media, including magazines and newspapers, as well as trade journals and other industry publications. We also regularly mail promotional and survey materials to our clients and potential clients. In addition, we present at a number of trade shows and conferences. In September 1999, we hosted our Information Edge conference in San Diego, California. Planned as an annual event, the conference brings together senior marketing executives to network, share ideas and interact with industry leaders.

  Public Relations

     Through our internal public relations department and the use of two public relations agencies, we have a vigorous, ongoing campaign of press releases. These releases provide free research information of general or industry-specific interest. Our research results have been featured in The Wall Street Journal, USA Today, The New York Times, Business Week, NBC Nightly News and other major media outlets.

TECHNOLOGY AND INFRASTRUCTURE

     Since 1994, we have spent and will continue to spend significant financial and management resources to develop and build our robust, scalable user interface and transaction processing system for conducting online marketing research. Our system is based on internally developed proprietary software. Our system has been designed around industry-standard architectures and has been designed to reduce downtime in the event of outages or catastrophic occurrences. Our technology infrastructure provides 24-hour-a-day, seven-day-a-week availability. Our primary Web-survey and panel-management systems are hosted by UUNET under a colocation service agreement which provides for redundant power supply and communications systems. To maintain reliability and allow offline survey development and analysis of panel and survey data, we are in the process of replicating the functionality of the UUNET system at our Wilton, Connecticut facility. Our Wilton facility is equipped with our own uninterruptible power supply, heating, ventilation and fire suppression systems. Data is backed up on a daily basis at both the UUNET and Wilton locations, and we routinely remove backed-up data from our primary storage facilities.

     Regular capacity planning allows us to quickly upgrade existing hardware and integrate new hardware to react quickly to a rapidly expanding member base and increased traffic to our websites. Our in-house technology group designs our system architecture and supervises its development and deployment. We license commercially available technology when appropriate in lieu of dedicating our own human or financial resources.

     We employ several layers of security to protect data transmission and prevent unauthorized access. Strict password management and physical security measures are followed. Computer emergency response team alerts are read and, where appropriate, recommended action is taken to address security risks and vulnerabilities. From time to time, we use the services of third-party computer security experts. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise of the technology used by us to protect customer transaction data. Any such compromise of our security could harm our reputation and, therefore, our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.

OUR CLIENTS

     Our client base has grown to a diversified group of over 350 clients from a variety of industries. No one client accounted for 10% of our total revenues in 1999. Since January 1, 1998, at least 32 clients have purchased in excess of $75,000 for online marketing research services from us, as listed below:


CONSUMER PACKAGED GOODS     TECHNOLOGY/INTERNET          ADVERTISING AGENCIES
-----------------------     -------------------          --------------------

CONSUMER SERVICES           HEALTHCARE/PHARMACEUTICALS   RESEARCH AND CONSULTING
-----------------           --------------------------   -----------------------

COMPETITION

     The marketing research industry is highly competitive and, while the industry has existed for many years, the Internet-based marketing research industry is new and rapidly evolving. We currently compete against other marketing research companies and technology companies that have developed tools for conducting marketing research. The primary competitive factors in our industry include the quality and timeliness of research, the prices of products and services and position in the marketplace. We believe we distinguish ourselves from our competitors through a combination of our technology, superior online panels and experienced marketing researchers.

     We expect competition to intensify as existing offline marketing research firms recognize the significance of the Internet and as other companies already engaged in Internet-based services recognize the potential revenue to be derived from online marketing research. Our current competitors include:

         OFFLINE MARKETING                         ONLINE MARKETING                      ONLINE RESEARCH
              RESEARCH                                 RESEARCH                           TOOL PROVIDERS
------------------------------------  ------------------------------------------  ------------------------------
  o Market Facts, Inc.                o Decision Analysts                         o InsightExpress L.L.C.
  o Millward Brown                    o Digital Marketing Services, Inc.          o MarketTools, Inc.
  o NFO Worldwide, Inc.               o Harris Interactive Inc.
  o The NPD Group, Inc.               o Millward Brown Interactive
                                      o NFO Interactive
                                      o The NPD Group Online Division

OUR INTELLECTUAL PROPERTY

     We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success and rely on patent, trademark and copyright law, trade secret protection, confidentiality and assignment of invention agreements and/or license agreements with employees, customers, independent contractors, partners and others to protect our proprietary rights. We strategically pursue the registration of our trademarks and service marks in the U.S. and have applied for and obtained registrations in the U.S. for some of our trademarks and service marks, including Research Revolution, NetReach and FieldSource. Greenfield Consulting Group, owns the names Greenfield and Greenfield Online, holds a U.S. registration for the Greenfield mark and has applied for registration of the Greenfield Online mark. We maintain an exclusive, royalty-free license to the name Greenfield Online for Internet-based marketing research and a license to use the Greenfield name as part of one of our corporate domain names, www.greenfield.com. Greenfield Consulting Group does not have effective trademark registration of the name outside the U.S. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online.

     In August 1999, we were sued by Harris Interactive seeking, among other things, to cancel our registration of the mark, Research Revolution. If this claim were to be successful, or if we are otherwise prevented from using any of our trademarks, our brand recognition and business may suffer. As a result, we would have to make substantial expenditures to promote and rebuild our brand identity and loyalty with our clients and members of our Internet panels.

EMPLOYEES

     As of March 13, 2000, we employed a total of 123 people. None of our employees is represented by a collective bargaining agreement. We have not experienced any work stoppages and consider our relationship with our employees to be good.

FACILITIES

     The following table describes our facilities:

                                              APPROXIMATE
                LOCATION                     SQUARE FOOTAGE             USE                  TERM OF LEASE
----------------------------------------  --------------------   -----------------   -----------------------------
15 River Road                             20,085 square feet     General office      October 20, 1999-
Wilton, CT                                                                           November 14, 2000
15 River Road                             30,203 square feet     General office      November 15, 2000, as
Wilton, CT                                in a building yet to                       adjusted - nine years from
                                          be constructed                             the commencement date
15 River Road                             3,083 square feet      Data center         October 20, 1999-
Wilton, CT                                                                           November 15, 2009, as
                                                                                     adjusted nine years from the
                                                                                     commencement date of the
                                                                                     30,500 square foot general
                                                                                     office lease
116 New Montgomery Street                 3,583 square feet      General office      January 9, 1998-
San Francisco, CA                                                                    December 1, 2004

     We lease approximately 23,168 square feet for our corporate headquarters and data center in Wilton, Connecticut. We will occupy this space while our future corporate headquarters and principal operational facilites are under construction. The landlord of our future headquarters has projected that the building improvements for the general office space will be delivered to us on or before August 15, 2000. We intend to complete our tenant improvements and occupy the new facility before November 15, 2000, when the nine-year lease is scheduled to begin.

     Effective December 1, 1999, we amended our lease for office space at 116 New Montgomery Street, San Francisco, California. The amendment increased our space from 803 to 3,583 rentable square feet. The lease provides that the landlord will make another 1,811 rentable square feet available to us so that we may relocate to contiguous space on or before October 31, 2000. If the landlord fails to make this space available, we have the option to terminate the lease.

     We lease all of our facilities and believe our current facilities are adequate to meet our needs for the foreseeable future. We believe additional or alternative facilities can be leased to meet our future needs on commercially reasonable terms.

LEGAL PROCEEDINGS

     From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. Except as discussed below, we believe that there are no claims or actions pending or threatened, the ultimate disposition of which would have a material adverse effect on us.

     On August 6, 1999, Harris Interactive Inc. filed a complaint against us in the U.S. District Court for the Western District of New York. This complaint, which was amended on September 23, 1999, seeks to have the registration of our trademark Research Revolution cancelled and also seeks the following relief:

     o A declaratory judgment that Harris Interactive is not infringing our registered Research Revolution trademark (U.S. registration no. 2,267,753);

     o Unspecified monetary damages for alleged defamation and disparagment in connection with remarks made by one of our senior officers and third-party communications by our employees concerning Harris Interactive's business practices;

     o Unspecified monetary damages for our alleged intentional interference with Harris Interactive's contractual relationships with its customers in connection with third-party communications by our employees concerning Harris Interactive's business practices; and

     o Unspecified monetary damages for our alleged unfair competition by stating on our website that we have the world's largest Internet-based marketing research panel.

     In November 1999, we delivered a draft answer to the amended complaint to Harris Interactive, denying all claims asserted in the amended complaint. No date has been set for trial. We believe these claims are without merit, and we intend to vigorously defend this lawsuit.

     Although resolution of these claims could cause us to expend significant financial and managerial resources, which could adversely affect our business operations, in our opinion, resolution of these matters will not have a material effect on our financial position, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names, ages and positions of our executive officers and directors as of March 13, 2000, are:

NAME                                            AGE   POSITION
----------------------------------------------  ---   ----------------------------------------------
Rudy Nadilo(1)................................  46    Chairman of the Board, President and Chief
                                                        Executive Officer
Robert E. Bies................................  41    Chief Financial Officer and Treasurer
Jonathan A. Flatow............................  38    Vice President, Secretary and General Counsel
Stephen J. Cook...............................  53    Senior Vice President, Client Development
Susan Rosovsky................................  37    Senior Vice President, Research Operations
Leigh-Brindeland Bell.........................  37    Senior Vice President, Business Development
Alastair Bruce................................  37    Vice President, Client Development
Hugh Davis....................................  27    Vice President, Cool Technology
Jon G. Rubin..................................  42    Vice President, Marketing
Jeffrey Horing(2).............................  35    Director
Peter Sobiloff(3).............................  43    Director
Joel R. Mesznik(2)(3).........................  54    Director
Burton J. Manning(2)(3).......................  68    Director

------------------

(1) Non-voting, ex-officio member of the Compensation Committee
(2) Member of the Audit Committee
(3) Member of the Compensation Committee

     Rudy Nadilo has served as our Chairman since August 1999 and as President and Chief Executive Officer since September 1997. Mr. Nadilo was with Information Resources, Inc., a marketing research company, serving as Senior Vice President of Information Resources' first marketing department between 1993 and 1997 and as Vice President of Product Management and Business Development between 1991 and 1993. Mr. Nadilo holds a B.F.A. from Emerson College and an M.A. from Northwestern University.

     Robert E. Bies has served as our Chief Financial Officer since October 1999 and has been Treasurer since December 1999. Mr. Bies was with The Janis Group, Inc., a solutions integration company, serving as Chief Financial Officer, Secretary and Treasurer between 1997 and 1999 and as an independent Financial Consultant from July 1996 to February 1997. He served in a variety of roles while at Bionaire, Inc., an environmental air products company, between 1990 and June 1996, including Senior Vice President and General Manager of U.S. Operations. Mr. Bies holds a B.S. summa cum laude from Long Island University and an M.B.A. with distinction from Hofstra University. Mr. Bies is a certified public accountant licensed in New York.

     Jonathan A. Flatow has served as our Secretary since July 1999 and as Vice President and General Counsel since March 1, 2000. Mr. Flatow was a Partner in the law firm of Wake, See, Dimes & Bryniczka, which he joined in 1986 as an Associate. Mr. Flatow holds a B.A. from Franklin & Marshall College and J.D. from Pace University School of Law.

     Stephen J. Cook has served as our Senior Vice President, Client Development since January 1998 and served as our Senior Vice President and Director, Quantitative Research between 1996 and 1998. Between 1994 and 1996, Mr. Cook was the principal of Prescription for Research, Inc., a private marketing research company. Mr. Cook holds a B.S. from Long Island University.

     Susan Rosovsky has served as our Senior Vice President, Research Operations since January 2000 and served as our Vice President, Client Services between 1998 and 2000 and our Director, Client Services in 1998. Between 1997 and 1998, Ms. Rosovsky was Vice President and Group Head for Custom Research at Macro International, a marketing research company. Ms. Rosovsky was Director, Analytical Services for The NPD Group, a marketing research company, between 1992 and 1997. Ms. Rosovsky holds an A.A.S. from The Fashion Institute of Technology in New York City and a B.S. from St. John's University.

     Leigh-Brindeland Bell has served as our Senior Vice President, Business Development since January 2000 and served as our Vice President, Business Development between 1997 and 2000. Between 1993 and 1997, Ms. Bell was employed with Information Resources, Inc., serving first as Account Executive and then as Director of Marketing. Ms. Bell holds an A.S. from the Art and Fashion Institute and a B.S. from the University of San Francisco.

     Alastair Bruce has served as our Vice President, Client Development since 1998. Between 1995 and 1998, he served as U.S. Marketing Director-International of NFO Worldwide, a marketing research company. He also served as Marketing Manager of NFO between 1989 and 1995. Mr. Bruce holds a B.A. with honors from Brooks College, Oxford University, England.

     Hugh Davis is a founder of Greenfield Online. He joined Greenfield Consulting Group in September 1992. In October 1994, he became Director of Online Research for Greenfield Online. In November 1998, he was promoted to Vice President, Cool Technology, which is his current position. Mr. Davis holds a B.S. from Fairfield University.

     Jon G. Rubin has served as our Vice President, Marketing since January 2000. Between 1997 and 2000, Mr. Rubin served as the Senior Vice President of Strategic Planning of News America Marketing, a division of News Corporation, an international media company. He was employed by Actmedia, Inc., an in-store retail advertising and promotion company, serving as Vice President of New Ventures between 1996 and 1997 and Vice President of Marketing between 1992 and 1996. Mr. Rubin holds his B.S. from the University of Tulsa and an M.B.A. from The Darden School, University of Virginia.

     Jeffrey Horing has served as a member of our board of directors since May 1999. From its founding in 1995 to the present, Mr. Horing has served as a Partner of InSight Capital Partners, a venture capital firm. From 1990 to 1994, Mr. Horing served as a Technology Analyst at E.M. Warburg, Pincus, an investment banking firm. Mr. Horing is also a director of Exchange Applications, Inc. He holds a B.S.E. and B.S. from the University of Pennsylvania's Moore School of Engineering and The Wharton School of Business and an M.B.A. from the M.I.T. Sloan School of Management.

     Peter Sobiloff has served as a member of our board of directors since May 1999. Mr. Sobiloff has been a General Partner of InSight Capital Partners, a venture capital company, since 1998. Mr. Sobiloff served as Senior Executive at i2 Technologies, a software company, from 1997 to 1998. From 1995 to 1997, Mr. Sobiloff served as President of Think Systems, Inc., a software company that was acquired by i2 Technologies He holds a B.A. from Baruch College.

     Joel R. Mesznik has served as a member of our board of directors since May 1999. He has been President of Mesco Ltd., a consulting company, since 1990. He is also a director of TRM Corporation and Resource Asset Investment Trust.
Mr. Mesznik holds a B.S. from the City University of New York and an M.B.A. from Columbia University Graduate School of Business.

     Burton J. Manning has served as a member of our board of directors since May 1999. From March 1998 to the present, he has also served as President of Brookbound, Inc., a consulting company. Mr. Manning was with J. Walter Thompson Co. Worldwide, an advertising firm, serving as Chairman of the board of directors from January 1997 to December 1997 and as Chairman and Chief Executive Officer between 1987 and 1996. Mr. Manning also serves on the board of directors of International Specialty Products, Inc.

CLASSIFIED BOARD

     Our restated certificate of incorporation provides for a classified board of directors of six members consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the completion of this offering, two of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and two will be elected to three-year terms. After this offering, directors will be elected for three-year terms. Peter Sobiloff and Burton J. Manning have been designated Class I directors whose terms expire at the 2001 annual meeting of stockholders.
Joel R. Mesznik and                     have been designated Class II directors
whose terms expire at the 2002 annual meeting of stockholders. Rudy Nadilo and Jeffrey Horing have been designated Class III directors whose terms expire at the 2003 annual meeting of stockholders. See "Description of Capital Stock--Delaware Antitakeover Law and Certain Charter and Bylaw Provisions."

     Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors.

BOARD COMMITTEES

     Our board of directors has established an audit committee and a compensation committee.

     According to its formal charter, adopted in accordance with the rules of the National Association of Securities Dealers, our audit committee reviews our internal accounting procedures, engages our independent accountants and consults and reviews the services provided by our independent accountants. The audit committee currently consists of Messrs. Horing, Manning and Mesznik.

     The compensation committee reviews and recommends to the board compensation and benefits for all of our executive officers and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Messrs. Mesznik, Sobiloff and Manning, with Mr. Nadilo serving as a non-voting ex-officio member. Mr. Nadilo participates in all decisions regarding salaries and incentive compensation for all employees and consultants, except that he is excluded from discussions regarding his own salary and incentive compensation.

     None of Messrs. Horing, Manning or Sobiloff has been an officer or employee of our company. Mr. Mesznik has been engaged as an independent consultant by us to provide financial and managerial consulting services since May 1999.

BOARD COMPENSATION

     Our employee directors receive no compensation for service on our board of directors. Prior to February 2000, each nonemployee director, other than Mr. Manning, was granted options to purchase 750 shares of our common stock, at the option price established by our board at the time of issuance, for each board meeting attended. The exercise price per share for these options equaled the fair market value of the common stock on the date of grant as determined in good faith by our board of directors. On May 17, 1999, Mr. Manning was granted options to purchase 92,000 shares of our common stock at an exercise price of $0.305 per share for his service on our board. In March 2000, we replaced our prior nonemployee director stock option program by adopting our 2000 Directors Stock Option Plan. This plan provides for a nondiscretionary initial grant of 20,000 stock options and a nondiscretionary grant of 4,000 stock options to each member of our board at each annual board meeting if the member is a member of the board on the date of the meeting and has served continuously as a member of the board since the date of the member's initial grant. If the member was ineligible to receive an initial grant, then the member must serve continuously as a member of the board since the effective date of this offering. The stock options granted as director compensation under the 2000 Directors Stock Option Plan are granted at fair market value and vest 50% immediately upon issuance of the grant and 25% on each anniversary of the grant if the director is still serving on our board.

     Each nonemployee director is entitled to be reimbursed the reasonable costs and expenses incurred in attending board meetings. We do not currently provide additional cash compensation for committee participation or special assignments of the board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of our compensation committee are Messrs. Mesznik, Sobiloff and Manning. Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation we paid to our Chief Executive Officer and our next most highly compensated executive officers, whose total compensation exceeded $100,000 for 1999.

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION        LONG-TERM
                                                                        ---------------------------    COMPENSATION
                                                                                        BONUS            AWARDS
                                                                                      AND OTHER        SECURITIES
                                                                                       ANNUAL          UNDERLYING
                                                             FISCAL                 COMPENSATION        OPTIONS
               NAME AND PRINCIPAL POSITION                    YEAR       SALARY          ($)              (#)
----------------------------------------------------------   -------    --------    ---------------    ------------
Rudy Nadilo
  Chairman, President and Chief Executive Officer.........      1999    $248,882      $ 2,400,000(1)      887,150
Robert E. Bies
  Chief Financial Officer and Treasurer...................      1999(2)   30,288           15,000         206,000
Stephen J. Cook
  Senior Vice President, Client Development...............      1999     123,077          268,944(1)      194,950
Susan Rosovsky
  Senior Vice President, Research Operations..............      1999      90,712           74,650         204,950
Leigh-Brindeland Bell
  Senior Vice President, Business Development.............      1999     102,154           78,000         204,950
Alastair Bruce
  Vice President, Client Development......................      1999      94,315           74,465         190,950

------------------
(1) Amounts include $2.25 million and $125,000 received by Mr. Nadilo and Mr. Cook, respectively, related to bonuses paid for successful consummation of our management buyout on May 17, 1999.

(2) Mr. Bies began his employment with us in October 1999 at an annual salary of $175,000.

                     OPTION GRANTS DURING FISCAL YEAR 1999

     The following table sets forth information concerning grants of stock options to each of the named executive officers above during 1999.

                                                                                                POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED ANNUAL
                                                                                              STOCK APPRECIATION RATE
                                       NUMBER OF     PERCENT                                   FOR INDIVIDUAL GRANTS
                                       SECURITIES    OF TOTAL      EXERCISE                        OPTION TERM($)
                                       UNDERLYING    OPTIONS       PRICE PER    EXPIRATION    ------------------------
                NAME                   OPTIONS(#)    GRANTED(%)    SHARE($)       DATE            5%           10%
------------------------------------   ----------    ----------    ---------    ----------    ----------    ----------
Rudy Nadilo.........................     687,150        18.06%       $0.31       08/06/09     $2,075,942    $3,431,767
                                         200,000         5.26         0.87       12/06/09      3,253,194     5,283,234
Robert E. Bies......................     206,000         5.42         0.51       11/06/09      1,884,765     3,063,404
Stephen J. Cook.....................     184,950         4.86         0.31       08/06/09        558,751       923,678
                                          10,000          .26         0.87       12/06/09        162,660       264,162
Susan Rosovsky......................     184,950         4.86         0.31       08/06/09        558,751       923,678
                                          20,000          .53         0.87       12/06/09        325,319       528,323
Leigh-Brindeland Bell...............     184,950         4.86         0.31       08/06/09        558,751       923,678
                                          20,000          .53         0.87       12/06/09        325,319       528,323
Alastair Bruce......................     184,950         4.86         0.31       08/06/09        558,751       923,678
                                           6,000          .16         0.87       12/06/09         97,596       158,497

     All options granted to these executive officers in the last fiscal year were granted under the 1999 Stock Option Plan. Grants issued to these executive officers prior to March 2000 were issued under the original form of Non-Qualified Stock Option Agreement. Our board of directors approved an amendment to our 1999 Stock Option Plan on March 3, 2000, which was approved by a majority of our shareholders on March 6, 2000. Options issued subsequent to this amendment were and will be issued under the revised option form. For options issued to officers and employees, one-quarter of the shares vest and becomes exercisable on the first anniversary of the date of grant, and an additional one-eighth of the shares vest each six months after the first anniversary. All individuals granted options under the 1999 Stock Option Plan are required to agree to the terms of our shareholders' agreement originally dated May 17, 1999. That agreement provides that if an employee or officer of Greenfield Online is terminated, we may, but are not required to, repurchase his or her shares. All options were granted at fair market value as determined in good faith by our board of directors on date of grant. We have never granted stock appreciation rights.

     The potential realizable value shown in the table above represents hypothetical gains that could be achieved for the options if exercised at the end of the option term and assuming that the fair market value of the common stock on the date of grant appreciates at 5% and 10% over the ten-year option term and that the option is exercised and sold on the last day of its option term for the appreciated stock price. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock. As of March 13, 2000, we granted options to acquire up to an aggregate of 4,207,350 shares of our common stock to our employees and directors, all under the 1999 Stock Option Plan and all at an exercise price equal to the fair market value of our common stock on the date of the grant as determined in good faith by our board of directors.

  AGGREGATE OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR END OPTION VALUES

     The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options during fiscal 1999 and the number of shares of common stock subject to exercisable stock options held as of December 31, 1999, by the named executive officers. There was no public trading market for our common stock as of December 31, 1999. Accordingly, these values of exercisable and unexercisable in-the-money options have been calculated on the basis of the fair market value of the common stock at

December 31, 1999, which was $     per share, as determined by management, less
the applicable exercise price per share, multiplied by the number of shares underlying such options.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED                   VALUE OF UNEXERCISED
                       SHARES                                   OPTIONS AS OF                     IN-THE-MONEY OPTIONS AS OF
                      ACQUIRED ON                             DECEMBER 31, 1999                       DECEMBER 31, 1999
                      EXERCISE         VALUE         ------------------------------------    ------------------------------------
       NAME              (#)         REALIZED ($)    EXERCISABLE (#)    UNEXERCISABLE (#)    EXERCISABLE ($)    UNEXERCISABLE ($)
-------------------   -----------    ------------    ---------------    -----------------    ---------------    -----------------
Rudy Nadilo........      --              --              --                    887,150            --               $
Robert E. Bies.....      --              --              --                    206,000            --
Stephen J. Cook....      --              --              --                    194,950            --
Leigh-Brindeland
  Bell.............      --              --              --                    204,950            --
Susan Rosovsky.....      --              --              --                    204,950            --
Alastair Bruce.....      --              --              --                    190,950            --

     The table below sets forth what the value of exercisable and unexercisable in-the-money options would have been for each named executive officer assuming
that the fair market value of our common stock was $      , which was the
initial public offering price of the shares offered hereby, on the date of the exercise.

                                                                                            VALUE OF UNEXERCISED
                                                                                          IN-THE-MONEY OPTIONS AT
                                                                                             DECEMBER 31, 1999
                                                                                    ------------------------------------
       NAME                                                                         EXERCISABLE ($)    UNEXERCISABLE ($)
---------------------------------------------------------------------------------   ---------------    -----------------
Rudy Nadilo......................................................................        --                $
Robert E. Bies...................................................................        --
Stephen J. Cook..................................................................        --
Leigh-Brindeland Bell............................................................        --
Susan Rosovsky...................................................................        --
Alastair Bruce...................................................................        --

STOCK PLANS

  1999 Stock Option Plan

     Our 1999 Stock Option Plan was adopted by our board of directors and shareholders on May 12, 1999, and amended by our board of directors on March 3, 2000 and subsequently approved by our shareholders on March 6, 2000. The plan allows our employee directors, officers, employees and consultants to acquire our common stock. The options granted under the plan may be designated as either "incentive stock options," intending them to be subject to the provisions of
Section 422 of the Internal Revenue Code of 1986, as amended, or "nonqualified stock options," in the discretion of our board of directors. The number of options available under the plan, as amended, shall not exceed 6,238,550 shares of common stock.

     Under the plan, as of March 13, 2000:

     o options to purchase 4,193,350 shares of common stock have been issued, net of forfeitures, all of which are nonqualified;

     o options to purchase a total of 1,335,500 shares have been exercised;

     o options to purchase a total of 2,857,850 shares at a weighted average exercise price of $1.02 per share remain outstanding; and

     o 2,045,200 shares remain available for future option grants.

     Nonemployee directors are not eligible for option grants under this plan. To the extent an optionee has the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000, these excess options shall be treated as nonstatutory stock options.

     On March 3, 2000, our board of directors also approved the First Amendment to Non-Qualified Stock Option Agreement between us and each of the following senior managers: Messrs. Nadilo, Cook, Bies, Bruce, Rubin and Flatow and Mesdames Rosovsky and Bell with respect to change in control provisions.

     The plan is administered either by our board of directors or a committee appointed by our board of directors. The administrator determines the terms of options granted under the plan, including the number of shares subject to the option, the exercise price, terms and exercisability. The exercise price of all incentive stock options granted under our plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made in cash, delivery of shares of our common stock or other consideration determined by the administrator. The administrator determines the terms of options granted under the plan, which generally are those contained in the standard form of option adopted by the board of directors, but which may include additional terms such as reload rights. The term of a stock option granted under our plan may not exceed ten years, but the term of incentive stock options may not exceed five years for 10% stockholders. No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee, but only by that optionee.

     In the event of any change in control of our company, the plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation. Further, under the First Amendment to Non-Qualified Stock Option Agreement, our board granted the senior managers accelerated vesting benefits in the event of a corporate transaction, as that term is defined in the First Amendment. A corporate transaction generally includes the sale, reorganization or merger of our company. All of the options held by a senior manager will vest and be exercisable for 60 days if, within one year of a corporate transaction, either of the following occur:

     o the senior manager's employment is terminated by the successor corporation without cause, or

     o the senior manager resigns from the successor corporation for good reason, as that term is defined in the First Amendment.

     The administrator has the authority to amend or terminate the plan as long as this action does not adversely affect any outstanding option. Majority stockholder approval is required for an amendment to increase the number of shares subject to the plan.

     If not terminated earlier, the plan will terminate in 2009.

  2000 Employee Stock Purchase Plan

     Our 2000 Employee Stock Purchase Plan was adopted by our board of directors and shareholders on March 3, 2000. A total of 200,000 shares of common stock has been reserved for issuance under the plan. The plan, which is intended to qualify under Section 423 of the Internal Revenue Code, generally will be implemented in a series of offering periods of six-month duration with new offering periods (other than the first offering period) commencing on each subsequent January 1 and July 1, with the last day of each period being designated as a purchase date. The first offering period will commence on the date that is 90 days after the effective date of this offering and continuing through December 31, 2000. The plan will be administered by our board of directors or a committee appointed by our board of directors. Our employees (including officers and employee directors) or employees of any subsidiary are eligible to participate if they are employed by us or any subsidiary for at least 20 hours per week and more than 5 months per year. The plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of our common stock at the beginning of the offering period or the purchase date. Employees may end their participation in the offering at any time prior to the last business day of the offering period, and participation ends automatically on termination of employment with us. In addition, participants may decrease their level of payroll deductions once during an offering period.

     Our board of directors may amend or terminate the plan as long as any outstanding rights to purchase stock thereunder are not adversely affected. If not terminated earlier, the plan will terminate on June 30, 2006.

  2000 Directors Stock Option Plan

     Our 2000 Directors Stock Option Plan was adopted by our board of directors and shareholders in March 2000. A total of 150,000 shares of common stock has been reserved for issuance under the plan, which provides for the grant of nonstatutory stock options to our nonemployee directors. The plan is designed to work automatically without administration. The plan becomes effective on the effectiveness of the registration statement relating to this offering.

     The plan provides that each person who is or becomes a nonemployee director will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the later of the date on which the optionee first becomes a nonemployee director and the effective date of the plan (the trigger date). On the date of each annual meeting of our stockholders after the nonemployee director begins to serve on our board, he or she will be granted an option to purchase 4,000 shares of common stock if, on that date, he or she has continuously served on our board of directors since his or her trigger date.

     The plan sets neither a maximum nor a minimum number of shares for which options may be granted to a nonemployee director but does specify the number of shares that may be included in any grant and the method of making a grant. Optionees may not transfer options granted under the plan except by will or the laws of descent or distribution or under a qualified domestic relations order. Each option is exercisable, during the lifetime of the optionee, but only by that optionee or his or her guardian or legal representative, unless otherwise permitted. All options granted under this plan are exercisable 50% on the first anniversary of the grant and 25% on each subsequent anniversary of the grant as long as the nonemployee director continues to serve on our board of directors. The exercise price of all stock options granted under the plan will be equal to the fair market value of a share of our common stock on the date of the grant of the option. Options granted under the plan have a term of ten years.

     In the event of the dissolution or liquidation of our company, a sale of all or substantially all of our assets, the merger of us with or into another corporation in which we are not the surviving corporation or any other capital reorganization in which more than 50% of our voting shares are exchanged, all options granted under the plan accelerate and become fully exercisable. These options must be exercised within seven months of the closing of the transaction.

     Our board of directors may amend or terminate the plan as long as any outstanding rights to purchase stock thereunder are not adversely affected, absent optionee consent. If not terminated earlier, the plan will terminate in 2010.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of our named executive officers. Our agreement with Mr. Nadilo, which we amended and restated in March 2000, is for a term of four years from the effective date of May 17, 1999, during which we may only terminate Mr. Nadilo's employment for cause. The agreement provides for an annual base salary of $250,000 and provides that if we terminate him without cause, he will receive his base salary, paid in monthly installments, payable for one year or until he finds other employment during this one-year period. The employment agreements with our other named executive officers provide for no fixed term of employment, may be terminated at any time and provide for base salaries as follows: Mr. Bies ($175,000); Mr. Cook ($125,000); Ms. Rosovsky ($110,000); Ms. Bell ($110,000); and Mr. Bruce
($90,000).

     In addition, each of our agreements with our named executive officers:

     o provides for participation in any performance-based bonus programs that we make available to senior management;

     o prohibits the named executive officer, during his or her employment with us and for a period of five years thereafter, from disclosing confidential information;

     o requires the named executive officer to transfer to us any inventions he or she develops during his or her employment;

     o prohibits the named executive officer from competing with us, disparaging us or hiring our employees for one year after termination; and

     o provides for payment of 30 days of base salary if we terminate the named executive officer without cause.

     In addition, our agreement with each of Mr. Cook and Mr. Bies contains a severance provision. If we terminate either Mr. Cook or Mr. Bies without cause, we will pay their base salary for up to six months from the date of termination or until they find other employment during this six-month period.

LIMITATION ON LIABILITY AND INDEMNIFICATION

     Our restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by the Delaware General Corporation Law. The Delaware General Corporation Law generally provides that the personal liability of a director for monetary damages for breach of his or her fiduciary duties as a director may be eliminated, except for:

     o any breach of the director's duty of loyalty to a corporation or its stockholders;

     o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

     o any transaction from which the director derived an improper personal benefit.

     Our restated bylaws provide that we may indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our restated bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     We have obtained directors' and officers' insurance providing indemnification for our directors, officers and some of our employees for specified liabilities. We believe that this insurance is necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT BUYOUT AND LEVERAGED RECAPITALIZATION TRANSACTION

     On May 17, 1999, our management team and a group of new investors executed a management buyout of our company in which approximately 97% of our outstanding common stock was acquired by Greenfield Holdings, a company formed specifically to execute the management buyout, and other investors. The transaction involved a series of agreements:

     o Stock Purchase, Sale and Redemption Agreement. Under this agreement, Greenfield Holdings purchased securities for a purchase price of $8,863,548, which, adjusted for stock splits and reflecting the conversion to common, gave them 21,855,150 shares of our common stock.

     o Promissory Note. Under this note, Greenfield Holdings loaned us $14,136,452 that we used in part to redeem 94.5% of outstanding stock then owned by one of our founders, Andrew Greenfield. This note must be paid in full upon completion of this offering.

     o Stock Purchase, Consent and Waiver Agreement. We used a portion of the proceeds of the loan granted to us by Greenfield Holdings to loan
       Mr. Nadilo, our Chairman, President and Chief Executive Officer, and
       Mr. Davis, our Vice President, Cool Technology, $425,075 and $75,013, respectively, to allow them to purchase Mr. Greenfield's remaining shares of common stock. Adjusted for stock splits and reflecting the conversion to common, the purchase gave them 1,048,050 and 184,950 shares, respectively, of our common stock as of March 3, 2000. We have the right to repurchase this stock for its original purchase price from either one of Mr. Nadilo or Mr. Davis if his employment terminates for any reason. The restrictions on the stock lapse and the stock becomes vested 25% one year after the management buyout and 12.5% each six-month period thereafter until four years have expired. For Mr. Nadilo, the expiration of these restrictions will accelerate on 75% of his stock if we sell the stock or all or substantially all of the assets of our company. For
       Mr. Davis, the expiration of these restrictions will accelerate on 50% of his stock if we sell the stock or all or substantially all of the assets of our company. The stock purchased by Messrs. Nadilo and Davis is pledged to us to secure the repayment of their loans.

AGREEMENTS WITH ANDREW GREENFIELD AND AFFILIATED ENTITIES

     We are party to a number of agreements with Andrew Greenfield, a founder of our company, and with Greenfield Consulting Group, Digital Idea, Inc. and Strategic Focus, Inc., all entities controlled by Mr. Greenfield. The agreements are:

     o Forfeiture Agreement. Under this agreement, made as part of our Stock Purchase, Sale and Redemption Agreement with Greenfield Holdings when we redeemed 94.5% of Mr. Greenfield's stock, he agreed that if Greenfield Consulting Group did not refer a minimum of $2,500,000 of online research business to us by May 17, 2001, he would be subject to forfeiting up to 493,200 shares of common stock determined on a sliding scale based on the actual business referred.

     o Non-competition Agreement. Under this agreement, made as part of our Stock Purchase, Sale and Redemption Agreement with Greenfield Holdings, Mr. Greenfield agreed that, until March 17, 2002, he will not be employed by, own an interest in, or finance any company that provides quantitative or qualitative research over the Internet. Mr. Greenfield was granted the individual right to conduct qualitative marketing research over the Internet as long as he used our services exclusively, provided our services were available on fair and reasonable terms as measured by industry custom.

     o Greenfield Consulting Group Agreement. In December 1999, we entered into a two-year agreement in which Digital Idea agreed to purchase, at reduced rates, qualitative and quantitative market research data from us. Under this agreement, we agreed not to enter into any exclusive provider arrangement with any other Internet-focused strategic consulting services company in the marketing services category.

CERTAIN MANAGEMENT INTEREST IN GREENFIELD HOLDINGS

     Two of the members of our management team have investments in Greenfield Holdings. Mr. Nadilo owns 1.087% and Mr. Davis owns 0.652% of Greenfield Holdings, which, as of March 14, 2000, held 83.1% of our common stock.

STOCK OPTION GRANT TO DIRECTOR

     On September 17, 1999, as compensation for a speaking engagement, we granted to Mr. Manning, one of our directors, an option to purchase 10,500 shares of our common stock at $0.51 per share. These options vested immediately upon issuance.

NOTE AND WARRANT PURCHASE AGREEMENT WITH GREENFIELD HOLDINGS

     On March 3, 2000, we entered into a Note and Warrant Purchase Agreement with Greenfield Holdings, our largest shareholder. Greenfield Holdings agreed to loan us up to $5 million for working capital purposes. Interest, which is payable upon maturity, accrues at a rate of 10% per year. This loan matures on the earlier of June 30, 2000 or the closing of this offering. As partial consideration for this loan, we issued a warrant to purchase 139,860 shares of common stock at an exercise price of $3.575 per share, exercisable for five years. Effective March 10, 2000, we entered into an amendment to the Note and Warrant Purchase Agreement, which extended the loan's maturity date to the earlier of June 30, 2001 or the closing of this offering. As consideration for the extension of the maturity date, we agreed to issue Greenfield Holdings additional warrants to purchase our common stock. Should any portion of this loan remain outstanding as of September 30, 2000, we have agreed to issue warrants to purchase 34,965 shares of our common stock at an exercise price equal to its fair market value on that day. If any portion of this loan remains outstanding on December 31, 2000, March 31, 2000 or June 30, 2001, we have agreed to issue the same amount of warrants on the same terms on each of these dates.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information about the beneficial ownership of our common stock as of March 14, 2000, and as adjusted for:

     o each person who we know beneficially owns 5% or more of the common stock;

     o each of our directors;

     o each executive officer named in the summary compensation table; and

     o all of our directors and executive officers as a group.

     Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 30, 2000, are deemed outstanding, while these shares are not deemed outstanding for purposes of computing percent ownership of any other person. Percent of beneficial ownership is based upon 26,301,988 shares of our common
stock outstanding prior to this offering and            shares of common stock
outstanding after this offering. The shares outstanding prior to this offering consist of 4,446,838 shares of class A common stock and 21,855,150 shares of class B common stock. Upon the completion of this offering, both the class A and class B common stock will be converted into a single class of common stock on a 1-for-1 basis. The address for those individuals for which an address is not otherwise indicated is Greenfield Online, Inc., 15 River Road, Suite 310, Wilton, CT 06897.

                                                                        NUMBER OF SHARES
                                                                    BENEFICIALLY OWNED PRIOR
                                                                               TO
                                                                       AND AFTER OFFERING         PERCENTAGE OWNED
                                                                    ------------------------    --------------------
                        NAME AND ADDRESS                             PRIOR TO       AFTER       PRIOR TO     AFTER
                      OF BENEFICIAL OWNERS                           OFFERING      OFFERING     OFFERING    OFFERING
-----------------------------------------------------------------   ----------    ----------    --------    --------
Greenfield Holdings, LLC ........................................   21,995,010    21,995,010      83.18%           %
  c/o InSight Capital Partners III, L.P.
  527 Madison Avenue, 10th Floor
  New York, NY 10022
InSight Capital Partners III, L.P. ..............................    7,900,606     7,900,606      29.98
  527 Madison Avenue, 10th Floor
  New York, NY 10022(1)
InSight Capital Partners (Cayman) III, LLC ......................    2,401,854     2,401,854       9.13
  c/o InSight Capital Partners III L.P.
  527 Madison Avenue, 10th Floor
  New York, NY 10022(2)
InSight Capital Partners III--Coinvestors, L.P. .................    1,313,101     1,313,101       4.99
  c/o InSight Venture Associates III, LLC
  527 Madison Avenue, 10th Floor
  New York, NY 10022(3)
DBV Investments, L.P. ...........................................    2,868,148     2,868,148      10.90
  c/o MSD Capital, L.P.
  780 Third Avenue, 43rd Floor
  New York, NY 10017(4)
UBS Capital II LLC ..............................................    2,394,117     2,394,117       9.10
  299 Park Avenue
  New York, NY 10171(5)
Imprimis SB, L.P. ...............................................    2,394,117     2,394,117       9.10
  c/o Wexford Management, LLC
  411 West Putnam Avenue Suite 125
  Greenwich, CT 06830(6)

                                                                        NUMBER OF SHARES
                                                                    BENEFICIALLY OWNED PRIOR
                                                                               TO
                                                                       AND AFTER OFFERING         PERCENTAGE OWNED
                                                                    ------------------------    --------------------
                        NAME AND ADDRESS                             PRIOR TO       AFTER       PRIOR TO     AFTER
                      OF BENEFICIAL OWNERS                           OFFERING      OFFERING     OFFERING    OFFERING
-----------------------------------------------------------------   ----------    ----------    --------    --------
Rudy Nadilo(7) ..................................................    1,287,134     1,287,134       4.89%           %
Joel R. Mesznik(8) ..............................................    2,192,783     2,192,783       8.33
Burton J. Manning(9) ............................................      198,178       198,178       *
Jeffrey Horing(10) ..............................................   11,618,561    11,618,561      44.05
Peter Sobiloff(11) ..............................................   11,618,561    11,618,561      44.05
All Directors and Officers as a Group (13 persons)(12)...........   15,628,014    15,628,014      59.23

------------------
* Represents less than one percent.
(1) Represents InSight Capital Partners III, L.P.'s ownership of 35.92% of Greenfield Holdings, LLC, membership units.
(2) Represents InSight Capital Partners (Cayman) III, LLC's ownership of 10.92% of Greenfield Holdings, LLC membership units.
(3) Represents InSight Capital Partners III, Coinvestors, L.P.'s ownership of 5.97% of Greenfield Holdings, LLC membership units.
(4) Represents DBV Investments, L.P. c/o MSD Capital, L.P.'s ownership of 13.04% of Greenfield Holdings, LLC membership units.
(5) Represents UBS Capital II LLC's ownership of 10.87% of Greenfield Holdings, LLC membership units.
(6) Represents Imprimis SB, L.P.'s ownership of 10.87% of Greenfield Holdings, LLC membership units.
(7) Includes stock and warrants currently exercisable represented by Mr. Nadilo's ownership of 1.087% of Greenfield Holdings, LLC. Includes 262,012 shares, with respect to which Mr. Nadilo disclaims beneficial ownership, held by the Irrevocable Trust for Descendants of Rudy Nadilo u/a dated January 26, 2000.
(8) Includes stock and warrants currently exercisable represented by Mr. Mesznik's ownership of 4.348% of Greenfield Holdings, LLC membership units held by GOL, L.L.C., an entity managed by Mr. Mesznik. Includes 118,000 shares, with respect to which Mr. Mesznik disclaims beneficial ownership, held by the Joel R. Mesznik 1999 Descendants' Trust.
(9) Includes stock and warrants currently exercisable represented by Mr. Manning's ownership of 0.435% of Greenfield Holdings, LLC.
(10) 11,615,561 of these shares represent ownership of stock and warrants currently exercisable attributable to entities associated with InSight Capital Partners III, L.P., InSight Capital Partners (Cayman) III, LLC and InSight Capital Partners III, Coinvestors, L.P. through their respective ownership of Greenfield Holdings LLC. Mr. Horing disclaims beneficial ownership of the shares held by these entities, except to the extent of his ownership arising from his principal interest in InSight Venture Associates III, LLC, the general partner of each of InSight Capital Partners III, L.P., InSight Capital Partners (Cayman) III, LLC, and InSight Capital Partners III, Coinvestors, L.P. and his limited partnership interest in InSight Capital Partners III, L.P.
(11) 11,615,561 of these shares represent ownership of stock and warrants currently exercisable attributable to entities associated with InSight Capital Partners III, L.P., InSight Capital Partners (Cayman) III, LLC and InSight Capital Partners III, Coinvestors, L.P. through ownership of Greenfield Holdings, LLC. Mr. Sobiloff disclaims beneficial ownership of the shares held by these entities, except to the extent of his ownership arising from his principal interest in InSight Venture Associates III, LLC, the general partner of each of InSight Capital Partners III, L.P., InSight Capital Partners (Cayman) III, LLC and InSight Capital Partners III, Coinvestors, L.P. and his limited partnership interest in InSight Capital Partners III, L.P.
(12) Includes the information contained in footnotes 1 through 10 above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     After this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. Immediately after this offering, we estimate that there
will be            shares of common stock outstanding, 2,857,850 shares of
common stock will be issuable upon exercise of outstanding options and no shares of preferred stock will be issued and outstanding based on shares and options outstanding as of March 14, 2000. The figure for outstanding common shares upon the completion of this offering reflects the issuance of 307,668 shares of common stock in connection with the presumed exercise of warrants issued to our lenders.

COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters to be voted on by our shareholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of funds legally available for dividends. In the event of liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonasssessable.

PREFERRED STOCK

     Pursuant to our restated certificate of incorporation, our board of directors has the authority, without further action by our shareholders, to issue up to 5,000,000 shares of preferred stock. The board of directors may issue this stock in one of more series and may fix the rights, preferences, privileges and restrictions of this preferred stock. Some of the rights and preferences that our board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights and preferences selected by our board of directors may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of our company. We have no present plan to issue shares of preferred stock.

REGISTRATION RIGHTS

     On May 17, 1999, we entered into a Registration Rights Agreement with some of our shareholders. Under this agreement, we granted these shareholders certain rights to register the shares of common stock owned by them under the Securities Act of 1933, as amended. Under this agreement, we granted to Greenfield Holdings, or persons to whom Greenfield Holdings transfers a majority of its shares, the right to demand that we effect a registration of the common stock, or a designated portion of the common stock, held by them. There are no limits on the number of times that these shareholders may demand registration. In addition, all shareholders who have become parties to this agreement have unlimited "piggyback" registration rights to have their shares registered under the Securities Act. The agreement provides that whenever we propose to register shares of our common stock under the Securities Act, then the shareholders, with certain exceptions, will have the right to request that we register their shares of common stock with this registration. The inclusion of Greenfield Holdings' shares in any registration effected by us will be subject to the right of the managing underwriters, if any, to reduce or exclude those shares. The agreement requires us to pay for all costs and expenses incurred in connection with the registration of securities under the agreement.

     On December 3, 1999, we granted to Greyrock Capital piggyback registration rights covering the shares received upon the exercise of warrants issued in connection with their loan to us. The inclusion of Greyrock

Capital's shares in any registration effected by us will be subject to the right of the managing underwriters, if any, to reduce or exclude those shares. The agreement requires us to pay for all costs and expenses incurred with the registration of securities under the rights granted under the agreement, however, we shall not be required to pay underwriters' fees, discounts or commissions relating to Greyrock Capital's registered shares. All expenses of any registered offering not otherwise borne by us shall be borne pro rata among the holders of the Greyrock Capital shares participating in the offering and us.

WARRANTS AND OTHER RIGHTS

     We have issued the following warrants, all of which are fully exercisable on the date of grant and have a five-year term:

     o A warrant for 167,808 shares of common stock with an exercise price of $3.575 per share issued to Greyrock Capital in connection with a $6,000,000 loan to us on December 3, 1999; and

     o A warrant for 139,860 shares of common stock with an exercise price of $3.575 per share issued to Greenfield Holdings, in connection with the issuance of a subordinated credit line of up to $5,000,000 on March 3, 2000.

DELAWARE ANTITAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  Section 203 of Delaware General Corporate Law

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by our board of directors and/or our stockholders in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

  Classified Board of Directors

     Our certificate of incorporation and bylaws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Directors may only be removed for cause by the holders of at least 60% of the voting power of our outstanding capital stock. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitation on filling vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. In addition, our classified board of directors could delay attempts by stockholders who do not approve of our policies or procedures to elect a majority of our board of directors.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, LLC.

NASDAQ NATIONAL MARKET LISTING

     We have applied to list our shares of common stock on The Nasdaq Stock Market's National Market under the trading symbol "GFOL."

          CERTAIN U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. INVESTORS

INTRODUCTION

     The following is a summary of certain U.S. federal income and estate tax consequences to non-U.S. investors of owning and disposing of our common stock. In this summary, a "non-U.S. investor" is a beneficial owner of our common stock who is, for U.S. federal income tax purposes:

     o a nonresident alien individual;

     o a foreign corporation;

     o a nonresident alien fiduciary of a foreign estate or trust; or

     o a foreign partnership.

     This summary does not address all of the U.S. federal income and estate tax consequences that may be relevant to you in light of your particular circumstances and also does not discuss any state, local or foreign tax consequences to you of owning and disposing of our common stock. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. If you are considering buying our common stock, you should consult your tax advisor with respect to the tax consequences of owning and disposing of our common stock.

DISTRIBUTIONS

     For U.S. federal income tax purposes, dividends are distributions paid out of our current or accumulated earnings and profits. Dividends paid to a non-U.S. investor generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, you must furnish to us or our paying agent a completed Form 1001 or W-8BEN (or substitute form) certifying that you qualify for a reduced rate. Dividends that are effectively connected with the conduct of a trade or business within the U.S. of a non-U.S. investor and, if a treaty applies, attributable to a U.S. permanent establishment of a non-U.S. investor within the U.S., will be exempt from withholding if you provide us with a Form 4224 or Form W-8ECI (or substitute form). Dividends exempt from withholding because they are effectively connected or attributable to a permanent establishment of a non-U.S. investor will instead be taxed at ordinary U.S. federal income tax rates on a net income basis. Further, if the non-U.S. investor is a corporation, this effectively connected dividend income may also be subject to an additional branch profits tax equal to 30% of effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless an applicable treaty provides otherwise. Under current Treasury regulations, dividends paid before January 1, 2001, to an address outside the U.S. are presumed to be paid to a resident of the country of address for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate.

     For dividends paid after December 31, 2000, a non-U.S. investor generally will be subject to U.S. backup withholding tax at a 31% rate under the backup withholding rules described below, rather than at a 30% rate or a reduced rate under an income tax treaty, as described above, unless the non-U.S. investor complies with certain Internal Revenue Service certification procedures or, in the case of payments made outside the U.S. with respect to an offshore account, certain IRS documentary evidence procedures. Further, to claim the benefit of a reduced rate of withholding under an income tax treaty for dividends paid after December 31, 2000, a non-U.S. investor must comply with certain modified IRS certification requirements. Special rules also apply to dividend payments made after December 31, 2000, to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for federal tax purposes and entities that are treated as fiscally transparent in the U.S., the applicable income tax treaty jurisdiction, or both. You should consult your own tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000, dividends on your possible investment in our common stock.

     If a distribution is made that is not a dividend for U.S. federal income tax purposes, it will first constitute a return of capital that is applied against the non-U.S. investor's basis in the common stock and any remaining amount will be treated as gain from the sale or exchange of stock. Currently, withholding of U.S. federal income tax is generally imposed on the gross amount of a distribution, regardless of whether we have sufficient current and accumulated earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. However, withholding on distributions made after December 31, 2000, may be on less than the gross amount of the distribution if the distribution exceeds a reasonable estimate by us of our accumulated and current earnings and profits.

SALE OR OTHER DISPOSITION OF COMMON STOCK

     A non-U.S. investor generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of our common stock, except in the following circumstances:

     o The gain is effectively connected with a trade or business of the non-U.S. investor within the U.S. and, if a treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. investor. Unless an applicable treaty provides otherwise, the non-U.S. investor will be taxed on its net effectively connected gains derived from the sale under the regular graduated U.S. federal income tax rates. If the non-U.S. investor is a foreign corporation, an additional branch profits tax may be applicable equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for items, unless an applicable treaty provides otherwise;

     o The non-U.S. investor is an individual who holds the common stock as a capital asset, is present in the U.S. for 183 days or more in the taxable year of the sale or other disposition and other conditions are met. In this case, the non-U.S. investor will need to pay a flat 30% tax on the gain derived from the sale, which may be offset by any applicable U.S. capital losses;

     o U.S. federal income tax laws applicable to expatriates apply to the non-U.S. investor; or

     o We are or have been a "U.S. real property holding corporation" at any time during the five-year period ending on the date of disposition (or, if shorter, the non-U.S. investor's holding period), unless both (i) the non-U.S. investor held, actually or constructively, no more than 5% of our outstanding common stock and (ii) our stock is "regularly traded on an established securities market," for purposes of these rules. We believe that we will not constitute a U.S. real property holding corporation immediately after the offering and do not expect to become a U.S. real property holding corporation; however, we can give no assurance in this regard.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Dividends. U.S. backup withholding tax generally will not apply to dividends paid before January 1, 2001, to a non-U.S. investor at an address outside the U.S. or to dividends paid after December 31, 2000, if the non-U.S. investor certifies that it is a non-U.S. investor on a Form W-8BEN or otherwise establishes an exemption. We must report annually to the IRS and to each non-U.S. investor the amount of dividends paid to such investor and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the non-U.S. investor's country of residence.

     Sale through a U.S. office of a broker. Upon the sale or other disposition of our common stock by a non-U.S. investor to or through a U.S. office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the IRS, unless the non-U.S. investor certifies its foreign status under penalties of perjury or otherwise establishes an exemption from backup withholding.

     Sale through a foreign office of a broker. The proceeds of a sale or other disposition of our common stock by a non-U.S. investor to or through a foreign office of a U.S. or foreign broker will not be subject to backup withholding. However, if the broker is a U.S. person or a foreign person with relationships with the U.S. it must report the sale or other disposition to the IRS unless the broker has documentary evidence in its files that the seller is a non-U.S. investor and other applicable conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amount withheld under the backup withholding rules are generally allowable as a refund or credit against the non-U.S. investor's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

FEDERAL ESTATE TAXES

     Our common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. as defined for U.S. federal estate tax purposes, at the time of death, will be included in such individual's gross estate for U.S. estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     The foregoing discussion is a summary of some U.S. federal income and estate tax consequences of the ownership, sale or other disposition of our common stock by non-U.S. investors. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of the ownership and disposition of our common stock, including the effect of any state, local, foreign or other tax laws.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. Of the shares of common stock sold in this offering, all shares will be freely tradable on the date of this prospectus unless purchased by "affiliates" as that term is defined in Rule 144 of the Securities Act. The following table illustrates the shares eligible for sale in the public market:

 NUMBER OF SHARES                                         DATE
-------------------  ------------------------------------------------------------------------------
         0           After the date of this prospectus, freely tradable shares other than those sold in this offering and shares salable under Rule 144(k) that are not subject to the 180-day lock-up.
      111,000        After 90 days from the date of this prospectus, shares salable under Rule 144 or Rule 701 that are not subject to the 180-day lock-up.
                     After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are salable under Rule 144 (subject, in some cases, to volume limitations), Rule 144(k) or Rule 701.
                     After 180 days from the date of this prospectus, restricted securities that are held for less than one year are not yet salable under Rule 144.

LOCK-UP AGREEMENTS

     We, and each of our directors, executive officers and existing shareholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of common stock, or exercise any right to request or demand registration pursuant to the Securities Act, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the public offering date set forth on the cover of this prospectus. The restrictions set forth in the previous sentence do not apply to the exercise of employee stock options outstanding on the date of this prospectus.

RULE 144

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including persons who may be deemed our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding or the average weekly trading volume of the common stock as reported through The Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

RULE 701

     In general, Rule 701 permits resales of shares issued under compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements contained in Rule 144. We will file registration statements on Form S-8 under the Securities Act to register common stock issuable under our stock option plans and stock purchase plan. Such registration will permit the resale of shares so registered by nonaffiliates in the public market without restriction under the Securities Act.

     No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market after the lapse of the restrictions described below could adversely affect the prevailing market price and our ability to raise equity capital in the future at a time and price that it deems appropriate.

REGISTRATION RIGHTS

     After this offering, the holders of            shares of common stock and
shares of common stock issuable upon the exercise of outstanding warrants will be entitled to rights in connection with the registration of those shares under the Securities Act. For more information, see "Description of Capital Stock-- Registration Rights." After such registration, these shares of our common stock become freely tradable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

STOCK PLANS

     We intend to file a registration statement under the Securities Act covering 6,588,850 shares of common stock reserved for issuance under our 1999 Stock Option Plan, our 2000 Directors Stock Option Plan and our 2000 Employee Stock Purchase Plan and the shares reserved for issuance upon exercise of outstanding non-plan options. We expect this registration statement to be filed and to become effective as soon as practicable after the effective date of this offering.

     As of March 13, 2000, options to purchase 2,857,850 shares of common stock were issued and outstanding. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some options, the expiration of lock-up agreements.

                                  UNDERWRITING

     Under the terms and subject to the terms set forth in an underwriting
agreement dated       , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives, the following respective numbers of shares of common stock:

                                                                                               NUMBER OF
                  UNDERWRITERS                                                                  SHARES
                                                                                               ---------
Credit Suisse First Boston Corporation......................................................
Bear, Stearns & Co. Inc.....................................................................
Donaldson, Lufkin & Jenrette Securities Corporation.........................................
                                                                                                -------
  Total.....................................................................................
                                                                                                -------
                                                                                                -------

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if any underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted the underwriters a 30-day option to purchase on a pro-rata
basis up to      additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $       per share. The
underwriters and selling group members may allow a discount of $       per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                                PER SHARE                           TOTAL
                                                      ------------------------------    ------------------------------
                                                      WITHOUT OVER-    WITH OVER-       WITHOUT OVER-    WITH OVER-
                                                      ALLOTMENT        ALLOTMENT        ALLOTMENT        ALLOTMENT
                                                      -------------    -------------    -------------    -------------
Underwriting Discounts and Commissions
  Paid by Us.......................................      $                $                $                $
Expenses Payable by Us.............................      $                $                $                $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any share of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     Our directors, executive officers and stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to        shares of our common stock for employees, directors and
other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

     We have applied to list our shares of common stock on The Nasdaq Stock Market's National Market under the symbol "GFOL."

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors considered in determining the public offering price will include:

     o the information set forth in this prospectus and otherwise available to the representatives;

     o the history of and the prospects for us and the industry in which we compete;

     o the prospects for and the timing of our estimated future earnings;

     o the present state of our development and our current financial condition;

     o the general condition of the securities markets at the time of this offering;

     o the recent market prices of and the demand for publicly-traded common stock of generally comparable companies; and

     o market conditions for initial public offerings.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     o Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     o Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specified maximum.

     o Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a stabilizing transaction or in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the websites maintained by one or more of our underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated to the underwriters that will make Internet distributions on the same basis as other allocations.

     Other than the prospectus in electronic format, the information contained on any website maintained by our underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of our common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of our common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer, and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Preston Gates & Ellis LLP, Seattle, Washington. Shearman & Sterling, New York, New York, will pass upon selected legal matters in connection with this offering for the underwriters. Partners of Preston Gates & Ellis LLP hold an aggregate of 47,790 shares of our common stock.

                                    EXPERTS

     The financial statements as of December 31, 1999 and 1998 and for the periods from May 17, 1999 through December 31, 1999 and from January 1, 1999 through May 16, 1999, and for the years ended December 31, 1998 and 1997 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Greenfield Online and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

     You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees.

     You may copy all or part of our SEC filings from these offices upon payment of the fees charged by the SEC. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are available from the SEC's website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Report of Independent Accountants--Successor...............................................................    F-2
Report of Independent Accountants--Predecessor.............................................................    F-3
Balance Sheets at December 31, 1998 and 1999...............................................................    F-4
Statements of Operations for the years ended December 31, 1997 and 1998, and the periods from January 1,
  1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999................................    F-5
Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1997 and 1998, and the periods from January 1, 1999 through May 16, 1999 and from May 17, 1999 through
  December 31, 1999........................................................................................    F-6
Statements of Cash Flows for the years ended December 31, 1997 and 1998, and the periods from January 1,
  1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999................................    F-7
Notes to Financial Statements..............................................................................    F-8
Unaudited Pro Forma Condensed Statement of Operations......................................................   F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS
                                  (SUCCESSOR)

To the Board of Directors and Stockholders of Greenfield Online, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly in all material respects, the financial position of Greenfield Online, Inc., "Successor", at December 31, 1999 and the results of its operations and its cash flows for the period from May 17, 1999 through December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

Stamford, Connecticut
March 3, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS
                                 (PREDECESSOR)

To the Board of Directors and Stockholders of Greenfield Online, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Greenfield Online, Inc., "Predecessor", at December 31, 1998 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and the period from January 1, 1999 through May 16, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

Stamford, Connecticut
March 3, 2000

                            GREENFIELD ONLINE, INC.
                                 BALANCE SHEETS

                                                                                      PREDECESSOR      SUCCESSOR
                                                                                      ------------    ------------
                                                                                      DECEMBER 31,    DECEMBER 31,
                                                                                          1998            1999
                                                                                      ------------    ------------
                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................   $    114,325    $  1,708,738
  Accounts receivable, net (Note 2)................................................        707,534       1,854,614
  Deferred project costs...........................................................         63,537         159,327
  Other current assets (Note 4)....................................................          7,951         747,728
                                                                                      ------------    ------------
     Total current assets..........................................................        893,347       4,470,407
Property and equipment, net (Note 5)...............................................        464,456       1,277,630
Internal use software, net (Note 6)................................................        334,344         976,154
Goodwill, net (Notes 2 and 3)......................................................             --      14,852,535
Intangible assets, net (Notes 2 and 3).............................................             --       1,776,262
                                                                                      ------------    ------------
     Total assets..................................................................   $  1,692,147    $ 23,352,988
                                                                                      ------------    ------------
                                                                                      ------------    ------------
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................................................   $    543,320    $  1,471,689
  Accrued expenses (Note 7)........................................................        287,485       2,169,469
  Other current liabilities........................................................         83,791         361,703
  Deferred project revenues........................................................        537,438       1,665,347
  Due to affiliates (Note 8).......................................................      3,892,831           2,005
                                                                                      ------------    ------------
     Total current liabilities.....................................................      5,344,865       5,670,213
Term loan, net (Note 9)............................................................             --       3,119,325
Note payable to stockholder (Notes 3 and 8)........................................             --      13,879,794
Other long-term liabilities........................................................         89,795         360,941
                                                                                      ------------    ------------
     Total liabilities.............................................................      5,434,660      23,030,273
                                                                                      ------------    ------------
Commitments and contingencies (Note 10)............................................             --              --
Stockholders' equity (deficit) (Note 12):
  Common stock--Class A--$.01 par value--45,000,000 shares authorized and issued...        450,000         450,000
  Common stock--Class B--$.01 par value--45,000,000 shares authorized and
     21,855,150 shares issued......................................................             --         218,552
  Additional paid-in capital.......................................................             --      37,880,231
  Class A treasury stock, at cost--41,198,500 shares...............................             --     (16,708,292)
  Notes receivable from stockholders...............................................             --        (500,088)
  Unearned stock-based compensation................................................             --      (7,229,767)
  Accumulated deficit..............................................................     (4,192,513)    (13,787,921)
                                                                                      ------------    ------------
     Total stockholders' equity (deficit)..........................................     (3,742,513)        322,715
                                                                                      ------------    ------------
       Total liabilties and stockholders' equity (deficit).........................   $  1,692,147    $ 23,352,988
                                                                                      ------------    ------------
                                                                                      ------------    ------------

   The accompanying notes are an integral part of these financial statements.

                            GREENFIELD ONLINE, INC.
                            STATEMENTS OF OPERATIONS

                                                                      PREDECESSOR
                                                      -------------------------------------------       SUCCESSOR
                                                                                                      --------------
                                                       YEAR ENDED DECEMBER 31,     JAN. 1 THROUGH     MAY 17 THROUGH
                                                      -------------------------       MAY 16,         DECEMBER 31,
                                                         1997          1998            1999               1999
                                                      ----------    -----------    --------------     --------------
Revenues...........................................   $1,203,052    $ 2,791,364     $  1,733,720       $  5,557,465
Cost of revenues (excluding stock-based
  compensation of $20,209).........................      521,258      1,250,897          702,189          2,516,758
                                                      ----------    -----------     ------------       ------------
  Gross profit.....................................      681,794      1,540,467        1,031,531          3,040,707
Operating expenses:
Selling, general and administrative expenses
  (excluding stock-based compensation of
  $4,513,140)......................................    1,292,796      3,262,399        5,243,811          6,821,699
Depreciation and amortization (Notes 3, 5
  and 6)...........................................       84,964        321,876          155,683          3,843,628
Research and development (excluding stock-based
  compensation of $649,366)........................      143,479        223,233          186,282            792,268
Panel acquisition expenses (Note 2)................       61,135         62,682           27,349            112,531
Stock-based compensation expense (Note 12).........           --             --               --          5,182,715
                                                      ----------    -----------     ------------       ------------
  Operating expenses...............................    1,582,374      3,870,190        5,613,125         16,752,841
                                                      ----------    -----------     ------------       ------------
  Operating loss...................................     (900,580)    (2,329,723)      (4,581,594)       (13,712,134)
                                                      ----------    -----------     ------------       ------------
Interest income (expense):
  Interest income..................................           --             --               --             42,120
  Interest expense.................................           --        (11,510)          (7,001)          (202,855)
  Related party interest expense, net..............      (15,945)      (103,270)         (42,902)          (855,504)
                                                      ----------    -----------     ------------       ------------
  Interest expense, net............................      (15,945)      (114,780)         (49,903)        (1,016,239)
                                                      ----------    -----------     ------------       ------------
     Loss before income taxes......................     (916,525)    (2,444,503)      (4,631,497)       (14,728,373)
Income tax benefit (Note 11).......................           --             --               --            940,452
                                                      ----------    -----------     ------------       ------------
Net loss...........................................   $ (916,525)   $(2,444,503)    $ (4,631,497)      $(13,787,921)
                                                      ----------    -----------     ------------       ------------
                                                      ----------    -----------     ------------       ------------
Basic and diluted net loss per share...............   $    (0.02)   $     (0.05)    $      (0.10)      $      (0.56)
                                                      ----------    -----------     ------------       ------------
                                                      ----------    -----------     ------------       ------------
Weighted average shares outstanding--basic and
  diluted..........................................   45,000,000     45,000,000       45,000,000         24,707,186
                                                      ----------    -----------     ------------       ------------
                                                      ----------    -----------     ------------       ------------
Pro forma basic and diluted net loss per share
  (unaudited)......................................                                                    $
                                                                                                       ------------
                                                                                                       ------------
Pro forma weighted average shares outstanding--
  basic and diluted (unaudited)....................
                                                                                                       ------------
                                                                                                       ------------

   The accompanying notes are an integral part of these financial statements.

                            GREENFIELD ONLINE, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                  CLASS A                 CLASS B
                                               COMMON STOCK            COMMON STOCK                               CLASS A
                                                  ISSUED                  ISSUED           ADDITIONAL          TREASURY STOCK
                                           ---------------------   ---------------------     PAID-IN     --------------------------
                                             SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL       SHARES         AMOUNT
                                           ----------   --------   ----------   --------   -----------   -----------   ------------
BEGINNING BALANCE AT JANUARY 1, 1997.....  45,000,000   $450,000           --   $     --   $        --            --   $         --
  Net loss...............................          --         --           --         --            --            --             --
                                           ----------   --------   ----------   --------   -----------   -----------   ------------
BALANCE AT DECEMBER 31, 1997.............  45,000,000    450,000           --         --            --            --             --
  Net loss...............................          --         --           --         --            --            --             --
                                           ----------   --------   ----------   --------   -----------   -----------   ------------
BALANCE AT DECEMBER 31, 1998.............  45,000,000    450,000           --         --            --            --             --
  Capital contribution...................          --         --           --         --     1,100,000            --             --
  Forgiveness of debt from affiliates
    (Note 8).............................          --         --           --         --     4,576,581            --             --
  Net loss...............................          --         --           --         --            --            --             --
                                           ----------   --------   ----------   --------   -----------   -----------   ------------
BALANCE AT MAY 16, 1999..................  45,000,000    450,000           --         --     5,676,581            --             --

SUCCESSOR
  Issuance of common stock (Note 3)......          --         --   21,855,150    218,552     8,644,996            --             --
  Common stock issuance costs
    (Note 3).............................          --         --           --         --      (170,111)           --             --
  Treasury stock repurchases (Notes 3 and
    12)..................................          --         --           --         --            --   (42,534,000)   (17,249,912)
  Notes receivable from stockholders
    (Notes 3 and 12).....................          --         --           --         --            --            --             --
  Issuance of stock options (Note 3).....          --         --           --         --       443,880            --             --
  Push-down of parent company basis
    (Note 3).............................          --         --           --         --    10,413,247            --             --
                                           ----------   --------   ----------   --------   -----------   -----------   ------------
BALANCE AT MAY 17, 1999..................  45,000,000    450,000   21,855,150    218,552    25,008,593   (42,534,000)   (17,249,912)
  Issuance of stock options (Note 12)....          --         --           --         --     8,106,047            --             --
  Amortization of unearned stock-based
    compensation (Note 12)...............          --         --           --         --            --            --             --
  Issuance of warrants (Note 12).........          --         --           --         --       960,736            --             --
  Exercise of stock options..............          --         --           --         --      (501,580)    1,335,500        541,620
  Variable plan compensation charge
    (Note 12)............................          --         --           --         --     4,306,435            --             --
  Net loss...............................          --         --           --         --            --            --             --
                                           ----------   --------   ----------   --------   -----------   -----------   ------------
BALANCE AT DECEMBER 31, 1999.............  45,000,000   $450,000   21,855,150   $218,552   $37,880,231   (41,198,500)  $(16,708,292)
                                           ----------   --------   ----------   --------   -----------   -----------   ------------
                                           ----------   --------   ----------   --------   -----------   -----------   ------------


                                              NOTES         UNEARNED                        TOTAL
                                           RECEIVABLE        STOCK-                     STOCKHOLDERS'
                                              FROM           BASED       ACCUMULATED       EQUITY
                                           STOCKHOLDERS   COMPENSATION     DEFICIT        (DEFICIT)
                                           ------------   ------------   ------------   -------------
BEGINNING BALANCE AT JANUARY 1, 1997.....   $       --    $        --    $   (831,485)  $    (381,485)
  Net loss...............................           --             --        (916,525)       (916,525)
                                            ----------    ------------   ------------   -------------
BALANCE AT DECEMBER 31, 1997.............           --             --      (1,748,010)     (1,298,010)
  Net loss...............................           --             --      (2,444,503)     (2,444,503)
                                            ----------    ------------   ------------   -------------
BALANCE AT DECEMBER 31, 1998.............           --             --      (4,192,513)     (3,742,513)
  Capital contribution...................           --             --              --       1,100,000
  Forgiveness of debt from affiliates
    (Note 8).............................           --             --              --       4,576,581
  Net loss...............................           --             --      (4,631,497)     (4,631,497)
                                            ----------    ------------   ------------   -------------
BALANCE AT MAY 16, 1999..................           --             --      (8,824,010)     (2,697,429)
SUCCESSOR
  Issuance of common stock (Note 3)......           --             --              --       8,863,548
  Common stock issuance costs
    (Note 3).............................           --             --              --        (170,111)
  Treasury stock repurchases (Notes 3 and
    12)..................................           --             --              --     (17,249,912)
  Notes receivable from stockholders
    (Notes 3 and 12).....................     (500,088)            --              --        (500,088)
  Issuance of stock options (Note 3).....           --             --              --         443,880
  Push-down of parent company basis
    (Note 3).............................           --             --       8,824,010      19,237,257
                                            ----------    ------------   ------------   -------------
BALANCE AT MAY 17, 1999..................     (500,088)            --              --       7,927,145
  Issuance of stock options (Note 12)....           --     (7,665,421)             --         440,626
  Amortization of unearned stock-based
    compensation (Note 12)...............           --        435,654              --         435,654
  Issuance of warrants (Note 12).........           --             --              --         960,736
  Exercise of stock options..............           --             --              --          40,040
  Variable plan compensation charge
    (Note 12)............................           --             --              --       4,306,435
  Net loss...............................           --             --     (13,787,921)    (13,787,921)
                                            ----------    ------------   ------------   -------------
BALANCE AT DECEMBER 31, 1999.............   $ (500,088)   $(7,229,767)   $(13,787,921)  $     322,715
                                            ----------    ------------   ------------   -------------
                                            ----------    ------------   ------------   -------------

   The accompanying notes are an integral part of these financial statements.

                            GREENFIELD ONLINE, INC.
                            STATEMENTS OF CASH FLOWS

                                                                          PREDECESSOR
                                                            ---------------------------------------     SUCCESSOR
                                                                                                       ------------
                                                            YEAR ENDED DECEMBER 31,      JAN. 1 TO      MAY 17 TO
                                                            ------------------------     MAY 16,       DECEMBER 31,
                                                              1997          1998           1999            1999
                                                            ---------    -----------    -----------    ------------
Cash flows from operating activities:
  Net loss...............................................   $(916,525)   $(2,444,503)   $(4,631,497)   $(13,787,921)
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
       Depreciation and amortization.....................      84,964        321,876        155,683       3,843,628
       Stock-based compensation expense..................          --             --             --       5,182,715
       Amortization of debt discount.....................          --             --             --          97,172
       Income tax benefit................................          --             --             --        (940,452)
       (Increase) decrease in:
         Accounts receivable.............................    (107,566)      (437,593)       (83,495)     (1,063,584)
         Deferred project costs..........................     (36,534)       (27,003)       (57,364)        (38,426)
         Other current assets............................      (1,251)         5,439       (121,006)       (618,771)
       Increase (decrease) in:
         Accounts payable................................     208,750        291,746        260,944         667,425
         Accrued expenses................................      76,394        188,260      3,272,654      (1,390,720)
         Other liabilities...............................          --         55,489        (12,663)           (270)
         Deferred project revenues.......................     284,540        252,898       (189,799)      1,317,708
         Due to affiliates...............................     455,821        541,660        410,201         (11,287)
                                                            ---------    -----------    -----------    ------------
Net cash provided by (used in) operating activities......      48,593     (1,251,731)      (996,342)     (6,742,783)
                                                            ---------    -----------    -----------    ------------

Cash flows from investing activities:
  Capital expenditures...................................    (420,908)      (645,025)      (228,992)     (1,007,944)
                                                            ---------    -----------    -----------    ------------
Net cash used in investing activities....................    (420,908)      (645,025)      (228,992)     (1,007,944)
                                                            ---------    -----------    -----------    ------------

Cash flows from financing activities:
  Proceeds from term loan................................          --             --             --       4,000,000
  Advances from affiliate................................     489,945      1,880,000             --              --
  Principle payments under capital lease obligations.....          --        (16,828)       (15,877)        (91,507)
  Proceeds from issuance of note payable to
    stockholder..........................................          --             --             --      14,136,452
  Treasury stock repurchase..............................          --             --             --     (17,249,912)
  Loans to management to acquire capital stock...........          --             --             --        (500,088)
  Proceeds from the issuance of capital stock............          --             --             --       8,863,548
  Capital contribution from predecessor..................          --             --      1,387,818              --
  Proceeds of options exercised..........................          --             --             --          40,040
                                                            ---------    -----------    -----------    ------------
Net cash provided by financing activities................     489,945      1,863,172      1,371,941       9,198,533
                                                            ---------    -----------    -----------    ------------
Net increase (decrease) in cash and cash equivalents.....     117,630        (33,584)       146,607       1,447,806
Cash and cash equivalents at the beginning of the
  period.................................................      30,279        147,909        114,325         260,932
                                                            ---------    -----------    -----------    ------------
Cash and cash equivalents at the end of the period.......   $ 147,909    $   114,325    $   260,932    $  1,708,738
                                                            ---------    -----------    -----------    ------------
                                                            ---------    -----------    -----------    ------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION*
  Cash paid for interest.................................   $      --    $   114,779    $     7,001    $    122,793
                                                            ---------    -----------    -----------    ------------
                                                            ---------    -----------    -----------    ------------

* See Note 14 for supplemental disclosure of noncash investing and financing transactions.

   The accompanying notes are an integral part of these financial statements.

1. ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

ORGANIZATION AND BASIS OF PRESENTATION

     Greenfield Online, Inc., the "Company," was incorporated in the State of Connecticut on September 28, 1995. Until May 17, 1999, one person owned the capital stock of the Company. On May 17, 1999, management and a group of new investors executed a management buyout in which approximately 97% of the outstanding common stock of the Company was acquired by a group of new investors led by Greenfield Holdings, LLC., "Greenfield Holdings". Greenfield Holdings was formed for the sole purpose of acquiring the Company in the management buyout.

     As a result of the management buyout effective May 17, 1999, a change in control occurred, and a new reporting entity exists. For purposes of presentation and disclosure, we refer to the Company as the Predecessor as of and for all periods up to the point of the management buyout and as the Successor as of and for all periods thereafter. Because the financial statements of the Successor are not directly comparable to those of the Predecessor, a dark bar has been inserted in the accompanying financial statements to clearly separate the financial position, results of operations and cash flows of the Company before and after the change in control. These financial statements present the operations of the Successor and the Predecessor. The financial statements also reflect "push-down" accounting in accordance with SEC Staff Accounting Bulletin No. 54, "SAB 54", with respect to the management buyout. See
Note 3. In February of 2000, the Company changed its state of incorporation from Connecticut to Delaware.

BUSINESS

     The Company conducts business-to-business marketing research services through the use of the Internet. The Company has developed proprietary automated methodologies in which surveys are created and delivered to the Company's community of online survey respondents or "Panelists". The surveys are then tabulated and are used as a basis for custom research projects conducted by the Company. In addition, the Company has developed other products that provide "do-it-yourself" capabilities for market researchers, in which surveys may be created and delivered by the market researcher with minimal Company intervention. Further, the Company has developed a service which provides the client access to online focus groups and the Company has developed syndicated, multi-client products which are sold on a subscription basis.

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to further develop and extend the Company's online research products, the rejection of Internet-based marketing research by companies in favor of more traditional methods, the inability of the Company to maintain and increase its online survey panel, failure to compete effectively for new customers, as well as other risks and uncertainties. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable.

     The Company has consistently sustained net losses and negative cash flows from operations and maintains a working capital deficiency. As a result of the management buyout, the Company became highly-leveraged. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to attract capital from new and existing investors. To date, the Company has been able to attract sufficient capital to support its operating needs and meet its obligations as they come due. During 1999, the Company received approximately $27 million of debt and equity financing from various sources, including investors participating in the management buyout, as well as financial institutions. In 2000, the Company closed on additional debt financing in the amount of approximately $5 million, and an additional $5.4 million in equity. See Note 15. These funds are being used to expand its operations, including hiring additional employees and continuing to invest in proprietary Internet survey products and technologies. Management believes that these funds, together with available cash are sufficient to support the Company's operations at least through March 2001.

     In addition, to further expand its operations the Company plans to seek additional capital, including sale of a portion of its common stock in an initial public offering, or additional private debt and equity financing.

However, there can be no assurance that the Company will successfully complete an initial public offering or that it will be able to attract further capital to support this expansion.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The accompanying financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes revenue for customized (nonrecurring) research services in the period in which the product is delivered. Custom research products are delivered within a short period generally ranging from a few days to eight weeks. An appropriate deferral is made for costs related to contracts in process. Syndicated (recurring) research services are sold on a subscription basis for periods of up to one year. Subscription revenues are recognized ratably over the term of the related contract as services are provided. Billings rendered in advance of performance of services, as well as customer deposits received in advance, are recorded as deferred revenue. Provision for estimated contract losses, if any, is made in the period such losses are determined.

PANEL ACQUISITION EXPENSES

     Costs associated with establishing and maintaining panels of potential survey respondents are expensed as incurred. The costs to acquire these web-based panelists approximated $61,135, $62,682, $27,349 and $112,531 in the years ended December 31, 1997 and 1998, and the periods from January 1, 1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999, respectively.

SOFTWARE COSTS

     The Company has adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", SOP 98-1. SOP 98-1 requires companies to capitalize costs of computer software developed or obtained for internal use, provided that such costs are not research and development. The Company develops new proprietary products and technology through its internal research and development group and through use of outside technology developers.

     All costs associated with development of code, and purchase or license of software from external vendors which is used to run the Company's web operations are capitalized and amortized over the estimated useful life, two years.

     The Company expenses as incurred all costs associated with new product development whether performed by employees or outside consultants, including reengineering, process mapping, feasibility studies, data conversion, and training and maintenance. In addition, the Company expenses as incurred the costs associated with maintenance and upgrades of current technologies. Such costs are included in research and development in the statement of operations.

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with maturities of three months or less at the date of purchase.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash, accounts receivable, accounts payable and accrued expenses are valued at their carrying amounts, which approximate their fair value. The face value of the term loan and note payable to stockholder approximate their fair value. The term loan and note payable to stockholder are included in the balance sheet at their face amount net of an applicable discount. The fair value of such debt is estimated based on quoted market prices for the same or similar issues offered to the Company for debt with the same or similar remaining maturities and terms. Discounts are based upon the estimated relative fair value of common stock purchase warrants issued with the debt.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of accounts receivable. The Company controls this risk through credit approvals and ongoing credit evaluations of its customers' financial condition. The Company periodically reviews accounts receivable for collectibility and provides for an allowance for doubtful accounts to the extent that amounts are not expected to be collected. The allowance for doubtful accounts was $0 and $67,058 at December 31, 1998 and 1999, respectively. Based upon the existing client portfolio and limited historical write-offs, management believes that the reserve for doubtful accounts is adequate.

     For the year ended December 31, 1997, 18% and 15% of total revenue was from two customers and 13% were from one customer for the year ended December 31, 1998. For the periods from January 1, 1999 through May 16, 1999 and from
May 17, 1999 through December 31, 1999 no single customer represented greater than 10% of the Company's revenues.

     For the year ended December 31, 1997, 16% and 13% of the Company's accounts receivable balance were from two customers. The Company had no single customer that represented greater than 10% of its accounts receivable balance at December 31, 1998 or 1999.

FIXED ASSETS

     Fixed assets are stated at cost. Depreciation of fixed assets is calculated on the straight-line basis over the estimated useful lives of the assets, which are generally 2 to 7 years. Leasehold improvements are amortized on the straight-line method over the estimated useful life of the assets, or lease term, whichever is shorter. Maintenance and repairs for fixed assets are expensed as incurred. Retirements or dispositions of fixed assets are included in income on a net basis. Assets to be disposed of are reported at the lower of the carrying value or fair value less estimated costs of disposal.

GOODWILL AND INTANGIBLE ASSETS

     Goodwill and certain intangible assets were recorded through the application of "push-down" accounting in accordance with SEC Staff Accounting Bulletin No. 54 in connection with the management buyout transaction described in Note 3. Goodwill and identifiable intangible assets are amortized on a straight-line basis over the estimated period of benefit, which ranges from 2 to 4 years. For the period from May 17, 1999 through December 31, 1999, amortization of goodwill and intangibles was $3,277,221.

     The Company periodically evaluates the carrying value of its long-lived assets. Impairment charges are recorded when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by the underlying assets are less than the assets' carrying amounts. If such assets are determined to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. To date, no such impairment charges have been required.

INCOME TAXES

     For the years ended December 31, 1997 and 1998 and the period from January 1, 1999 through May 16, 1999, the Company elected to be taxed and operated as an S-Corporation and, therefore, was exempt from taxation under the provisions of the Internal Revenue Code, the "Code," and applicable state tax regulations. Under the provisions of the Code, the stockholders include their pro rata share of the Company's income or loss on their personal income tax returns. Subsequent to May 16, 1999, the Company converted to a C-Corporation and became subject to Federal and state corporate income taxes.

     The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, SFAS No. 109. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carryforwards, all calculated using presently enacted tax rates. The income tax information included on the face of the statements of operations and in Note 11 is presented in accordance with SFAS
No. 109.

STOCK-BASED COMPENSATION

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, "APB No. 25", and related interpretations in accounting for its employee stock option plan and stock awards, and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, "SFAS No. 123" for such awards. Under APB No. 25, compensation is determined to the extent that the fair value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so determined is deferred in stockholders' equity (deficit) and then recognized over the service period for the stock option or award.

     Stock based transactions with non-employees are accounted for under SFAS 123 based on the fair value of the consideration received or the fair value of the equity instruments issued, which ever is more reliably measurable. The fair value of such equity instruments is determined using the Black-Scholes pricing model and accounted for in the same manner as if the Company had paid cash for goods and services instead of paying with equity instruments.

EARNINGS (LOSS) PER SHARE

     The Company computes net loss per share pursuant to Statement of Financial Accounting Standards No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. 98. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of the Company's common stock outstanding during the period.

     For the years ended December 31, 1997 and 1998 and the period from January 1, 1999 through May 16, 1999 there were no outstanding equity instruments convertible into common stock. For the period from May 17, 1999 to December 31, 1999 options to purchase 3,804,050 shares of common stock and warrants to purchase 167,808 shares common stock were excluded from the calculation of diluted earnings per share because including them would have been antidilutive.

     Pro Forma (Unaudited): Pro forma net loss per share adjusts net loss per
share to reflect the assumed issuance of           common shares to fund the
cash payment to stockholders of $14,136,452 at the initial public offering date for the redemption of the note payable to stockholder.

COMPREHENSIVE INCOME

     The Company adopted, in 1999, the accounting treatment prescribed by Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. The adoption of this statement had no impact on the Company's financial statements for the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, "SFAS No. 133". The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for the Company beginning in fiscal 2001. Management does not expect SFAS No. 133 to have a material effect on the financial position, results of operations or cash flows of the Company.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition, "SAB 101," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB 101 outlines the basic criteria that must be met to recognize revenues and provides guidance for disclosures related to revenue recognition policies. Management believes that its revenue recognition policies and practices are in conformance with SAB 101.

3. MANAGEMENT BUYOUT AND LEVERAGED RECAPITALIZATION TRANSACTION

     As disclosed in Note 1, a change in control occurred via a management buyout effective May 17, 1999. The transaction was structured as a leveraged recapitalization, and was executed in three broad steps. First, the existing common stock of the Company was split into two classes, Class A and Class B, with substantially the same rights. All shares outstanding at the time were owned by the sole stockholder of the Predecessor, and were converted into Class A stock, and Class B stock was reserved for the new investors. Second, new investors, through Greenfield Holdings, purchased newly issued Class B shares in exchange for cash. In addition, Greenfield Holdings loaned the Company a substantial amount in exchange for an unsecured long-term note payable. Third, using the proceeds from the equity infusion and the borrowings from Greenfield Holdings, the Company in turn concurrently repurchased substantially all of the Class A shares outstanding from the sole stockholder of the Predecessor in a treasury stock transaction. Certain other agreements were executed in connection with this transaction. The transaction and its effects are described in greater detail below.

STOCK REPURCHASE AND REDEMPTION AGREEMENT

     On May 17, 1999, pursuant to a Stock Repurchase and Redemption Agreement, (the "Agreement"), the Successor sold to Greenfield Holdings 21,855,150 shares of Class B common stock for an aggregate purchase price of $8,863,548. In addition, pursuant to the Agreement, on May 17, 1999, the Successor redeemed 42,534,000 shares of Class A common stock from the sole stockholder of the Predecessor for an aggregate purchase price of $17,249,912. The repurchase of the Class A common stock was funded using the proceeds from the sale of Class B common stock and the proceeds from the Promissory Note to Greenfield Holdings.

PROMISSORY NOTE

     On May 17, 1999, the Successor received a loan in the form of a Promissory Note to Greenfield Holdings, in the amount of $14,136,452. The note is unsecured and bears interest at an escalating rate as follows: May 17, 1999 to May 16, 2001, 7.5% per annum; May 17, 2001 to May 16, 2003, 9.5% per annum; and,
May 17, 2003 to May 17, 2009, 10.5% per annum. The interest is payable annually on May 17 in cash, or, at the election of the Company, 70% of the interest due may be paid-in-kind by increasing the amount then outstanding on the note by 70% of the interest then due. Interest expense is calculated using the effective interest method over the term of the note, at an effective rate of 9.64%.

     The note has a stated maturity of May 17, 2009. However, it is subject to mandatory prepayment upon the occurrence of any one of the following events: i) liquidation of the Company; (ii) merger or consolidation with an aggregate consideration of greater than $20 million; (iii) disposal of all or substantially all of the Company's assets, or acquisition of all or substantially all of the assets of any other entity; (iv) an initial public offering; (v) a change of control wherein Greenfield Holdings ceases to own at least 40% of the outstanding capital stock of the Company.

     As a result of the management buyout and leveraged recapitalization, Greenfield Holdings and certain other investors became owners of approximately 97% of all of the outstanding common stock of the Company. The change in ownership of outstanding common stock was as follows:

                                                                    OWNERSHIP OF    OWNERSHIP OF
                                                                    PREDECESSOR     SUCCESSOR
                                                                    ------------    ------------
Sole Stockholder of Predecessor..................................       100.0%            3.3%
Greenfield Holdings and investor group...........................         0.0%           96.7%
                                                                       ------          ------
     Total.......................................................       100.0%          100.0%
                                                                       ------          ------
                                                                       ------          ------

     As part of the management buyout, the sole stockholder of the Predecessor had an additional 1.7% contingent ownership interest based upon a revenue referral agreement. The Greenfield Holdings investor group includes two officers of the Company that have restricted shares of 4.3% and 0.8%, respectively, that are earned over a period of four years from the date of the management buyout. None of these contingent interests were treated as outstanding for purposes of determining whether substantially all of the Predecessor interest was acquired.

     Management was represented by an advisor who received stock options as remuneration for the management buyout. As consideration for his assistance, the advisor, who became a member of the Board of Directors of the Company after the management buyout, received stock options to purchase 1,233,000 shares of common stock at an exercise price of $0.005 per share. These options are treated as issuance costs. The options were immediately vested and were exercisable through their expiration date of May 17, 2009. The advisor exercised these options in October 1999. The fair value of these options at issuance was determined using a Black-Scholes pricing model assuming a volatility rate of 61%, an expected life of 10 years, no expected dividends and a risk free rate of 5.3%. The fair value of these options of $443,880 was allocated to the debt and equity proceeds received in the management buyout on a pro rata basis based upon the relative value of the debt and equity proceeds. The allocation to the promissory note, $273,769, is treated as a discount on the note and is being amortized to the statement of operations as related party interest expense over the term of the note in accordance with the effective interest method. The unamortized balance of the debt discount was $256,658 at December 31, 1999, and is included in note payable to stockholder on the balance sheet. The allocation to the equity proceeds, $170,111, is included in additional paid-in capital.

     The values assigned by Greenfield Holdings to the Company's net assets are based upon a valuation study conducted by management with the assistance of an outside valuation firm. Greenfield Holdings' basis in the net assets of the Company was then "pushed down" to the Company in accordance with SAB 54.

     The following table compares Predecessor and Successor balance sheets as of the date of the management buyout. The changes reflect the revaluations and changes in stockholders' equity (deficit) described above.

                                                        HISTORICAL                                    ADJUSTED BASIS
                                                       PREDECESSOR     MANAGEMENT      PUSH DOWN        SUCCESSOR
                                                       MAY 17, 1999      BUYOUT*      ADJUSTMENTS     MAY 17, 1999
                                                       ------------    -----------    ------------    --------------
ASSETS
Current assets:
  Cash and cash equivalents.........................   $    260,932    $ 5,250,000    $         --     $  5,510,932
  Accounts receivable, net..........................        791,029             --              --          791,029
  Deferred project costs............................        120,901             --              --          120,901
  Other current assets..............................        128,957             --              --          128,957
                                                       ------------    -----------    ------------     ------------
     Total current assets...........................      1,301,819      5,250,000              --        6,551,819
Property and equipment, net.........................        508,529             --              --          508,529
Internal use software, net..........................        362,782             --         271,691          634,473
Goodwill............................................             --             --      17,823,042       17,823,042
Intangible assets...................................             --             --       2,082,976        2,082,976
                                                       ------------    -----------    ------------     ------------
     Total assets...................................   $  2,173,130    $ 5,250,000    $ 20,177,709     $ 27,600,839
                                                       ------------    -----------    ------------     ------------
                                                       ------------    -----------    ------------     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..................................   $    804,265    $        --    $         --     $    804,265
  Accrued expenses..................................      3,560,139             --              --        3,560,139
  Other current liabilities.........................         75,208             --              --           75,208
  Deferred project revenues.........................        347,639             --              --          347,639
  Due to affiliates.................................         13,469             --              --           13,469
  Deferred tax liability............................             --             --         940,452          940,452
                                                       ------------    -----------    ------------     ------------
     Total current liabilities......................      4,800,720             --         940,452        5,741,172
Note payable to stockholder, net....................             --     13,862,683              --       13,862,683
Other long-term liabilities.........................         69,839             --              --           69,839
                                                       ------------    -----------    ------------     ------------
Total liabilities...................................      4,870,559     13,862,683         940,452       19,673,694
                                                       ------------    -----------    ------------     ------------
Stockholders' equity (deficit):
  Common stock--Class A, 0.01 par value                     450,000             --              --          450,000
  Common stock--Class B, 0.01 par value                          --        218,552              --          218,552
  Additional paid-in capital........................      5,676,581      8,918,765      10,413,247       25,008,593
  Class A treasury stock--at cost...................             --    (17,249,912)             --      (17,249,912)
  Notes receivable from stockholders................             --       (500,088)             --         (500,088)
  Accumulated deficit...............................     (8,824,010)            --       8,824,010               --
                                                       ------------    -----------    ------------     ------------
Total stockholders' equity (deficit)................     (2,697,429)    (8,612,683)     19,237,257        7,927,145
                                                       ------------    -----------    ------------     ------------
Total liabilities and stockholders'
  equity (deficit)..................................   $  2,173,130    $ 5,250,000    $ 20,177,709     $ 27,600,839
                                                       ------------    -----------    ------------     ------------
                                                       ------------    -----------    ------------     ------------

------------------

* Entries reflect the infusion of equity and debt of $8,863,548 and $14,136,452, respectively, the issuance of options to the deal advisor, the purchase of treasury stock and the issuance of the notes receivable from stockholders, as described in Note 12.

     Goodwill and identifiable intangibles recognized in connection with the push-down accounting were as follows at December 31, 1999:

                                                                                          ESTIMATED     SUCCESSOR
                                                                                          USEFUL       DECEMBER 31,
                                                                                          LIVES            1999
                                                                                          ---------    ------------
Goodwill...............................................................................      3.0       $ 17,823,042
Less-accumulated amortization..........................................................                  (2,970,507)
                                                                                                       ------------
                                                                                                       $ 14,852,535
                                                                                                       ------------
                                                                                                       ------------
Intangible assets:
  Panel members........................................................................      4.0       $    711,752
  Customer base........................................................................      2.5            382,475
  Workforce............................................................................      3.5            988,749
                                                                                                       ------------
                                                                                                          2,082,976
Less-accumulated amortization..........................................................                    (306,714)
                                                                                                       ------------
                                                                                                       $  1,776,262
                                                                                                       ------------
                                                                                                       ------------

4. OTHER CURRENT ASSETS

     Other current assets consisted of the following:

                                                          PREDECESSOR      SUCCESSOR
                                                          ------------    ------------
                                                          DECEMBER 31,    DECEMBER 31,
                                                            1998             1999
                                                          ------------    ------------
Prepaid advertising....................................      $   --         $317,960
Security deposits......................................       7,951          226,720
Other..................................................          --          203,048
                                                             ------         --------
                                                             $7,951         $747,728
                                                             ------         --------
                                                             ------         --------

5. PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following:

                                                            PREDECESSOR      SUCCESSOR
                                           ESTIMATED        ------------    ------------
                                            USEFUL          DECEMBER 31,    DECEMBER 31,
                                           LIVES - YEARS       1998            1999
                                           -------------    ------------    ------------
Furniture and fixtures..................           7         $   91,832      $  112,488
Leasehold improvements..................           2*            88,404         113,824
Office equipment........................       3 - 5            419,107       1,515,445
Telephone system........................           5              8,573          46,989
                                               -----         ----------      ----------
                                                                607,916       1,788,746
Less--accumulated depreciation and
  amortization..........................                       (143,460)       (511,116)
                                                             ----------      ----------
                                                             $  464,456      $1,277,630
                                                             ----------      ----------
                                                             ----------      ----------

------------------
* Life of underlying lease.

     Depreciation and amortization expense for these items amounted to $25,314, $113,682, $74,433, and $305,223 in the years ended December 31, 1997 and 1998 and the periods from January 1, 1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999, respectively.

6. INTERNAL USE SOFTWARE, NET

     Internal-use software, net consists of the following:

                                                           PREDECESSOR      SUCCESSOR
                                              ESTIMATED    ------------    ------------
                                              USEFUL       DECEMBER 31,    DECEMBER 31,
                                               LIFE           1998            1999
                                              ---------    ------------    ------------
Internal use software......................        2        $  601,714      $1,585,957
Less--accumulated depreciation.............                   (267,370)       (609,803)
                                                            ----------      ----------
                                                            $  334,344      $  976,154
                                                            ----------      ----------
                                                            ----------      ----------

     Depreciation related to internal use software amounted to $59,650, $208,194, $81,250 and $261,183 in the years ended December 31, 1997 and 1998 and the periods from January 1, 1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999, respectively.

     Software costs expensed as incurred and charged to research and development expense amounted to $59,650, $88,893, $98,568 and $522,945 in the years ended December 31, 1997 and 1998 and the periods from January 1, 1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999, respectively.

7. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                          PREDECESSOR      SUCCESSOR
                                                          ------------    ------------
                                                          DECEMBER 31,    DECEMBER 31,
                                                             1998            1999
                                                          ------------    ------------
Employee bonuses.......................................     $ 61,425       $  833,822
Accrued interest related party.........................           --          855,109
Other..................................................      226,060          480,538
                                                            --------       ----------
                                                            $287,485       $2,169,469
                                                            --------       ----------
                                                            --------       ----------

8. RELATED PARTY TRANSACTIONS

GREENFIELD HOLDINGS

     The Company, as part of the management buyout and leveraged recapitalization, received a promissory note from Greenfield Holdings. See
Note 3. The carrying amount of this note at December 31, 1999 of $13,879,794 is included on the balance sheet as Note Payable to Stockholder, and the interest expense related to this note is included in the statement of operations as related party interest expense. Interest expense is calculated using the effective interest method over the term of the note.

     Two management team members purchased equity shares in Greenfield Holdings as a part of the leveraged recapitalization transaction. These investments represent a 1.087% and 0.652% equity share in Greenfield Holdings.

I-GAIN

     In 1999, the Company entered into a relationship with I-Gain, an incentive and loyalty reward company, in which I-Gain pays cash awards to panelists on a random drawing basis on behalf of the Company. I-Gain receives a fee of $0.50 per transaction. A member of the Company's management team holds a 10% ownership interest in I-Gain. The total costs incurred for this arrangement with I-Gain in the periods from January 1, 1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999 were $258,310 and $590,610, respectively. These fees are included in cost of revenues.

GREENFIELD CONSULTING GROUP, INC.

     In December 1999, the Company entered into a two-year agreement with Greenfield Consulting Group, Inc., "Greenfield Consulting." Greenfield Consulting is wholly owned by the sole stockholder of the Predecessor. Under the two-year agreement, Digital Idea, Inc., a subsidiary of Greenfield Consulting would exclusively purchase qualitative and quantitative market research data from the Company at reduced rates. In turn, the Company agreed to not enter into any exclusive provider arrangement with any other internet-focused strategic consulting services company in the marketing services category. During the period from May 17, 1999 through December 31, 1999, the Company earned revenues of $26,200 from Digital Idea, Inc. related to these services.

     On May 14, 1999, the Company entered into a three-year agreement with Greenfield Consulting in which Strategic Focus, Inc., a subsidiary of Greenfield Consulting, would provide certain support services for the Company's Focus Chat business, which provides the Company's clients access to online focus groups. The agreement required the Company to rely exclusively on Strategic Focus, Inc. for these support services. In January 2000, Strategic Focus, Inc. was dissolved and the contract became null and void. During the period from May 17, 1999 through December 31, 1999, the Company incurred expenses of $21,563 related to this agreement.

     On May 17, 1999, the Company entered into a Transition Services Agreement with Greenfield Consulting in which the Company would share services related to accounting, human resources and office administration through December 31, 1999. The agreement could be terminated at any time given mutual agreement between the Company and Greenfield Consulting. This agreement was terminated effective November 30, 1999. During the period from May 17, 1999 through December 31, 1999, the Company paid fees for shared services of $49,482 to Greenfield Consulting.

     On May 17, 1999, the Company entered into a sublease agreement with Greenfield Consulting wherein it sublet an aggregate of 9,411 square feet from Greenfield Consulting in their Westport, Connecticut office. The agreement was effective through August 31, 1999; however, it could be extended on a month-to-month basis through December 31, 1999. The sublease was extended through November 30, 1999. During the period from May 17, 1999 through December 31, 1999, the Company incurred expenses of $129,687 related to this agreement.

MESCO, LTD.

     In 1999, the Company paid a total of $32,500 in consulting fees to Mesco, Ltd., a consulting firm in which one of the Company's directors, who is also a stockholder, is a principal. These consulting fees were paid at a fixed rate of $5,000 per month. Under the agreement with Mesco, Ltd., Mesco provides business and financial consulting services to the Company. This agreement can be terminated at any time by either party.

FORGIVENESS OF PAYABLE TO AFFILIATE

     During the period from January 1, 1999 through May 16, 1999, the sole stockholder of the Predecessor forgave a loan due to him from the Predecessor in the amount of $2,788,665. Additionally, Greenfield Consulting, wholly owned by the sole stockholder of the Predecessor, forgave $1,787,916 of intercompany advances to the Predecessor. The forgiveness of the $4,576,581 of payables during the period from January 1, 1999 through May 16, 1999 has been accounted for as an additional contribution of capital to the Predecessor company.

9. TERM LOAN AND REVOLVING CREDIT FACILITY

     On December 3, 1999, the Company entered into a Loan and Security Credit Agreement that provides a credit line of $6.0 million, "the credit facility". The credit facility is comprised of a one-year term loan in the amount of $4.0 million and a revolving credit line of up to $2.0 million. The revolving credit line is based upon an 85% advance rate on eligible accounts receivable. The credit facility bears interest monthly at a rate equal to the highest LIBOR rate in effect during the month plus 5% per annum, provided that the interest rate in effect in each month shall not be less than 8% per annum. The credit facility was originally to mature on November 30, 2000 at which time it automatically would renew, subject to the terms and conditions as set forth in the credit facility. The credit facility is collateralized by the general assets of the Company, including security in the Company's patents, trademarks and copyrighted works. The credit facility carries a mandatory repayment if the Company completes an initial public offering of its equity securities.

     As of December 31, 1999, the outstanding borrowings on the term loan were $4.0 million. The Company had not used the revolving credit line and, as such, had no outstanding balance at December 31, 1999. The interest rate at December 31, 1999 was 11.5%.

     In conjunction with the credit facility, the Company issued a warrant to purchase 167,808 shares of its Class A common stock to the debt holder. See Note
12. The warrant has an exercise price of $3.58 per share, and is fully exercisable through its expiration date of December 3, 2003. The fair value of the warrant was determined using the Black-Scholes pricing model assuming a volatility rate of 61%, an expected life of 4 years, no expected dividends and a risk free rate of return of 5.9%. The gross proceeds of the debt financing were then allocated between the debt and the warrants based on the estimated fair values of both instruments. The relative fair value assigned to the warrants of $960,736 was recorded as a discount to the term loan. This discount is being amortized as interest expense over the term of the loan using the effective interest method. Amortization of the discount was $80,061 in the period from May 17, 1999 to December 31, 1999. See Note 12 for warrants. The borrowings under this agreement are reported in the balance sheet as term loan, net and are net of unamortized discount of $880,675.

10. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS AND OBLIGATIONS

     Assets under capital leases are summarized below:

                                                          PREDECESSOR      SUCCESSOR
                                                          ------------    ------------
                                                          DECEMBER 31,    DECEMBER 31,
                                                             1998            1999
                                                          ------------    ------------
Equipment..............................................     $148,354        $803,358
Less--accumulated depreciation.........................      (24,317)       (182,118)
                                                            --------        --------
Assets under capital leases, net.......................     $124,037        $621,240
                                                            --------        --------
                                                            --------        --------

     Future minimum lease payments under capital leases and noncancelable operating leases as of December 31, 1999 are as follows:

                                                             CAPITAL     OPERATING
                                                            ---------    ----------
Years Ending December 31:
2000.....................................................   $ 419,290    $  758,710
2001.....................................................     266,814       583,123
2002.....................................................     138,856       544,357
2003.....................................................         670       515,219
2004 and beyond..........................................          --     2,310,005
                                                            ---------    ----------
     Total minimum lease payments........................     825,630    $4,711,414
                                                                         ----------
                                                                         ----------
     Amount representing interest........................    (128,918)
                                                            ---------
     Present value of minimum lease payments.............     696,712
     Less current portion................................    (335,771)
                                                            ---------
     Noncurrent portion..................................   $ 360,941
                                                            ---------
                                                            ---------

     The current portion of capital lease obligations is included in the balance sheet in other current liabilities and the noncurrent portion is included in other long-term liabilities.

     Total rental expense for operating leases was $61,447, $262,650, $126,359 and $267,133, in the years ended December 31, 1997 and 1998 and the periods from January 1, 1999 through May 16, 1999 and from May 17, 1999 through December 31, 1999.

COMMITMENTS

     The Company entered into agreements during 1999 committing to pay $2,271,000 during the year ended December 31, 2000. Of this amount, $1,971,000 pertains to panel acquisition expenses and $300,000 pertains to security deposits on leased office space.

EMPLOYMENT AGREEMENTS

     The Company maintains employment agreements with the key officers of the Company. The employment agreements contain provisions for minimum compensation levels. In addition, three of the agreements contain severance provisions and one contains a provision for key man life insurance.

LITIGATION

     The Company, in the ordinary course of business, is subject to various legal proceedings. While it is impossible to determine the ultimate outcome of these matters, it is management's opinion that the resolution of these matters will not have a material adverse effect on the financial position, results of operations and cash flows of the Company.

11. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The net deferred tax assets recorded in 1999 are primarily related to federal and state net operating loss carryforwards and other temporary differences generated for the period from May 17, 1999 through December 31, 1999.

     Income tax benefit for the period from May 17, 1999 through December 31, 1999 included the following:

                                                           CURRENT     DEFERRED       TOTAL
                                                          ---------    ---------    ---------
Federal................................................   $      --    $(800,589)   $(800,589)
State..................................................          --     (139,863)    (139,863)
                                                          ---------    ---------    ---------
                                                          $      --    $(940,452)   $(940,452)
                                                          ---------    ---------    ---------
                                                          ---------    ---------    ---------

     The components of deferred income taxes at December 31, 1999 are presented below:

Deferred tax assets:
  Net operating loss carryforwards..............................................   $1,392,250
  Deferred revenues.............................................................      526,293
  Unearned stock-based compensation.............................................      350,274
  Related party interest expense, net...........................................      341,688
  Other deferred tax assets.....................................................      339,513
                                                                                   ----------
Gross deferred tax asset........................................................    2,950,018
Deferred tax liabilities:
Purchase accounting temporary differences.......................................     (828,622)
Net deferred tax asset..........................................................    2,121,396
Less--valuation allowance.......................................................   (2,121,396)
                                                                                   ----------
Net deferred tax asset..........................................................   $       --
                                                                                   ----------
                                                                                   ----------

     A full valuation allowance was recorded against net deferred tax asset because their realizability is subject to future events, including generating sufficient taxable income, the likelihood of which cannot be determined at this time. The Company continually reviews the adequacy of the valuation allowance and will recognize these benefits only as and when reassessment indicates that it is more likely than not that the benefits will be realized.

     The Connecticut state and federal net operating loss carryforwards (NOLs) of approximately $3,486,000 each expire at various times through 2004 for Connecticut and 2019 for Federal purposes.

     The differences between the income tax benefit at the U.S. statutory rate and the effective rate are summarized as follows:

Federal statutory rate..............................................................     34.00%
State statutory rate................................................................      5.94%
Unearned stock-based compensation...................................................    (11.95%)
Goodwill amortization...............................................................     (7.20%)
Valuation allowance.................................................................    (14.40%)
                                                                                       -------
     Effective tax rate.............................................................      6.39%
                                                                                       -------
                                                                                       -------

12. STOCKHOLDERS' EQUITY

COMMON STOCK

     Effective with the management buyout (see Note 3), the Company has two classes of common stock, Class A and Class B. The Class B common stock has a preference over the Class A in liquidation. In liquidation the Class B common stock receives a 7% cumulative return on its original price per share.

STOCK REPURCHASE AND REDEMPTION

     On May 17, 1999, pursuant to the Stock Purchase and Redemption Agreement, the Company sold to Greenfield Holdings 21,855,150 shares of Class B common stock for an aggregate purchase price of $8,863,548. In addition, pursuant to the Agreement, on May 17, 1999, the Company redeemed 42,534,000 shares of Class A common stock from the sole stockholder of the Predecessor for an aggregate purchase price of $17,249,912. See Note 3.

NOTES RECEIVABLE FROM STOCKHOLDERS

     In conjunction with the management buyout on May 17, 1999 (see Note 3), the Company paid $500,088 to the former sole stockholder of the Predecessor on behalf of two officers of the Company. In exchange, these employees issued to the Company two nonrecourse promissory notes in the amounts of $425,075 and $75,013, respectively. The cash paid to the employees was used to purchase 1,048,050 and 184,950 shares, respectively, of Class A common stock from the sole stockholder of the Predecessor. The promissory notes are collateralized with the shares of the Company's Class A common stock and bear interest at a rate of 5.3% per year. The Company's sole recourse against the employees is limited to the Class A common stock. Principal and interest may be prepaid in whole or in part at any time without penalty.

     The stock purchased by the employees with the proceeds of these notes is restricted since the Company has the right to repurchase the stock for its original purchase price from either one of the officers if their employment terminates for any reason. The restrictions on the stock lapse and the stock becomes vested 25% one year after the management buyout and 12.5% each six-month period thereafter until four years have expired.

     Under Emerging Issues Task Force Abstract 95-16, Accounting for Stock Compensation Arrangements with Employer Loan Features, "EITF 95-16," these nonrecourse notes receivable, collateralized by stock, are treated as a stock option award with variable plan accounting treatment. Accordingly, the Company has recognized a stock based compensation charge, and related increase in additional paid-in capital, of $4,306,435 for the period from May 17, 1999 through December 31, 1999, related to these notes receivable. This charge is calculated as the excess of the estimated fair value of the common stock at December 31,

1999, over the value of the common stock at issuance, multiplied by the number of shares held by the employees and an applicable vesting percentage.

UNEARNED STOCK-BASED COMPENSATION

     In connection with certain stock option and warrant grants from May 17, 1999 through December 31, 1999, the Company recorded unearned stock-based compensation totaling $7,665,421, which is being amortized to operations over the related service periods, generally four years. The Company has amortized $435,654 of stock-based compensation expense in the statement of operations in the period from May 17, 1999 through December 31, 1999 related to these option grants. Stock-based compensation expense for the period from May 17, 1999 through December 31, 1999 totaled $5,182,715, including compensation expense of $440,626 for certain options with immediate vesting and $4,306,435 related to the notes receivable from key employees.

TREASURY STOCK

     The Company accounts for treasury stock under the cost method. On May 17, 1999, the Company repurchased 42,534,000 shares of its Class A common stock for $17,249,912 as part of the management buyout and leveraged recapitalization transaction as described in Note 3.

WARRANTS

     On December 3, 1999, in conjunction with the establishment of the credit facility, see Note 8, the Company issued a warrant to purchase 167,808 shares of Class A common stock at an exercise price of $3.58 per share to a debt holder. The warrant is exercisable immediately and expires on December 3, 2003. This warrant was outstanding at December 31, 1999. See Note 9.

STOCK OPTIONS

     In the period ending December 31, 1999, the Board of Directors of the Company authorized and reserved 4,238,550 shares of Class A common stock for issuance under its stock option plan. There were 434,500 shares available for future grant at December 31, 1999.

13. 1999 STOCK OPTION PLAN

     On May 12, 1999, the Company adopted a non-qualified stock option plan that enables key employees, directors and consultants of the Company to purchase shares of common stock of the Company. The Company grants options to purchase its common stock, generally at fair value at the date of grant based upon valuations determined by management and the Board of Directors. Options generally vest over a period up to 4 years and expire after 10 years from the date of grant.

     Stock option activity is as follows:

                                                                                                    WEIGHTED AVERAGE
                                                                                NUMBER OF SHARES    PRICE PER SHARE
                                                                                ----------------    ----------------
Outstanding at May 17, 1999..................................................              --                --
  Granted....................................................................       3,804,050            $ 0.27
  Canceled...................................................................              --                --
  Exercised..................................................................       1,335,500            $ 0.03
                                                                                   ----------
Outstanding at December 31, 1999.............................................       2,468,550            $ 0.40
                                                                                   ----------
                                                                                   ----------

     Under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to continue to account for its stock option plan in accordance with the provisions of APB No. 25. Had compensation cost for the Company's employee stock option plan been determined consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below:

                                                                                               BASIC AND DILUTED
                                                                                                   NET LOSS
                                                                       NET LOSS                    PER SHARE
                                                             ----------------------------    ---------------------
                                                                  AS             PRO           AS          PRO
                                                               REPORTED         FORMA        REPORTED     FORMA
                                                             ------------    ------------    --------    ---------
May 17, 1999 to December 31, 1999.........................   $(13,787,921)   $(13,810,863)    $(0.56)     $ (0.56)

     For the periods ended December 31, 1997 and 1998 and for the period from January 1, 1999 through May 11, 1999, the Company did not have a stock option plan in effect.

     For purposes of this disclosure, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants outstanding in 1999.

                                                                      1999
                                                                      ----
Risk-free interest rate............................................    5.9%
Weighted average expected life (years).............................      5
Volatility factor..................................................     61%
Expected dividends.................................................      0

     The following represents additional information about stock options outstanding at December 31, 1999:

                      OPTIONS OUTSTANDING
---------------------------------------------------------------        OPTIONS EXERCISEABLE
                                                       WEIGHTED     --------------------------
                                    WEIGHTED           AVERAGE                      WEIGHTED
                                     AVERAGE           EXERCISE                     AVERAGE
    RANGE OF                        REMAINING LIFE      PRICE                       EXERCISE
EXERCISE PRICES       NUMBER        CONTRACTUAL          PER         NUMBER         PRICE (PER
   PER SHARE        OUTSTANDING      (YEARS)            SHARE       EXERCISABLE      SHARE)
----------------    -----------     --------------     --------     -----------     ----------
$0.31--$0.49         1,877,450            9.6           $ 0.31         4,500          $ 0.31
$0.50--$0.74           290,600            9.5           $ 0.51         4,500          $ 0.51
$0.75--$0.88           300,500            9.9           $ 0.87         4,500          $ 0.87

14. SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS

JANUARY 1, 1999 THROUGH MAY 16, 1999

     Prior to the management buyout transaction disclosed in Note 3, the former sole shareholder and a related party forgave their respective loan balances in the amounts of $2,788,665 and $1,787,916, respectively, through a capital contribution.

MAY 17, 1999 THROUGH DECEMBER 31, 1999

     The relative fair value of the warrants issued in conjunction with the term loan was $960,736 and was recorded as a discount to the term loan. See Note 9.

     The relative fair value of the stock options assigned to the note payable to stockholder was $273,769 and was recorded as a discount to the note payable to stockholder. See Note 3.

     During the year ended December 31, 1998 and the period from May 17, 1999 through December 31, 1999, the Company entered into several capital lease obligations to purchase fixed assets in the amounts of $148,354 and $655,004, respectively.

15. SUBSEQUENT EVENTS

     In February of 2000, the Company changed its state of incorporation from Connecticut to Delaware.

     On March 3, 2000, the Board of Directors of the Company voted to amend its articles of incorporation to increase the number of common shares authorized by the Company to 100,000,000. In addition, the Company amended its articles of incorporation and executed a 2-for-1 stock split. All references to common stock amounts, shares and per share data included in the financial statements and related footnotes have been adjusted to give retroactive effect to this stock split.

     On March 3, 2000, the Company entered into a subordinated credit facility, the "Subordinated Credit Line," with the Greenfield Holdings. The Subordinated Credit Line allows for the Company to borrow up to $5.0 million from Greenfield Holdings at an interest rate of 10% per year. This Subordinated Credit Line matures at June 30, 1999. The facility includes 139,860 warrants issued to Greenfield Holdings at an exercise price of $3.58 per share which expire on March 3, 2004. The subordinated credit facility has a mandatory prepayment if the Company completes an initial public offering. On March 3, 2000, the Company received $2.5 million of cash under this Subordinated Credit Line.

     On March 3, 2000, the Company amended the nonrecourse notes receivable from the two employees of the Company described in Note 12. Under the amendment, the notes were made recourse notes. As such, variable plan accounting ceases.

UNAUDITED

     Effective March 10, 2000, the Company entered into an agreement that extended the maturity date of the Subordinated Credit Line to the earlier of June 30, 2001 or the closing of an initial public offering. As consideration for the extension of the maturity date, the Company agreed to issue Greenfield Holdings additional warrants to purchase common stock. Should any portion of the Subordinated Credit Line remain outstanding as of September 30, 2000, the Company will issue warrants to purchase 34,965 shares of common stock at an exercise price equal to the fair value on that day. If any portion of the Subordinated Credit Line remains outstanding on December 31, 2000, March 31, 2000 or June 30, 2001, the Company will issue the same amount of warrants on the same terms on each of these dates.

     On March 13, 2000 and March 14, 2000, the Company issued an aggregate of 645,338 shares of Class A common stock to private investors for cash consideration of $5.4 million or $8.37 per share.

     On March 14, 2000, the Company extended the initial maturity date on its credit facility, see Note 9, to March 31, 2001. Based upon this extension the term loan balance has been included as a long-term liability in the December 31, 1999 balance sheet.

                         UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

     The following unaudited pro forma condensed statement of operations for the year ended December 31, 1999 gives effect to the management buyout completed on May 17, 1999 as if it had occurred on January 1, 1999. The management buyout is described in further detail in Note 3 to the Company's financial statements on page F-12.

     The unaudited pro forma statements of operations include certain adjustments to reflect a full year's amortization consisting of capitalized software, goodwill and intangible assets, as well as incremental related party interest expense and vesting of stock-based compensation. The adjustments are more fully explained in the notes to the pro forma financial statements. The unaudited pro forma condensed statement of operations should be read in conjunction with the respective audited financial statements of the Company appearing elsewhere in this prospectus. The pro forma results are not necessarily indicative of results that actually would have occurred if the management buyout had taken place on January 1, 1999.

                                                 PERIOD FROM         PERIOD FROM                         PRO FORMA
                                                JANUARY 1, 1999     MAY 17, 1999                         YEAR ENDED
                                                   THROUGH             THROUGH           PRO FORMA      DECEMBER 31,
                                                MAY 16, 1999       DECEMBER 31, 1999    ADJUSTMENTS         1999
                                                ---------------    -----------------    -----------     ------------
Revenues.....................................     $ 1,733,720        $   5,557,465      $        --     $  7,291,185
Cost of revenues.............................         702,189            2,516,758               --        3,218,947
                                                  -----------        -------------      -----------     ------------
     Gross profit............................       1,031,531            3,040,707               --        4,072,238
                                                  -----------        -------------      -----------     ------------
Operating expenses:
  Selling, general and administrative
     expenses................................       5,243,811            6,821,699               --       12,065,510
  Depreciation and amortization..............         155,683            3,843,628        3,345,144(1)     7,344,455
  Research and development...................         186,282              792,268               --          978,550
  Panel acquisition expenses.................          27,349              112,531               --          139,880
  Stock-based compensation expense...........                            5,182,715        2,583,861(3)     7,766,576
                                                  -----------        -------------      -----------     ------------
     Operating expenses......................       5,613,125           16,752,841        5,929,005       28,294,971
                                                  -----------        -------------      -----------     ------------
     Operating loss..........................      (4,581,594)         (13,712,134)      (5,929,005)     (24,222,733)
                                                  -----------        -------------      -----------     ------------
Interest income (expense):
  Interest income............................              --               42,120               --           42,120
  Interest expense...........................          (7,001)            (202,855)              --         (209,856)
  Related party interest expense.............         (42,902)            (855,504)        (470,187)(2)   (1,368,593)
                                                  -----------        -------------      -----------     ------------
  Interest expense, net......................         (49,903)          (1,016,239)        (470,187)      (1,536,329)
                                                  -----------        -------------      -----------     ------------
     Loss before income taxes................      (4,631,497)         (14,728,373)      (6,399,192)     (25,759,062)
Income tax benefit...........................              --              940,452               --          940,452
                                                  -----------        -------------      -----------     ------------
     Net loss................................     $(4,631,497)       $ (13,787,921)     $(6,399,192)    $(24,818,610)
                                                  -----------        -------------      -----------     ------------
                                                  -----------        -------------      -----------     ------------
Basic and diluted net loss per share.........     $     (0.10)       $       (0.56)                     $      (1.01)
                                                  -----------        -------------                      ------------
                                                  -----------        -------------                      ------------
Weighted average shares outstanding--basic
  and diluted................................      45,000,000           24,707,186                        24,563,348
                                                  -----------        -------------                      ------------
                                                  -----------        -------------                      ------------

(1) Goodwill and certain intangible assets were recorded through the application of "push-down" accounting in accordance with SEC Staff Accounting Bulletin
No. 54 in connection with the management buyout transaction described in Note 3 to the audited financial statements. Goodwill, capitalized software and identifiable intangible assets are amortized on a straight-line basis over the estimated period of benefit, which ranges from 2 to 4 years. The pro forma adjustments for the year ended December 31, 1999 assume an additional four and half months of amortization of capitalized software, goodwill and intangible assets. This resulted in additional amortization of $3,345,144.

(2) As a result of the management buyout, the Successor received a loan in the form of a Promissory Note to Greenfield Holdings, in the amount of $14,136,452. The note is unsecured and bears interest at an escalating rate as follows: May 17, 1999 to May 16, 2001, 7.5% per annum; May 17, 2001 to May 16, 2003, 9.5% per annum; and, May 17, 2003 to May 17, 2009, 10.5% per annum. The pro forma adjustment for the year ended December 31, 1999 assumes an additional four and half months of interest expense relating to this Promissory Note, which amounted to $523,567.

     During the period from January 1, 1999 through May 16, 1999, the sole stockholder of the Predecessor forgave a loan due to him from the Predecessor in the amount of $2,788,665. The pro forma statement of operations for the year ended December 31, 1999 gives effect to the forgiveness of such debt as if it had occurred on January 1, 1999 and, as such, interest expense associated with this loan of $42,902 was eliminated in the pro forma adjustments.

     In conjunction with the management buyout on May 17, 1999, the Company paid $500,088 to two officers of the Company. In exchange, these employees issued to the Company two Nonrecourse Promissory Notes in the amounts of $425,075 and $75,013, respectively. The cash paid to the employees was used to purchase 1,048,050 and 184,950 shares, respectively, of Class A common stock from the sole Stockholder of the Predecessor. The promissory notes are secured with the shares of the Company's Class A common stock and bear interest at a rate of 5.3% per annum. The Company's sole recourse against the employees is limited to the Class A common stock. Principal and interest may be prepaid in whole or in part at any time without penalty. The pro forma adjustments for the year ended December 31, 1999 assume an additional four and a half months of related party interest income relating to these two Nonrecourse Promissory Notes, which amounted to $10,478.

(3) The Class A common stock purchased by employees with the proceeds of their Nonrecourse Promissory Notes is restricted as the Company has the right to repurchase the stock for its original purchase price if their employment terminates for any reason. The restrictions on the stock lapse and the stock becomes vested 25% after one year from the management buyout and 12.5% each six-month period thereafter until four years have expired. The stock purchased by the employees is accounted for using variable plan accounting as required by EITF 95-16. The Company recognizes stock-based compensation based on increases in the fair value of the stock held by the employees, multiplied by the applicable vesting period. The pro forma adjustments for the year ended December 31, 1999 assume an additional four and a half months of vesting for this stock, which amounted to $2,583,861.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee. The Registrant will pay all these expenses.

                                                                            AMOUNT
                                                                           TO BE PAID
                                                                           ----------
SEC Registration Fee....................................................    $
NASD Filing Fee.........................................................
Nasdaq National Market Listing Fee......................................
Printing Fees and Expenses..............................................
Legal Fees and Expenses.................................................
Accounting Fees and Expenses............................................
Blue Sky Fees and Expenses..............................................
Transfer Agent and Registrar Fees.......................................
Miscellaneous...........................................................
                                                                            --------
     Total..............................................................    $
                                                                            --------
                                                                            --------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by the Delaware General Corporation Law. The Delaware General Corporation Law provides that the personal liability of a director for monetary damages for breach of his or her fiduciary duties as a director may be eliminated, except for:

     o any breach of the director's duty of loyalty to a corporation or its stockholders;

     o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; and

     o any transaction from which the director derived an improper personal benefit.

     Our restated bylaws provide that we may indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our restated bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     We have obtained directors' and officers' insurance providing indemnification for our directors, officers and some of our employees for certain liabilities. We believe that this insurance is necessary to attract and retain qualified directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a)(1) On May 17, 1999, our management team and a group of new investors executed a management buyout in which approximately 97% of our outstanding common stock was acquired by Greenfield Holdings, LLC., a company formed specifically to execute the buyout, and certain other investors. The transaction involved a series of agreements:

     o Stock Purchase, Sale and Redemption Agreement. Under this agreement, Greenfield Holdings purchased securities for a purchase price of $8,863,548, which, adjusted for stock splits and reflecting the conversion to common, gave them 21,855,150 shares of our common stock.

     o Promissory Note. Under this note, Greenfield Holdings loaned us $14,136,452 that we used in part to redeem 94.5% of outstanding stock then owned by one of our founders, Andrew Greenfield. The loan from Greenfield Holdings to us must be paid in full upon completion of this offering.

     o Stock Purchase, Consent and Waiver Agreement. We used a portion of the proceeds of the loan made under the Promissory Note to loan Mr. Nadilo and Mr. Davis $425,075 and $75,013, respectively, to allow them to purchase stock from Mr. Greenfield. Adjusted for stock splits and reflecting the conversion to common, the purchase gave them 1,048,050 and 184,950 shares, respectively, of our common stock as of March 3, 2000. We have the right to repurchase the stock for its original purchase price from either one of them if his employment terminates for any reason. The restrictions on the stock lapse and the stock becomes vested 25% one year after the management buyout and 12.5% each six-month period thereafter until four years have expired. For Mr. Nadilo, the expiration of these restrictions will accelerate on 75% of his stock if we sell the stock or assets of our company. For Mr. Davis, the expiration of these restrictions will accelerate on 50% of his stock if we sell the stock or assets of our company. The stock purchased by Messrs. Nadilo and Davis is pledged to us to secure the repayment of their loans

     (a)(2) On March 14, 2000, we completed a private placement of 645,338 shares of our Class A common stock at a price of $8.37 per share for an aggregate offering price of $5.4 million. The purchasers, all of which were accredited investors within the definition of Regulation D, were TechVantage Partners, L.P., TechVantage Qualified Partners, L.P. and TechVantage Overseas Fund, Inc. (all of whom are controlled by Westway Capital, LLC), 701 Venture Investments, LLC and GDCP Investment Partners.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

     The issuances described in Items 15(a)(1) and (2) were deemed to be exempt from registration under the Securities Act in reliance upon
Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Item 15(a)(2) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER   DESCRIPTION
------   --------------------------------------------------------------------------------------------------------
  1.1           --  Form of Underwriting Agreement*
  3.1           --  Restated Certificate of Incorporation of the Registrant, to be effective upon completion of the offering
  3.2           --  Form of Restated Bylaws of the Registrant, to be effective upon completion of the offering
  4.1           --  Form of the Registrant's Common Stock Certificate
  5.1           --  Opinion of Preston Gates & Ellis LLP*
 10.1           --  Stock Purchase & Redemption Agreement among the Registrant, Andrew Greenfield and Greenfield
                    Holdings, LLC, dated May 12, 1999

EXHIBIT
NUMBER   DESCRIPTION
------   --------------------------------------------------------------------------------------------------------
 10.2           --  Escrow Agreement among the Registrant, Andrew Greenfield, Greenfield Holdings, LLC and
                    SunTrust Bank, Atlanta, dated May 17, 1999
 10.3           --  License Agreement between the Registrant and Greenfield Consulting Group, Inc., dated
                    December 22, 1999
 10.4           --  Supplement to License Agreement between the Registrant and Greenfield Consulting Group, Inc.,
                    dated January 27, 2000
 10.5           --  Agreement between the Registrant and Greenfield Consulting Group, Inc., dated April 20, 1999
 10.6           --  Agreement between the Registrant and Digital Idea, LLC, dated as of December 1, 1999
 10.7           --  Shareholders' Agreement among the Registrant, Andrew Greenfield and Greenfield Holdings, LLC,
                    dated May 17, 1999, as amended
 10.8           --  Registration Rights Agreement among the Registrant, Andrew Greenfield and Greenfield
                    Holdings, LLC, dated May 17, 1999
 10.9           --  Promissory Note made by the Registrant in favor of Greenfield Holdings, LLC, dated May 17,
                    1999
 10.10          --  Note and Warrant Purchase Agreement between the Registrant and Greenfield Holdings, LLC, dated March 3, 2000
 10.11          --  Promissory Note made by the Registrant in favor of Greenfield Holdings, LLC, dated March 3,
                    2000
 10.12          --  Class A Common Stock Warrant issued by the Registrant to Greenfield Holdings, LLC, dated
                    March 3, 2000
 10.13          --  Stock Purchase, Consent & Waiver Agreement among the Registrant, Rudy Nadilo, Hugh Davis, and
                    Andrew Greenfield, dated May 17, 1999
 10.14          --  Retained Shareholder Joinder among the Registrant, Rudy Nadilo and Hugh Davis, dated May 17,
                    1999
 10.15          --  Nonrecourse Promissory Note made by Rudy Nadilo in favor of the Registrant, dated May 17,
                    1999
 10.16          --  Pledge Agreement between the Registrant and Rudy Nadilo, dated May 17, 1999
 10.17          --  Amended and Restated Employment Agreement between the Registrant and Rudy Nadilo, dated
                    March 13, 2000
 10.18          --  Non-recourse Promissory Note made by Hugh Davis in favor of the Registrant, dated May 17,
                    1999
 10.19          --  Pledge Agreement between the Registrant and Hugh Davis, dated May 17, 1999
 10.20          --  Loan and Security Agreement between the Registrant and Greyrock Capital, a division of Banc of America Commercial Finance Corporation, dated December 3, 1999
 10.21          --  Secured Promissory Note made by the Registrant in favor of Greyrock Capital, a division of
                    Banc of America Commercial Finance Corporation, dated December 3, 1999
 10.22          --  Patent and Trademark Security Agreement between the Registrant and Greyrock Capital, a division of Banc of America Commercial Finance Corporation, dated December 3, 1999
 10.23          --  Security Agreement in Copyrighted Works between the Registrant and Greyrock Capital, a division of Banc of America Commercial Finance Corporation, dated December 3, 1999
 10.24          --  Registration Rights Agreement between the Registrant and Greyrock Capital, a division of Banc of America Commercial Finance Corporation, dated December 3, 1999
 10.25          --  Antidilution Agreement between the Registrant and Greyrock Capital, a division of Banc of
                    America Commercial Finance Corporation, dated December 3, 1999

EXHIBIT
NUMBER   DESCRIPTION
------   --------------------------------------------------------------------------------------------------------
 10.26          --  Warrant to Purchase Stock issued by the Registrant to Greyrock Capital, a division of Banc of
                    America Commercial Finance Corporation, dated December 3, 1999
 10.27          --  Agreement between the Registrant and CommonPlaces LLC, dated January 28, 2000
 10.28          --  Lease between the Registrant and Wilton Executive Campus Associates, dated October 20, 1999
 10.29          --  Lease between the Registrant and Wilton Campus Properties, LLC, dated October 20, 1999
 10.30          --  Lease between the Registrant and Wilton Executive Campus Associates, dated October 20, 1999
                    (Data Center)
 10.31          --  Lease between the Registrant and New Montgomery Associates, LLC, dated January 9, 1998, as amended
 10.32          --  Amended and Restated 1999 Stock Option Plan of the Registrant
 10.33          --  Form of Stock Option Agreement of the Registrant
 10.34          --  2000 Directors Stock Option Plan of the Registrant, to be effective upon completion of the offering
 10.35          --  2000 Employee Stock Purchase Plan of the Registrant, to be effective upon completion of the offering
 10.36          --  Employment Agreement between the Registrant and Susan Rosovsky, dated July 1, 1999
 10.37          --  Employment Agreement between the Registrant and Leigh-Brindeland Bell, dated July 1, 1999
 10.38          --  Employment Agreement between the Registrant and Stephen J. Cook, dated July 1, 1999
 10.39          --  Amended and Restated Employment Agreement between the Registrant and Robert E. Bies, dated
                    March 3, 2000
 10.40          --  Form of Non-Qualified Stock Option Agreement of the Registrant, as amended (used for management options before amendment and restatement of 1999 Stock Option Plan)
 10.41          --  Agreement between the Registrant and Forrester Research, Inc., dated May 13, 1999
 10.42          --  Agreement between the Registrant and Flackett Stevens and Associates, dated June 11, 1999
 10.43          --  Co-Location Services Agreement between the Registrant and UUNet Technologies, Inc., dated
                    May 29, 1998
 10.44          --  Employment Agreement between the Registrant and Alastair Bruce dated July 1, 1999
 10.45          --  Amended Promissory Note made by Hugh Davis in favor of the Registrant dated March 3, 2000
 10.46          --  Amended Promissory Note made by Rudy Nadilo in favor of the Registrant dated March 3, 2000
 10.47          --  Amendment No. 1 to Note and Warrant Purchase Agreement between the Registrant and Greenfield
                    Holdings, LLC, dated March 10, 2000
 10.48          --  Form of First Amendment to Non-Qualified Stock Option Agreement of the Registrant
 23.1           --  Consent of PricewaterhouseCoopers LLP, Independent Accountants
 23.2           --  Consent of Counsel (included in Exhibit 5.1)*
 27.1           --  Financial Data Schedule

------------------

* To be filed by amendment

     (b) Financial Statement Schedules

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, state of New York, on the 16 day of March, 2000.

                                          GREENFIELD ONLINE, INC.

                                          By: /s/ Robert E. Bies
                                            ------------------------------------
                                            Robert E. Bies
                                            Chief Financial Officer and
                                          Treasurer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Bies, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on March 16, 2000.

                                                                                                      DATE
                                                                                                 --------------

/s/ Rudy Nadilo                                 President and Chief Executive Officer,           March 16, 2000
  Rudy Nadilo                                   Director (Principal Executive Officer)

/s/ Robert E. Bies                              Chief Financial Officer and Treasurer            March 16, 2000
  Robert E. Bies                                (Principal Financial and Accounting Officer)

/s/ Jeffrey Horing                              Director                                         March 16, 2000
  Jeffrey Horing

/s/ Peter Sobiloff                              Director                                         March 16, 2000
  Peter Sobiloff

/s/ Joel R. Mesznik                             Director                                         March 16, 2000
  Joel R. Mesznik

/s/ Burton J. Manning                           Director                                         March 16, 2000
  Burton J. Manning

                                 EXHIBIT INDEX

EXHIBIT                                                                                                 SEQUENTIAL
NUMBER   DESCRIPTION                                                                                     PAGE NO.
------   --------------------------------------------------------------------------------------------   -----------
  1.1           --  Form of Underwriting Agreement*
  3.1           --  Restated Certificate of Incorporation of the Registrant, to be effective upon completion of the offering
  3.2           --  Form of Restated Bylaws of the Registrant, to be effective upon completion of the offering
  4.1           --  Form of the Registrant's Common Stock Certificate
  5.1           --  Opinion of Preston Gates & Ellis LLP*
 10.1           --  Stock Purchase & Redemption Agreement among the Registrant, Andrew Greenfield and
                    Greenfield Holdings, LLC, dated May 12, 1999
 10.2           --  Escrow Agreement among the Registrant, Andrew Greenfield, Greenfield Holdings,
                    LLC and SunTrust Bank, Atlanta, dated May 17, 1999
 10.3           --  License Agreement between the Registrant and Greenfield Consulting Group, Inc.,
                    dated December 22, 1999
 10.4           --  Supplement to License Agreement between the Registrant and Greenfield Consulting
                    Group, Inc., dated January 27, 2000
 10.5           --  Agreement between the Registrant and Greenfield Consulting Group, Inc., dated
                    April 20, 1999
 10.6           --  Agreement between the Registrant and Digital Idea, LLC, dated as of December 1,
                    1999
 10.7           --  Shareholders' Agreement among the Registrant, Andrew Greenfield and Greenfield
                    Holdings, LLC, dated May 17, 1999, as amended
 10.8           --  Registration Rights Agreement among the Registrant, Andrew Greenfield and
                    Greenfield Holdings, LLC, dated May 17, 1999
 10.9           --  Promissory Note made by the Registrant in favor of Greenfield Holdings, LLC, dated May 17, 1999
 10.10          --  Note and Warrant Purchase Agreement between the Registrant and Greenfield
                    Holdings, LLC, dated March 3, 2000
 10.11          --  Promissory Note made by the Registrant in favor of Greenfield Holdings, LLC, dated March 3, 2000
 10.12          --  Class A Common Stock Warrant issued by the Registrant to Greenfield Holdings,
                    LLC, dated March 3, 2000
 10.13          --  Stock Purchase, Consent & Waiver Agreement among the Registrant, Rudy Nadilo,
                    Hugh Davis, and Andrew Greenfield, dated May 17, 1999
 10.14          --  Retained Shareholder Joinder among the Registrant, Rudy Nadilo and Hugh Davis, dated May 17, 1999
 10.15          --  Nonrecourse Promissory Note made by Rudy Nadilo in favor of the Registrant, dated
                    May 17, 1999
 10.16          --  Pledge Agreement between the Registrant and Rudy Nadilo, dated May 17, 1999
 10.17          --  Amended and Restated Employment Agreement between the Registrant and Rudy Nadilo, dated March 13, 2000
 10.18          --  Non-recourse Promissory Note made by Hugh Davis in favor of the Registrant, dated
                    May 17, 1999
 10.19          --  Pledge Agreement between the Registrant and Hugh Davis, dated May 17, 1999
 10.20          --  Loan and Security Agreement between the Registrant and Greyrock Capital, a division of Banc of America Commercial Finance Corporation, dated December 3,
                    1999

EXHIBIT                                                                                                 SEQUENTIAL
NUMBER   DESCRIPTION                                                                                     PAGE NO.
------   --------------------------------------------------------------------------------------------   -----------
 10.21          --  Secured Promissory Note made by the Registrant in favor of Greyrock Capital, a division of Banc of America Commercial Finance Corporation, dated December 3,
                    1999
 10.22          --  Patent and Trademark Security Agreement between the Registrant and Greyrock
                    Capital, a division of Banc of America Commercial Finance Corporation, dated
                    December 3, 1999
 10.23          --  Security Agreement in Copyrighted Works between the Registrant and Greyrock
                    Capital, a division of Banc of America Commercial Finance Corporation, dated
                    December 3, 1999
 10.24          --  Registration Rights Agreement between the Registrant and Greyrock Capital, a division of Banc of America Commercial Finance Corporation, dated December 3,
                    1999
 10.25          --  Antidilution Agreement between the Registrant and Greyrock Capital, a division of
                    Banc of America Commercial Finance Corporation, dated December 3, 1999
 10.26          --  Warrant to Purchase Stock issued by the Registrant to Greyrock Capital, a division of Banc of America Commercial Finance Corporation, dated December 3,
                    1999
 10.27          --  Agreement between the Registrant and CommonPlaces LLC, dated January 28, 2000
 10.28          --  Lease between the Registrant and Wilton Executive Campus Associates, dated
                    October 20, 1999
 10.29          --  Lease between the Registrant and Wilton Campus Properties, LLC, dated
                    October 20, 1999
 10.30          --  Lease between the Registrant and Wilton Executive Campus Associates, dated
                    October 20, 1999 (Data Center)
 10.31          --  Lease between the Registrant and New Montgomery Associates, LLC, dated
                    January 9, 1998, as amended
 10.32          --  Amended and Restated 1999 Stock Option Plan of the Registrant
 10.33          --  Form of Stock Option Agreement of the Registrant
 10.34          --  2000 Directors Stock Option Plan of the Registrant, to be effective upon completion of the offering
 10.35          --  2000 Employee Stock Purchase Plan of the Registrant, to be effective upon completion of the offering
 10.36          --  Employment Agreement between the Registrant and Susan Rosovsky, dated July 1,
                    1999
 10.37          --  Employment Agreement between the Registrant and Leigh-Brindeland Bell, dated
                    July 1, 1999
 10.38          --  Employment Agreement between the Registrant and Stephen J. Cook, dated July 1,
                    1999
 10.39          --  Amended and Restated Employment Agreement between the Registrant and Robert E.
                    Bies, dated March 3, 2000
 10.40          --  Form of Non-Qualified Stock Option Agreement of the Registrant, as amended (used for management options before amendment and restatement of 1999 Stock Option
                    Plan)
 10.41          --  Agreement between the Registrant and Forrester Research, Inc., dated May 13, 1999
 10.42          --  Agreement between the Registrant and Flackett Stevens and Associates, dated
                    June 11, 1999

EXHIBIT                                                                                                 SEQUENTIAL
NUMBER   DESCRIPTION                                                                                     PAGE NO.
------   --------------------------------------------------------------------------------------------   -----------
 10.43          --  Co-Location Services Agreement between the Registrant and UUNet Technologies,
                    Inc., dated May 29, 1998
 10.44          --  Employment Agreement between the Registrant and Alastair Bruce dated July 1, 1999
 10.45          --  Amended Promissory Note made by Hugh Davis in favor of the Registrant dated
                    March 3, 2000
 10.46          --  Amended Promissory Note made by Rudy Nadilo in favor of the Registrant dated
                    March 3, 2000
 10.47          --  Amendment No. 1 to Note and Warrant Purchase Agreement between the Registrant and
                    Greenfield Holdings, LLC, dated March 10, 2000
 10.48          --  Form of First Amendment to Non-Qualified Stock Option Agreement of the Registrant
 23.1           --  Consent of PricewaterhouseCoopers LLP, Independent Accountants
 23.2           --  Consent of Counsel (included in Exhibit 5.1)*
 27.1           --  Financial Data Schedule

------------------
* To be filed by amendment